                                        Filed Pursuant to Rule 424B3
                                        Registration Statement No. 333-79679
INDEPENDENT BANK CORPORATION LOGO                       MUTUAL SAVINGS BANK LOGO

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Independent Bank Corporation and Mutual Savings Bank, f.s.b. have approved an Agreement and Plan of Reorganization and a related Consolidation Agreement that would result in IBC acquiring MSB. The merger offers MSB shareholders the opportunity to become shareholders of IBC, a larger organization.

     If we complete the merger, MSB shareholders will receive 0.8 of a share of IBC common stock for each share of MSB common stock that they own, subject to certain adjustments. These potential adjustments are described in more detail later on in this document. IBC shareholders will continue to own their existing shares after the merger.

     We cannot complete the merger unless the shareholders of both of our companies approve it. Each of us will hold a meeting of our shareholders to vote on the merger. Your vote is very important. Whether or not you plan to attend your shareholder meeting, please vote by completing and mailing the enclosed proxy card to us. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER.

     For MSB shareholders, not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

     The dates, times and places of the meetings are as follows:

         FOR IBC SHAREHOLDERS:                         FOR MSB SHAREHOLDERS:
August 26, 1999, 10:00 a.m., local time       August 26, 1999, 11:00 a.m., local time
         230 West Main Street                          623 Washington Avenue
         Ionia, Michigan 48846                       Bay City, Michigan 48708

     This document provides you with detailed information about the meetings and the proposed merger. We encourage you to read this entire document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER. You can also get information about IBC from publicly available documents that IBC has filed with the Securities and Exchange Commission and about MSB from publicly available documents that MSB has filed with the Office of Thrift Supervision.

     We strongly support this combination of our companies and join with all of the other members of our Boards of Directors in recommending that you vote in favor of the merger.

          CHARLES C. VAN LOAN                            ROBERT N. SHUSTER
          Charles C. Van Loan                            Robert N. Shuster
 President and Chief Executive Officer                Chief Executive Officer
     Independent Bank Corporation                   Mutual Savings Bank, f.s.b.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

        THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JULY 12, 1999 AND
            IS BEING FIRST MAILED TO SHAREHOLDERS ON JULY 12, 1999.

[INDEPENDENT BANK CORPORATION LOGO]

                          INDEPENDENT BANK CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 26, 1999

                                                                 Ionia, Michigan
                                                                   July 12, 1999

TO THE SHAREHOLDERS OF
INDEPENDENT BANK CORPORATION:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Independent Bank Corporation will be held on August 26, 1999, 10:00 a.m. local time, at 230 West Main Street, Ionia, Michigan 48846, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated March 24, 1999, between IBC and Mutual Savings Bank, f.s.b., the related Consolidation Agreement, dated April 20, 1999, and the resulting issuance of shares of IBC common stock in connection with its acquisition of MSB. The terms and conditions of the transaction are more fully described in the enclosed Joint Proxy Statement/Prospectus.

     2. To transact such other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

     THE BOARD OF DIRECTORS OF IBC HAS UNANIMOUSLY APPROVED THE MERGER AND THE PROPOSALS DESCRIBED ABOVE AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS AT THE SPECIAL MEETING.

     Shareholders of record at the close of business on July 2, 1999, are entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement of the special meeting.

                                          By Order Of The Board Of Directors,
                                          WILLIAM R. KOHLS

                                          William R. Kohls, Secretary

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF YOU MAIL THE PROXY CARD IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

[MUTUAL SAVINGS BANK LOGO]

                  MUTUAL SAVINGS BANK, F.S.B., A STOCK COMPANY

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 26, 1999

                                                              Bay City, Michigan
                                                                   July 12, 1999

TO THE SHAREHOLDERS OF
MUTUAL SAVINGS BANK, F.S.B.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Mutual Savings Bank, f.s.b., A Stock Company, will be held on August 26, 1999, 11:00 a.m., local time, at Mutual Savings Bank, f.s.b., 623 Washington Avenue, Bay City, Michigan 48708, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated March 24, 1999, between Independent Bank Corporation and MSB, and the related Consolidation Agreement dated April 20, 1999, under which MSB will merge into a subsidiary of IBC and MSB shareholders will receive 0.8 of a share of IBC common stock for each share of MSB common stock that they own, subject to certain adjustments. The terms and conditions are more fully described in the enclosed Joint Proxy Statement/Prospectus.

     2. To transact such other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

     THE BOARD OF DIRECTORS OF MSB HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL AT THE SPECIAL MEETING.

     Shareholders of record at the close of business on July 2, 1999, are entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement of the special meeting.

                                          By Order Of The Board Of Directors,
                                          GARY W. WILDS

                                          Gary W. Wilds, Secretary

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF YOU MAIL THE PROXY CARD IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY.....................................................      1
  The Companies.............................................      1
  The Shareholders' Meetings................................      1
  Record Date; Vote Required................................      1
  Our Reasons for the Merger................................      2
  Our Recommendations to Shareholders.......................      2
  The Merger................................................      2
     What Shareholders Will Receive in the Merger...........      2
     Opinions of Financial Advisors.........................      3
     Stock Options..........................................      3
     What We Need to Do to Complete the Merger..............      3
     Termination of the Agreement; Expenses.................      3
     Amendment..............................................      4
     Accounting Treatment...................................      4
     Regulatory Approvals...................................      4
     MSB Warrant............................................      4
     Interests of Directors and Officers in the Merger That
      Are Different from Your Interests.....................      4
     Appraisal Rights.......................................      5
     Certain Federal Income Tax Consequences................      5
     Certain Differences in the Rights of Shareholders......      5
  Selected Financial Data...................................      6
  Comparative Per Share Data................................      8
  Comparative Market Prices.................................      9
WHO CAN HELP ANSWER YOUR QUESTIONS..........................     10
RISK FACTORS................................................     11
  We May Not Achieve the Cost Savings We Expect to Result
     From the Successful Integration of MSB into IBC........     11
  IBC Expects to Incur a Significant Charge Relating to its
     Integration Plan That Is Expected to Have a Significant
     Impact on IBC's Results of Operations in the Periods
     When the Charge is Recorded............................     11
  If the Market Price of IBC Common Stock Declines MSB
     Shareholders Will Receive Lower Market Value for their
     Shares in the Merger...................................     11
  After the Merger with MSB, IBC Will Continue to Face
     Intense Competition for Financial Services.............     11
  The Results of our Operations may be Materially and
     Adversely Affected by Changes in Prevailing Economic
     Conditions, Including Declines in Real Estate Market
     Values, Rapid Changes in Interest Rates and the
     Monetary and Fiscal Policies of the Federal
     Government.............................................     12
  We Must Keep Up with Technological Advances in the Banking
     Industry in Order to Stay Competitive..................     12
  Our Business Could be Adversely Impacted by Year 2000
     Compliance Issues......................................     12
THE SPECIAL MEETINGS........................................     13
  Date, Times and Places....................................     13
  Matters to be Considered at the Special Meetings..........     13
  Record Date; Stock Entitled to Vote; Quorum...............     13
  Votes Required............................................     13
  Share Ownership of Management.............................     13
  Voting of Proxies.........................................     14

                                                                PAGE
                                                                ----
THE MERGER..................................................     16
  General...................................................     16
  Background of the Merger..................................     16
  Recommendation of the IBC Board and Reasons for the
     Merger.................................................     17
  Recommendation of the MSB Board and Reasons for the
     Merger.................................................     18
  Effective Time of the Merger..............................     19
  Terms of the Transaction..................................     19
  Treatment of MSB Options..................................     20
  Exchange of Certificates..................................     20
  Terms of the Warrant......................................     21
  Covenants of the Parties..................................     22
  MSB Benefit Plans.........................................     25
  Conditions to the Consummation of the Merger..............     25
  Amendment.................................................     26
  Termination...............................................     26
  No Dissenting Shareholders' Rights........................     27
  Interests of Management...................................     27
  Federal Income Tax Consequences...........................     28
  Accounting Treatment......................................     29
  Regulatory Approvals......................................     29
  Resales of IBC Common Stock...............................     30
  Dividend Reinvestment and Stock Purchase Plan.............     30
OPINION OF FINANCIAL ADVISORS...............................     30
  Opinion of Financial Advisor to IBC.......................     30
  Opinion of Financial Advisor to MSB.......................     35
EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS................     44
  Introduction..............................................     44
  Capital Stock.............................................     44
  Payment of Dividends......................................     45
  Fiscal Year; Annual Meeting of Shareholders...............     46
  Special Meetings of Shareholders..........................     46
  Cumulative Voting.........................................     46
  Vacancies on the Board of Directors.......................     46
  Number and Term of Directors..............................     47
  Removal of Directors......................................     47
  Approval of Mergers, Consolidations, Sale of Substantially
     All Assets and
  Certain Business Combinations.............................     47
  Advance Notice Requirements for Nominations of Directors
     and Presentation of
  New Business at Meetings of Shareholders..................     48
  Amendment of Federal Stock Charter, Articles of
     Incorporation and Bylaws...............................     48
  Certain Anti-Takeover Provisions of the Articles of
     Incorporation and Bylaws...............................     49
BUSINESS OF THE PARTIES TO THE MERGER.......................     51
  Independent Bank Corporation..............................     51
     General................................................     51
     Dividends and Price Range of IBC Common Stock..........     51
     Other Information......................................     52
  Mutual Savings Bank, f.s.b................................     52
     General................................................     52
     Dividends and Price Range of MSB Common Stock..........     53

                                                                PAGE
                                                                ----
REGULATION AND SUPERVISION..................................     53
  General...................................................     53
  IBC.......................................................     54
  Capital Requirements......................................     55
  Dividends.................................................     55
  The Subsidiary Banks of IBC...............................     56
STOCK OWNERSHIP OF CERTAIN MSB BENEFICIAL OWNERS............     60
WHERE YOU CAN FIND MORE INFORMATION.........................     61
EXPERTS.....................................................     62
LEGAL MATTERS...............................................     63
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............     63
INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION..........    F-1

     APPENDIX A -- Agreement and Plan of Reorganization and
                   Consolidation Agreement
     APPENDIX B -- Warrant Agreement
     APPENDIX C -- Opinion of IBC Financial Advisor
     APPENDIX D -- Opinion of MSB Financial Advisor

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT IBC THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. IBC WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                               INDEPENDENT BANK CORPORATION
                               230 WEST MAIN STREET
                               IONIA, MICHIGAN 48846
                               ATTENTION: SECRETARY
                               TELEPHONE NUMBER: (616) 527-9450

     THIS DOCUMENT INCORPORATES AND IS ACCOMPANIED BY MSB'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, MSB'S 1998 ANNUAL REPORT TO SHAREHOLDERS AND MSB'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1999, EACH IN THE FORM FILED BY MSB WITH THE OFFICE OF THRIFT SUPERVISION.

     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF OUR SPECIAL MEETINGS, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN AUGUST 10, 1999.

                                    SUMMARY

     This summary highlights selected information from the Joint Proxy Statement/Prospectus. It does not contain all of the information that is important to you. To fully understand the merger you should carefully read the entire Joint Proxy Statement/Prospectus and the other referenced documents. See "Where You Can Find More Information" on page 61.

THE COMPANIES (PAGE 51)

INDEPENDENT BANK CORPORATION
230 West Main Street
Ionia, Michigan 48846
(616) 527-9450

     Independent Bank Corporation is a bank holding company registered under federal law and incorporated in Michigan. We own all of the outstanding stock of four Michigan banks. Those banks serve the financial needs of individuals, organizations and businesses located in rural and suburban communities across the Lower Peninsula of Michigan and provide a wide range of financial services. Aside from the stock of our banks, we have no other substantial assets. Our business consists of the provision of certain management and operational services to our banks, the collection of fees and dividends from our banks and the payment of dividends to our shareholders. At March 31, 1999, our total assets were $1.1 billion; our total deposits were $817 million; and our total shareholders' equity was $72 million.

MUTUAL SAVINGS BANK, F.S.B.
623 Washington Avenue
Bay City, Michigan 48708
(517) 892-3511

     Mutual Savings Bank, f.s.b., A Stock Company, is a federally chartered stock savings bank. We operate through a main office and 21 branch offices located in 12 counties in central and southern Michigan. The main office is located in the central business district of Bay City, Michigan. We also operate two wholly owned subsidiaries, MSB Service Corporation and MSB Investment and Insurance Services, Inc. Our principal business is attracting retail deposits and investing those deposits, together with other borrowings and funds generated from operations, in one-to-four family residential mortgage loans, consumer loans, commercial real estate and business loans, mortgage-backed securities, U.S. Government and Federal agency securities and other marketable securities. At March 31, 1999, our total assets were $569 million; our total deposits were $424 million; and our total shareholders' equity was $36.7 million.

THE SHAREHOLDERS' MEETINGS (PAGE 13)

     IBC Shareholders. The IBC special meeting will be held on Thursday, August 26, 1999 at 10:00 a.m., local time, at Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846. At the IBC special meeting, you will be asked:

     1. to approve the acquisition of MSB and the issuance of IBC common stock to MSB shareholders in connection with the acquisition; and

     2. to act on any other items that may be submitted to a vote at the special meeting.

     MSB Shareholders. The MSB special meeting will be held on Thursday, August 26, 1999 at 11:00 a.m., local time, at Mutual Savings Bank, f.s.b., 623 Washington Avenue, Bay City, Michigan 48708. At the MSB special meeting, you will be asked:

     1. to approve the acquisition of our company by IBC; and

     2. to act on any other items that may be submitted to a vote at the special meeting.

RECORD DATE; VOTE REQUIRED
(PAGE 13)

     IBC Shareholders. You can vote at the meeting of IBC shareholders if you owned IBC common stock at the close of business on July 2, 1999. You can cast one vote for each share of IBC common stock that you owned at that time. In order to approve the acquisition of MSB and the issuance of IBC common stock to MSB's shareholders, the holders of a majority of the shares of IBC common stock cast at the meeting must vote in its favor. You can vote your shares by attending the IBC meeting and voting in person, or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the special meeting by submitting a written revocation, sending in a new proxy or by attending the meeting and voting in person.

     MSB Shareholders. You can vote at the MSB special meeting if you owned MSB common stock at the close of business on July 2, 1999. You can cast one vote for each share of MSB common stock you owned at that time. In order to approve the merger, the holders of at least two-thirds of the outstanding shares of MSB common stock must vote in its favor. You can vote your shares by attending the MSB special meeting and voting in person, or by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy as late as the date of the special meeting by submitting a written revocation, sending in a new proxy or by attending the special meeting and voting in person.

OUR REASONS FOR THE MERGER (PAGES 17 THROUGH 19)

     Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our shareholders and customers alike, including:

     - the merger would increase IBC's per share book value and is expected to increase its per share earnings beginning with the year 2000;

     - the combination of MSB with IBC would allow IBC to expand the geographic scope of its service to customers;

     - the merger would provide more investor liquidity to IBC's and MSB's shareholders; and

     - the merger would provide opportunities for improved operating efficiencies.

     To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages 17 through 19.

     You should recognize, however, that we may not achieve these objectives because of the risks and uncertainties discussed in the section "Risk Factors" on pages 11 and 12 and the section "Forward-Looking Statements May Prove Inaccurate" on page 63.

OUR RECOMMENDATIONS TO SHAREHOLDERS
(PAGES 17 THROUGH 19)

     IBC Shareholders. The Board of Directors of IBC believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger and issuance of shares of IBC common stock in connection with the merger.

     MSB Shareholders. The Board of Directors of MSB believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the merger.

THE MERGER (PAGE 16)

     We've attached the Agreement and Plan of Reorganization, together with the Consolidation Agreement, to this document as Appendix A. Please read these agreements. They are the legal documents that govern the merger. As a result of the Merger, MSB will be merged into a newly formed Michigan bank subsidiary of IBC and will thereafter operate as a Michigan chartered bank.

WHAT SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGES 19 AND 20)

     MSB Shareholders. If we complete the merger, you will receive 0.8 of a share of IBC common stock for each share of MSB common stock, subject to certain adjustments.

     IBC will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of IBC common stock owed to you. The amount of cash you will receive will be calculated based on an average of IBC's common stock closing price on the five trading days preceding the merger. For example, if you own 13 shares of MSB common stock and the average closing price of IBC common stock is $18.00, you will be entitled to receive 10 shares of IBC common stock and $7.20 (.4 x $18.00).

     Following the merger, you will be entitled to exchange your shares of MSB common stock for shares of IBC common stock by sending your MSB common stock share certificates, and a form that we will send to you, to State Street Bank & Trust, which will then exchange them for shares of IBC common stock. For more information on how this exchange procedure works, see "Exchange of Certificates" on pages 20 and 21 of this document. For example, if you owned ten shares of MSB common stock, after the merger you will send in the letter of transmittal and your old MSB certificates and in exchange you will receive eight shares of IBC common stock.

     Based on the conversion ratio in the merger, which is 0.8 of a share of IBC common stock for each share of MSB common stock, the market value of the consideration that MSB shareholders will receive in the merger for each share of MSB common stock would be $13.90 based on IBC's closing stock price on July 6, 1999. Of course, the market price of IBC will fluctuate before the merger, while the conversion ratio is fixed, subject to certain adjustments. IBC common stock trades on the Nasdaq Stock Market under the symbol "IBCP." You may obtain current stock price quotations for IBC common stock from your stock broker, in major newspapers such as The Wall Street Journal and on the Internet. As a result of the merger, the former shareholders of MSB would own approximately 32% of the outstanding shares of common stock of IBC.

     IBC Shareholders. You will not receive any shares in the merger. If you currently own shares of IBC common stock, you will continue to hold those shares after the merger, without any changes.

OPINIONS OF FINANCIAL ADVISORS
(PAGES 30 THROUGH 44)

     In deciding to approve the merger, our Boards considered opinions from our respective financial advisors as to the fairness from a financial point of view of the conversion ratio of 0.8. IBC received an opinion from Stifel, Nicolaus & Company Incorporated, and MSB received an opinion from McConnell, Budd & Downes, Inc. These opinions are attached as Appendices C and D to this Joint Proxy Statement/Prospectus.

STOCK OPTIONS (PAGE 20)

     MSB Stock Options. Upon completion of the merger, each option to acquire MSB common stock that is outstanding and unexercised immediately before completing the merger will become an option to purchase IBC common stock. The number of shares of IBC common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the conversion ratio in the merger. If there are any inconsistencies between the existing MSB stock options and IBC's option plans, the terms of the MSB options will remain in place.

     IBC Stock Options. Upon completion of the merger, each option to acquire IBC common stock granted under IBC's stock option plans that is outstanding and unexercised immediately before completing the merger will remain unchanged. The options will continue to be governed by the terms of IBC's stock option plans.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGES 25 AND 26)

     The completion of the merger depends on a number of conditions that still need to be met. In addition to our compliance with the Agreement, these include:

     1. Approval of the transaction by both the IBC shareholders and the MSB shareholders.

     2. Approval of the merger by the Michigan Financial Institutions Bureau, which may not be received until after the special meetings. All other regulatory approvals for the merger have been received.

     3. Receipt of a letter from our independent accountants that the merger will qualify for "pooling of interests" accounting treatment.

     4. Approval by The Nasdaq Stock Market of the listing of the additional shares of IBC's common stock to be issued in the merger.

     5. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

TERMINATION OF THE AGREEMENT; EXPENSES
(PAGES 26 AND 27)

     We can agree at any time to terminate the Agreement without completing the merger, even if the shareholders of both our companies have approved it. Also, either of us can decide, without the consent of the other, to terminate the Agreement if:

     1. Any government agency denies an approval that we need to complete the merger, and that denial has become final and nonappealable, or if any governmental entity issues a final, non-appealable order blocking the merger.

     2. The merger has not been completed by November 30, 1999, and the party seeking termination has used its best efforts to complete the merger.

     3. The IBC or the MSB shareholders do not approve the merger.

     4. The other party breaches the Agreement and does not correct the breach promptly.

     MSB can also terminate the Agreement if:

     1. MSB receives an unsolicited proposal to acquire in a tender offer, merger, or otherwise, more than 20% of MSB's common stock or more than 15% of its assets or deposits, and the Board of Directors of MSB determines in good faith that it is legally required to accept that offer.

     2. The average price of IBC's stock falls below $15.5125 during the 15 day period following the receipt of all regulatory approvals of the merger and that decrease in IBC's stock price is 15% greater than the percentage decrease in the Nasdaq Bank Stock Index and IBC elects not to adjust the conversion ratio.

     IBC can terminate the agreement if the Board of Directors of MSB withdraws its recommendation of the merger.

     Regardless of whether the merger is completed, we will each pay our own fees and expenses, except that IBC will pay the costs and expenses that we've incurred in connection with seeking regulatory approvals and in printing and mailing this document and the registration fee that we have paid to the Securities and Exchange Commission, as well as similar fees paid to the Office of Thrift Supervision.

AMENDMENT (PAGE 26)

     We can agree to amend the Agreement; however, we may not do so after our shareholders approve the merger unless both of our Boards of Directors determine that such an amendment would not adversely impact our shareholders.

ACCOUNTING TREATMENT (PAGE 29)

     We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.

REGULATORY APPROVALS (PAGES 29 AND 30)
     Certain state and other regulatory authorities need to approve or be notified of the merger before we can complete it. We have filed all of the required applications or notices with these regulatory authorities. We have obtained all of the necessary approvals except for the approval of the merger by the Michigan Financial Institutions Bureau. The FIB will not issue its approval until after the special meetings.

MSB WARRANT (PAGES 21 AND 22)

     IBC and MSB entered into a warrant purchase agreement and warrant which provides IBC the right to purchase shares of MSB's common stock. A copy of this agreement is attached as Appendix B. We entered into this agreement in order to increase the likelihood that MSB would complete the merger. The warrant agreement and warrant could discourage other companies from trying or proposing to combine with MSB before we complete the merger.

     The warrant gives IBC the right to purchase up to 853,792 shares of MSB common stock at a price of $9.8125 per share. IBC may not exercise its warrant unless certain events occur. These events are business combination or acquisition transactions relating to MSB and certain related activities (other than the merger we are proposing in this document) such as a merger or the sale of a substantial amount of MSB's assets or stock. We don't know of any event that has occurred as of the date of this document that would permit IBC to exercise the warrant.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS
(PAGES 27 AND 28)

     Some of MSB's directors and officers have interests in the merger that are different from, or in addition to, their interests as directors and officers or shareholders of MSB. These interests include agreements that some officers have with MSB which provide the officers with severance benefits if their employment with IBC is terminated after the merger.

     The members of our Boards of Directors knew about these additional interests, and considered them, when they approved the merger.

APPRAISAL RIGHTS (PAGE 27)

     IBC Shareholders. Michigan law does not provide you with dissenters' appraisal rights in the merger.

     MSB Shareholders. Federal law does not provide you with dissenters' appraisal rights in the merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGES 28 AND 29)

     The exchange of shares by MSB shareholders will be tax-free to MSB shareholders for federal income tax purposes, except for taxes on cash received for a fractional share. The merger will have no tax consequences for IBC shareholders.

     IBC Shareholders. The merger will not cause you to recognize any gain or loss for purposes of the United States federal income tax.

     MSB Shareholders. For United States federal income tax purposes, the conversion of your shares of MSB common stock for shares of IBC common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares.

     We have each received the opinion of Varnum, Riddering, Schmidt & Howlett LLP as to the federal income tax treatment of our companies and our shareholders. This opinion won't bind the Internal Revenue Service, which could take a different view.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES TO EACH MSB SHAREHOLDER WILL DEPEND ON THE FACTS OF THAT SHAREHOLDER'S SITUATION. EACH MSB SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO THAT SHAREHOLDER.

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGES 44 THROUGH 50)

     The rights of IBC shareholders are currently governed by the Business Corporation Act of the State of Michigan, the Restated Articles of Incorporation of IBC and the Amended and Restated Bylaws of IBC. The rights of MSB shareholders are currently governed by federal law, the Amended Charter of MSB, and the Amended Bylaws of MSB. Upon our completing the merger, MSB shareholders will become shareholders of IBC, and your rights will be governed by the law and documents which govern IBC.

                            SELECTED FINANCIAL DATA

     The following tables show summarized historical financial data for each of us and also show similar information reflecting the merger (which we refer to as pro forma information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods. We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as pooling of interests accounting).

     We expect that we will incur nonrecurring charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the consolidated company under one set of assumptions, is not necessarily indicative of the results of future operations or the results that would have been achieved had we been combined in the periods presented.

     The information about IBC in the following tables is based on historical financial information that IBC has presented in its prior Securities and Exchange Commission filings which have been incorporated into this document by reference. See "Where You Can Find More Information" on page 61. The information about MSB is based on historical financial information that MSB has presented in its Annual Report on Form 10-K for the year ended December 31, 1998, its 1998 Annual Report to Shareholders and its Quarterly Report on Form 10-Q for the period ended March 31, 1999, which accompany this document. All of the summary financial information we provide in the following tables should be read in connection with that more detailed financial information. The historical information presented below was derived from IBC's and MSB's audited historical financial statements as of December 31, 1998, 1997, 1996, 1995 and 1994, and for each of the five years in the period ended December 31, 1998, which were each audited by KPMG LLP, independent certified public accountants.

          INDEPENDENT BANK CORPORATION AND MUTUAL SAVINGS BANK, F.S.B.
            SELECTED CONSOLIDATED FINANCIAL DATA AND PER SHARE DATA

                                    THREE MONTHS ENDED
                                         MARCH 31,                        YEAR ENDED DECEMBER 31,
                                   ---------------------   ------------------------------------------------------
                                      1999        1998        1998        1997       1996       1995       1994
                                      ----        ----        ----        ----       ----       ----       ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
IBC (HISTORICAL)
  Net interest income............  $   12,869   $ 11,760   $   49,233   $ 42,639   $ 34,672   $ 28,082   $ 25,235
  Provision for loan losses......         525        633        3,043      1,750      1,233        636        473
  Net income.....................       2,765      2,433       10,221      8,924      7,852      6,810      6,031
  Total assets (period end)......   1,054,540    993,135    1,085,258    983,817    888,597    590,147    516,211
  Shareholders' equity (period
    end).........................      71,874     62,114       69,705     59,516     51,836     47,025     40,311
  Net income per share(5)
    Basic........................  $     0.37   $   0.33   $     1.39   $   1.24   $   1.11   $   0.96   $   0.85
    Diluted......................        0.37       0.33         1.38       1.22       1.10       0.96       0.84
  Dividends declared per
    share(5).....................  $     0.14   $   0.12   $     0.50   $   0.45   $   0.41   $   0.36   $   0.29
MSB (HISTORICAL)
  Net interest income............  $    3,307   $  2,915   $   12,008   $ 11,254   $ 10,694   $ 11,108   $ 16,200
  Provision for loan losses......         141        110          585        225        180        169         50
  Net income (loss)..............         778        543        2,658     (9,155)      (112)    (1,886)    (1,610)
  Total assets (period end)......     569,078    656,624      564,434    644,740    664,675    720,335    863,793
  Shareholders' equity (period
    end).........................      36,686     33,310       36,136     32,787     40,495     39,651     39,031
  Net income (loss) per share
    Basic........................  $     0.18   $   0.13   $     0.63   $  (2.17)  $  (0.03)  $  (0.45)  $  (0.39)
    Diluted......................        0.18       0.13         0.61      (2.17)     (0.03)     (0.45)     (0.39)
Dividends declared per share.....  $       --   $     --   $       --   $     --   $     --   $     --   $     --

-------------------------
Footnotes on following page.

          INDEPENDENT BANK CORPORATION AND MUTUAL SAVINGS BANK, F.S.B. SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                   THREE MONTHS ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                                   ----------------------------   ------------------------------------
                                      1999             1998          1998         1997         1996
                                      ----             ----          ----         ----         ----
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA IBC AND MSB COMBINED
  Net interest income(1).........  $   16,177       $   14,675    $   61,241   $   53,893   $   45,366
  Provision for loan losses......         666              743         3,628        1,975        1,413
  Net income(1)(2)...............       3,270            2,786        11,949        1,469        7,779
  Total assets(3) (period end)...   1,635,230        1,662,517     1,661,573    1,641,489    1,564,917
  Shareholders' equity(3)(4)
     (period end)................     115,972          103,982       113,522      101,035       99,776
  Net income per share(1)(2)(5)
     Basic.......................  $     0.30       $     0.26    $     1.11   $     0.14   $     0.74
     Diluted.....................        0.30             0.26          1.10         0.14         0.74
  Dividends declared per
     share(5):
     IBC.........................  $     0.14       $     0.12    $     0.50   $     0.45   $      .41

-------------------------
(1) Excludes the effect of anticipated nonrecurring charges or the estimated benefit of revenue enhancements and expense savings associated with the consolidation of operations of IBC and MSB.

(2) It is expected that the tax benefits associated with MSB's deferred tax assets will more likely than not be realized and therefore no valuation allowance is considered necessary. As a result, federal income tax expense or benefit has been adjusted to reflect the estimated tax expense or benefit that would have been recognized by MSB if no valuation allowance had been recognized during the periods presented.

(3) Reflects adjustment to include estimated nonrecurring charges as well as net deferred tax assets.

(4) IBC and MSB have maintained capital positions in excess of minimum capital requirements. Capital ratios as of December 31, 1998, were as follows:

                                                                                   PRO FORMA
                                                                  IBC      MSB     COMBINED     MINIMUM
                                                                  ---      ---     ---------    -------
      Capital ratios
        Tier 1 capital to risk-weighted assets................    8.72%   12.55%      9.62%       4.0%
        Total capital to risk-weighted assets.................    9.97    13.17      10.70        8.0
        Tier 1 capital to assets..............................    6.23     6.39       6.12        4.0

    Approximately $9 million of deferred tax benefits included in pro forma combined shareholders' equity has been excluded for regulatory capital purposes.

(5) Per share data has been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in 1998, 1997, 1996 and 1995.

                           COMPARATIVE PER SHARE DATA

     The following table shows information about our income per share, dividends per share and book value per share, and similar pro forma information reflecting the merger. The pro forma information reflects the pooling of interests method of accounting.

     The information listed as "pro forma equivalent" was obtained by multiplying the pro forma amounts by the conversion ratio of 0.8. We present this information to reflect the fact that MSB shareholders will receive less than one share of IBC's common stock for each share of MSB common stock converted in the merger.

     We expect that we will incur nonrecurring charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the consolidated company under one set of assumptions, is not necessarily indicative of the results of future operations or the results which would have been achieved had we been combined in the periods presented.

     The information in the following table is based on the historical financial information that IBC presented in its prior Securities and Exchange Commission filings. We have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 61. The information about MSB is based on historical financial information that MSB has presented in its Annual Report on Form 10-K for the year ended December 31, 1998, its 1998 Annual Report to Shareholders and its Quarterly Report on Form 10-Q for the period ended March 31, 1999, which accompany this document. All of the summary financial information we provide in the following tables should be read in connection with that more detailed financial information. The historical information presented below was derived from IBC's and MSB's audited historical financial statements as of December 31, 1998, 1997, 1996, 1995 and 1994, and for each of the five years in the period ended December 31, 1998, which were each audited by KPMG LLP, independent certified public accountants.

                                          THREE MONTHS
                                        ENDED MARCH 31,                YEAR ENDED DECEMBER 31,
                                        ----------------    ----------------------------------------------
                                         1999      1998      1998      1997      1996      1995      1994
                                         ----      ----      ----      ----      ----      ----      ----
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
IBC (HISTORICAL)
  Net income-diluted(1)...............  $ 0.37    $ 0.33    $ 1.38    $ 1.22    $ 1.10    $ 0.96    $ 0.84
  Dividends declared..................    0.14      0.12      0.50      0.45      0.41      0.36      0.29
  Book value (period end)(1)..........    9.68      8.53      9.44      8.24      7.30      6.67      5.69
  Average shares outstanding
     Basic............................   7,411     7,264     7,342     7,204     7,092     7,061     7,136
     Diluted..........................   7,473     7,358     7,426     7,287     7,154     7,099     7,177
  Shares outstanding (at period
     end).............................   7,427     7,284     7,383     7,224     7,100     7,045     7,081
MSB (HISTORICAL)
  Net income (loss)-diluted...........  $ 0.18    $ 0.13    $ 0.61    $(2.17)   $(0.03)   $(0.45)   $(0.39)
  Dividends declared..................      --        --        --        --        --        --        --
  Book value (period end).............    8.55      7.76      8.42      7.66      9.47      9.28      9.18
  Average shares outstanding
     Basic............................   4,248     4,230     4,239     4,211     4,192     4,163     4,139
     Diluted..........................   4,337     4,335     4,326     4,211     4,192     4,163     4,139
  Shares outstanding (at period
     end).............................   4,290     4,290     4,290     4,282     4,274     4,271     4,252

-------------------------
Footnotes on following page.

          INDEPENDENT BANK CORPORATION AND MUTUAL SAVINGS BANK, F.S.B. SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                                   THREE MONTHS ENDED             YEAR ENDED
                                                       MARCH 31,                 DECEMBER 31,
                                                   ------------------    -----------------------------
                                                    1999       1998       1998       1997       1996
                                                    ----       ----       ----       ----       ----
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA IBC AND MSB COMBINED(1)
  Net income diluted(2)(3)(4)..................    $  0.30    $  0.26    $  1.10    $  0.14    $  0.74
  Dividends declared: IBC......................       0.14       0.12       0.50       0.45       0.41
  Book value per share (period end)(2)(5)......      10.68       9.70      10.44       9.49       9.49
  Average shares outstanding
     Basic.....................................     10,810     10,648     10,733     10,573     10,446
     Diluted...................................     10,943     10,826     10,887     10,656     10,508
  Shares outstanding (period end)..............     10,859     10,716     10,815     10,650     10,519
PRO FORMA MSB SHARE EQUIVALENT(2)
  Net income-diluted(2)........................    $  0.24    $  0.21    $  0.88    $  0.11    $  0.59
  Dividends declared...........................       0.11       0.10       0.40       0.36       0.33
  Book value (period end)(2)...................       8.54       7.76       8.35       7.59       7.59

-------------------------
(1) Amounts have been adjusted for three-for-two stock splits in 1998 and 1997 and 5% stock dividends in 1998, 1997, 1996 and 1995.

(2) Net income per share is calculated by dividing net income for the period by the average number of shares outstanding for the period, including common stock equivalents. Book value per share is calculated by dividing total shareholders' equity at the end of the period by the number of shares outstanding at the end of the period.

(3) Excludes the effect of anticipated nonrecurring charges or the estimated benefit of revenue enhancements and expense savings associated with the consolidation of operations of IBC and MSB.

(4) It is expected that the tax benefits associated with MSB's deferred tax assets will more likely than not be realized and therefore no valuation allowance is considered necessary. As a result, federal income tax expense or benefit has been adjusted to reflect the estimated tax expense or benefit that would have been recognized by MSB if no valuation allowance had been recognized during the periods presented.

(5) Reflects adjustment to include estimated nonrecurring charges as well as net deferred tax assets.

(6) The pro forma MSB share equivalent is calculated by multiplying the pro forma share amounts by the conversion ratio so that the per share amounts are equated to the respective values for one share of MSB.

                           COMPARATIVE MARKET PRICES

     The following table presents trading information for IBC common stock and MSB common stock on March 23, 1999, and July 6, 1999. March 23, 1999, was the last full trading day before our announcement of the signing of the Agreement. July 6, 1999, was the last practicable trading day for which information was available before the date of this Joint Proxy Statement/Prospectus.

                                                IBC COMMON STOCK             MSB COMMON STOCK
                                           ---------------------------   ------------------------
                                            HIGH       LOW      LAST      HIGH     LOW      LAST
                                            ----       ---      ----      ----     ---      ----
March 23, 1999...........................  $18.688   $18.250   $18.250   $9.750   $9.563   $9.563
July 6, 1999.............................   17.438    17.250    17.375   13.625   13.313   13.500

     The market prices of shares of IBC common stock and MSB common stock fluctuate. As a result, you should obtain current market quotations. The market value of 0.8 of a share of IBC common stock would be $14.60 based on the closing price of IBC common stock on March 23, 1999, and $13.90 based on the closing price of IBC common stock on July 6, 1999.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have additional questions about the merger, you should contact:

                   INDEPENDENT BANK CORPORATION SHAREHOLDERS

                          Independent Bank Corporation
                              230 West Main Street
                             Ionia, Michigan 48846
                         Attention: Corporate Secretary
                          Phone Number: (616) 527-9450

                          MUTUAL SAVINGS BANK, F.S.B.

                          Mutual Savings Bank, f.s.b.
                             623 Washington Avenue
                            Bay City, Michigan 48708
                         Attention: Corporate Secretary
                          Phone Number: (517) 892-3511

 If you would like additional copies of this Joint Proxy Statement/Prospectus, or if you have questions about the merger, you should contact:

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                          Phone Number: (201) 896-1900

                                  RISK FACTORS

     In addition to the other information included or incorporated by reference in this document, you should carefully consider the following factors in evaluating the proposals to be voted upon. This Joint Proxy Statement/Prospectus also contains certain forward-looking statements that involve risks and uncertainties. See "Forward Looking Statements May Prove Inaccurate."

     WE MAY NOT ACHIEVE THE COST SAVINGS WE EXPECT TO RESULT FROM THE SUCCESSFUL INTEGRATION OF MSB INTO IBC.

     We cannot assure that IBC and MSB will fully realize expected cost savings and revenue improvements as a result of the merger, that IBC will be successful in integrating MSB into IBC, or that MSB will not experience deposit attrition beyond the levels anticipated by the parties, customer loss or revenue loss as a result of the merger. The occurrence of one or more of these events could have an adverse effect on the financial condition and results of operations of IBC.

     IBC EXPECTS TO INCUR A SIGNIFICANT CHARGE RELATING TO ITS INTEGRATION PLAN THAT IS EXPECTED TO HAVE A SIGNIFICANT IMPACT ON IBC'S RESULTS OF OPERATIONS IN THE PERIODS WHEN THE CHARGE IS RECORDED.

     As a result of the proposed merger, MSB will become IBC's fifth bank subsidiary. Integrating MSB's operations with those of IBC and its other banks will result in additional, nonrecurring costs to IBC, which will result in a charge to IBC's earnings. IBC is currently working on these integration plans. As of the date of this Joint Proxy Statement/Prospectus, IBC has estimated that these charges will be approximately $5,000,000; however, the actual amount of the charge, the nature of the charge or when it would be incurred will not be known with certainty until the transaction is completed. The charge is expected to be significant and will impact IBC's results of operations in the periods in which the charge is recorded. See "Note (b) to the Unaudited Pro Forma Combined Financial Statements."

     IF THE MARKET PRICE OF IBC COMMON STOCK DECLINES, MSB SHAREHOLDERS WILL RECEIVE LOWER MARKET VALUE FOR THEIR SHARES IN THE MERGER.

     Except for possible adjustments to the conversion ratio of 0.8 shares of IBC common stock for each share of MSB common stock, the number of shares of IBC common stock to be received by the shareholders of MSB will be fixed. Accordingly, the market value of these shares is dependent upon the market price of IBC common stock when the merger becomes effective. In general, if the price of IBC common stock declines, the market value of the IBC common stock to be received by the shareholders of MSB in the merger will decline. The price of IBC common stock may vary from its price at the date of this Joint Proxy Statement/Prospectus because of a number of factors, including general stock market, financial institutions' industry and economic conditions, changes in the business, operations or prospects of IBC, as well as market assessments as to the anticipated benefits to be derived from the proposed merger. The Board of Directors of MSB does, however, have the right to terminate the Agreement as a result of a significant decline in the stock price of IBC, provided IBC has elected not to adjust the conversion ratio. See "The Merger -- Terms of the Transaction."

     AFTER THE MERGER WITH MSB, IBC WILL CONTINUE TO FACE INTENSE COMPETITION FOR FINANCIAL SERVICES.

     IBC and MSB each face strong competition for deposits, loans and other financial services from numerous Michigan and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as we are. Many of these financial institutions aggressively compete for business in our market area. Most of our competitors have been in business for many years, are larger, have substantially higher lending limits than we do and may offer additional services. While we believe that the proposed merger will enhance our competitive position, it will not diminish the intensity of the competition in our marketplace.

     THE RESULTS OF OUR OPERATIONS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY CHANGES IN PREVAILING ECONOMIC CONDITIONS, INCLUDING DECLINES IN REAL ESTATE MARKET VALUES, RAPID CHANGES IN INTEREST RATES AND THE MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT.

     Our profitability is in part a function of the difference between the interest earned on investments and the interest paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to exert such pressure. Substantially all our loans are to businesses and individuals in lower Michigan and any decline in the economy of this area could adversely affect us. Like most banking institutions, our earnings will be affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in those rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have an adverse effect on our net income or loss, capital and liquidity. The positive trends or developments discussed in this Joint Proxy Statement/Prospectus might not continue. Negative trends or developments might have a material adverse effect on us.

     WE MUST KEEP UP WITH TECHNOLOGICAL ADVANCES IN THE BANKING INDUSTRY IN ORDER TO STAY COMPETITIVE.

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better service to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part on our ability to address the needs of customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We might not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

     OUR BUSINESS COULD BE ADVERSELY IMPACTED BY YEAR 2000 COMPLIANCE ISSUES.

     Software programs may not recognize calendar dates beginning in the Year 2000. This problem could force computers or machines which use date dependent software to either shut down or provide incorrect information. This problem could adversely affect our operations or the operations of companies to which we have lent money. To address this problem, we have examined our computer and information systems, contacted our suppliers of information processing services and also contacted our software and hardware providers. Although we believe that each of our operations are Year 2000 compliant, undetected problems may remain. If we, or any of our key suppliers or customers, fail to mitigate internal and external Year 2000 risks, we may temporarily be unable to process transactions or service our customers, which could have a material adverse effect on our business, financial condition or results of operations. Moreover, the failure of our customers to remedy problems arising from Year 2000 risks may adversely impact their ability to repay their loans to us. In addition, the integration of MSB with IBC during the later portion of 1999 could exacerbate any prevailing Year 2000 compliance problems.

                              THE SPECIAL MEETINGS

DATE, TIMES AND PLACES

     IBC. IBC's special meeting will be held at the offices of IBC, 230 West Main Street, Ionia, Michigan, at 10:00 a.m., local time, on August 26, 1999.

     MSB. MSB's special meeting will be held at the offices of MSB, 623 Washington Avenue, Bay City, Michigan, at 11:00 a.m., local time, on August 26, 1999.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     IBC. At IBC's special meeting, holders of IBC common stock are being asked to approve the Agreement and related Consolidation Agreement as well as the resulting issuance of IBC common stock to MSB's shareholders as provided under the terms of the Agreements. See "The Merger."

     MSB. At MSB's special meeting, holders of MSB common stock are being asked to approve the Agreement and the related Consolidation Agreement. See "The Merger."

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     IBC. Only holders of record of IBC common stock at the close of business on July 2, 1999, the record date for IBC's special meeting, are entitled to notice of and to vote at IBC's special meeting. On the record date, approximately 7,426,991 shares of IBC common stock were issued and outstanding and held by approximately 1,950 holders of record. A majority of the shares of IBC common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at IBC's special meeting in order for a quorum to be present for purposes of transacting business at IBC's special meeting. In the event that a quorum is not present at IBC's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of IBC common stock on the record date are each entitled to one vote per share on each matter to be considered at IBC's special meeting.

     MSB. Holders of record of MSB common stock at the close of business on July 2, 1999, the record date for MSB's special meeting, are entitled to receive notice of and to vote at MSB's special meeting. On the record date, approximately 4,293,914 shares of MSB common stock were issued and outstanding and held by approximately 450 holders of record. A majority of the shares of MSB common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at MSB's special meeting in order for a quorum to be present for purposes of transacting business at MSB's special meeting. In the event that a quorum is not present at MSB's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of MSB common stock on the record date are each entitled to one vote per share on each matter to be considered at MSB's special meeting.

VOTES REQUIRED

     IBC. The approval of the Agreement and related Consolidation Agreement and issuance of the shares of IBC common stock to MSB's shareholders requires the affirmative vote of a majority of the votes cast with respect to that proposal and entitled to vote at IBC's special meeting. An abstention or a broker non-vote, as described below, will not count as a vote cast at IBC's special meeting.

     MSB. The approval and adoption of the Agreement and the related Consolidation Agreement requires the affirmative vote of the holders of record of at least two-thirds of the shares of MSB common stock outstanding on the record date of MSB's special meeting. An abstention or a broker non-vote will have the same effect as a vote against the proposal to approve the Agreement and the related Consolidation Agreement.

SHARE OWNERSHIP OF MANAGEMENT

     IBC. At the close of business on the record date, directors and executive officers of IBC and their affiliates beneficially owned and were entitled to vote approximately 417,829 shares of IBC common stock, which represented approximately 5.6% of the shares of IBC common stock outstanding on that date. Each of the directors and executive officers has indicated his present intention to vote, or cause to be voted, the IBC common stock owned by him FOR approval of the Agreement, the related Consolidation Agreement and the resulting issuance of IBC common stock to MSB's shareholders under the terms of the Agreements at IBC's special meeting.

     MSB. At the close of business on the record date, directors and executive officers of MSB and their affiliates beneficially owned and were entitled to vote approximately 230,725 shares of MSB common stock, which represented approximately 5.4% of the shares of MSB common stock outstanding on that date. Each of those directors and executive officers has indicated his present intention to vote, or cause to be voted, the MSB common stock owned by him FOR approval and adoption of the Agreement and the related Consolidation Agreement at MSB's special meeting.

VOTING OF PROXIES

     Submitting Proxies

     IBC and MSB shareholders may vote their shares in person by attending their respective special meeting or vote their shares by proxy by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. IF A WRITTEN PROXY CARD IS SIGNED BY A SHAREHOLDER AND RETURNED WITHOUT INSTRUCTIONS, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSALS PRESENTED AT IBC'S SPECIAL MEETING OR FOR THE PROPOSALS PRESENTED AT MSB'S SPECIAL MEETING, AS APPLICABLE.

     IBC and MSB shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at their respective special meeting.

     Revoking Proxies

     IBC and MSB shareholders of record may revoke their proxies at any time before the time their proxies are voted at IBC's special meeting or MSB's special meeting, respectively. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of IBC or MSB, as applicable, by a later-dated proxy signed and returned by mail or by attending IBC's special meeting or MSB's special meeting, as applicable, and voting in person. Attendance at IBC's special meeting or MSB's special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the applicable special meeting as follows:

    FOR IBC STOCKHOLDERS, TO:                                    FOR MSB STOCKHOLDERS, TO:
    Independent Bank Corporation                                 Mutual Savings Bank, f.s.b.
    230 West Main Street                                         623 Washington Avenue
    Ionia, Michigan 48846                                        Bay City, Michigan 48708
    Telecopy: 1-616-527-5834                                     Telecopy: 1-517-892-8892
    Attention: Corporate Secretary                               Attention: Corporate Secretary

     Shareholders who require assistance in changing or revoking a proxy should contact Corporate Investor Communications, Inc. at 111 Commerce Road, Carlstadt, New Jersey 07072; telephone number 1-201-896-1900.

     General Information

     Abstentions may be specified on the proposals. Shares of MSB common stock or IBC common stock represented at the applicable special meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the applicable special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. For MSB shareholders, an abstention or a broker non-vote will have the same effect as a vote against the proposal to approve the Agreement and the related Consolidation Agreement. For IBC shareholders, an abstention or a broker non-vote will not count as a vote cast for purposes of determining whether the votes representing at least a majority of the shares voted at the meetings were cast in favor of the proposal.

     If any other matters are properly presented at IBC's special meeting, in the case of the IBC shareholders, or at MSB's special meeting, in the case of the MSB shareholders, for consideration, the persons named in the enclosed form of proxy will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn IBC's special meeting or MSB's special meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the respective special meetings. Neither IBC nor MSB is aware of any matters expected to be presented at its respective special meeting other than as described in their respective notice of special meeting.

     The cost of solicitation of proxies will be paid by IBC and MSB, as applicable. In addition to solicitation by mail, the directors, officers and employees of IBC and MSB may also solicit proxies from shareholders by telephone, telecopy, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and IBC or MSB, as the case may be, will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

     IBC and MSB have each retained Corporate Investor Communications, Inc. ("CIC") to aid in the solicitation of proxies and to verify certain records related to the solicitations. CIC will receive a fee of approximately $15,000 as compensation for its services and reimbursement for its related out-of-pocket expenses. IBC and MSB have agreed to indemnify CIC against certain liabilities arising out of or in connection with its engagement.

     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of MSB common stock will be mailed by IBC to former MSB shareholders shortly after the merger is completed. See "The Merger -- Exchange of Certificates."

                                   THE MERGER

     The following is a summary of the material terms and provisions of the Agreement, the Consolidation Agreement, and the Warrant Agreement which is qualified in its entirety by reference to the Agreement, the Consolidation Agreement, and the Warrant Agreement. The Agreement and Consolidation Agreement are attached, collectively, as Appendix A to this Joint Proxy Statement/Prospectus. The Warrant Agreement is attached as Appendix B to this Joint Proxy Statement/Prospectus. Certain capitalized terms used in this document without definition have the meanings ascribed to them in the Agreement or the Warrant Agreement.

GENERAL

     The IBC Board and the MSB Board have each unanimously approved the Agreement and the Consolidation Agreement which provide for the merger of MSB with and into a newly formed Michigan bank subsidiary of IBC ("New MSB Bank"), with New MSB Bank being the surviving corporation in the merger. With certain limited exceptions described below, each share of MSB common stock outstanding at the Effective Time will be converted into 0.8 of a share of IBC common stock (the "conversion ratio"). Shares of IBC common stock issued and outstanding immediately before the Effective Time will remain issued and outstanding after the merger.

BACKGROUND OF THE MERGER

     In September 1998, MSB was contacted by a financial services company regarding its interest in pursuing a business combination. Informal discussions were held between the parties and a confidentiality agreement was entered into on September 19, 1998. MSB engaged McConnell, Budd & Downes, Inc. ("MB&D") on October 23, 1998, to provide financial advice with respect to a potential business combination with the initial suitor and with other potential suitors. Representatives of MB&D met with the initial suitor, along with certain executive officers of MSB, to discuss a possible transaction. The parties were unable to reach an agreement and discussions ended in November. In December, MB&D participated in an MSB Board meeting by phone and reviewed materials prepared by MB&D regarding MSB's strategic alternatives. On December 15, 1998, MSB directed MB&D to contact a number of other financial institutions about a potential business combination with MSB.

     In late December 1998, MB&D contacted four financial organizations (including the initial suitor and IBC) about pursuing a business combination. All four organizations executed confidentiality agreements and were provided both public and non-public financial information and other data regarding MSB. Over the six weeks subsequent to the December Board meeting, representatives of MB&D, along with members of senior management from MSB, met with the interested parties and solicited non-binding expressions of interest regarding an affiliation with MSB. MSB received four proposals including one from IBC. MB&D reviewed each of these proposals with the MSB Board in January 1999. After evaluating the proposals and the advice from MB&D, the MSB Board elected to continue discussions with IBC and discussions were terminated with the other parties.

     At a regularly scheduled meeting of the IBC Board on January 16, 1999, the IBC Board authorized the management of IBC to present a preliminary indication of interest to MSB. During January of 1999, Mr. Van Loan, the Chief Executive Officer of IBC, and Mr. Shuster, the Chief Executive Officer of MSB, as well as certain members of their senior management teams, proceeded to discuss a possible acquisition of MSB by IBC, and from time to time informally advised members of the IBC Board and the MSB Board, respectively, of the status of those discussions. Messrs. Van Loan and Shuster preliminarily determined that such a combination could be beneficial for IBC and MSB and their respective shareholders in view of the characteristics of the companies' businesses.

     On January 19, 1999, IBC executed an engagement letter retaining Stifel Nicolaus & Company Incorporated ("Stifel") as its financial advisor in connection with a potential business combination involving IBC and MSB. On January 22, 1999, IBC sent to the MSB Board a written nonbinding preliminary proposal to acquire MSB. The preliminary proposal contemplated that IBC would exchange IBC common stock for

MSB's common stock. The preliminary proposal was subject to a number of conditions, including the execution of a mutually acceptable definitive purchase agreement.

     Thereafter, through March 23, 1999, Mr. Shuster and other members of MSB's senior management continued discussions with Mr. Van Loan and other members of IBC's senior management concerning the proposed transaction, and each party's senior management team and advisors continued due diligence investigations of the other party's business. During this period, senior managements of MSB and IBC negotiated the terms of the Agreement and the Warrant, including the structural and financial terms of the merger. The conversion ratio was determined on the basis of arm's-length negotiation between the parties.

     At a regularly scheduled meeting of the IBC Board on March 16, 1999, Mr. Van Loan and senior management of IBC reviewed the reasons for and the potential benefits of the merger in light of IBC's due diligence review of MSB's business, and IBC's legal advisors reviewed the terms of the Agreement and Warrant and advised the members of the IBC Board of the legal standards applicable to their consideration of the Agreement and the Warrant. Stifel made a presentation regarding the financial terms and fairness, from a financial point of view, of the conversion ratio to holders of IBC common stock. After discussion and consideration of the factors discussed under "-- Recommendation of the IBC Board and Reasons for the Merger," the members of the IBC Board present at the meeting unanimously approved and authorized the execution of the Agreement and the Warrant (see "-- Terms of the Warrant").

     At a special meeting of the MSB Board on March 24, 1999, Mr. Shuster and senior management of MSB reviewed the reasons for and the potential benefits of the merger and discussed the results of MSB's due diligence review of IBC's business, and MSB's legal advisors reviewed the terms of the Agreement and Warrant and advised the members of the MSB Board of the legal standards applicable to their consideration of the Agreement and the Warrant. MSB's financial advisor made a presentation regarding the financial terms and fairness, from a financial point of view, of the conversion ratio to holders of MSB common stock. After discussion and consideration of the factors discussed under "-- Recommendation of the MSB Board and Reasons for the Merger," the members of the MSB Board present at the meeting unanimously approved and authorized the execution of the Agreement and the Warrant (see "-- Terms of the Warrant").

     The Agreement and the Warrant were each entered into on March 24, 1999. The related Consolidation Agreement was signed on April 20, 1999.

RECOMMENDATION OF THE IBC BOARD AND REASONS FOR THE MERGER

     THE IBC BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, IBC AND THE IBC SHAREHOLDERS. ACCORDINGLY, THE IBC BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE CONSOLIDATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE IBC SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE CONSOLIDATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF IBC'S SHARES TO MSB'S SHAREHOLDERS UNDER THE TERMS OF THE MERGER.

     The IBC Board believes that the consummation of the merger presents an opportunity to expand IBC's operations and geographic coverage in a transaction that is expected to be accretive to the book value and earnings per share of IBC common stock. In reaching its decision to approve the Agreement, the Consolidation Agreement, and the Warrant, the IBC Board consulted with IBC management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

     - IBC's familiarity with and review of MSB's business, operations, financial condition, earnings and prospects.

     - The anticipated financial impact of the proposed transaction on the combined company's future financial performance, including, without limitation, the increase in IBC's per share book value and the anticipated increase in IBC's earnings per share beginning in 2000. IBC's ability to achieve accretive earnings per share following the merger depends on various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. There can be no assurances in this regard. See "Forward-Looking Statements May Prove Inaccurate."

     - IBC's previous experience successfully acquiring and integrating branches and banks.

     - IBC's desire to expand its geographic market area.

     - The expectation that the merger would result in synergies for the combined company's operations.

     - The structure of the merger and the terms of the Agreement and the Warrant, including the fact that the fixed conversion ratio provides certainty as to the number of shares of IBC common stock to be issued in the merger (subject to certain adjustments) and that the merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and for "pooling of interests" accounting treatment.

     - The opinion of Stifel Nicolaus that the merger is fair to the IBC shareholders from a financial point of view. See "Opinion of Financial Advisors."

     - The belief of IBC's senior management and the IBC Board that IBC and MSB share a compatible business culture.

     - The likelihood of the merger being approved by the appropriate regulatory authorities. See "--Regulatory Approvals."

     The foregoing discussion of the information and factors considered by the IBC Board is not intended to be exhaustive but includes the material factors considered by the IBC Board. In reaching its determination to approve and recommend the merger, the IBC Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The IBC Board is unanimous in its recommendation that IBC shareholders vote FOR the approval of the Agreement, the Consolidation Agreement and the issuance of IBC's common stock to MSB's shareholders under the terms of the merger.

RECOMMENDATION OF THE MSB BOARD AND REASONS FOR THE MERGER

     THE MSB BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MSB AND THE MSB SHAREHOLDERS. ACCORDINGLY, THE MSB BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE CONSOLIDATION AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MSB SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE RELATED CONSOLIDATION AGREEMENT.

     In reaching its decision to approve the Agreement, the Consolidation Agreement, and the Warrant Agreement, the MSB Board consulted with MSB management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

     - The MSB Board's familiarity with and review of IBC's business, operations, financial condition, earnings and prospects.

     - The business, operations, financial condition, earnings and prospects of each of IBC and MSB. In making its determination, the MSB Board took into account the results of MSB's due diligence review of IBC's business.

     - The expectation that the merger would result in synergies for the combined company's operations.

     - The expectation that the merger will offer MSB shareholders greater market liquidity for their shares and the opportunity for cash dividends.

     - The structure of the merger and the terms of the Agreement and the Warrant, including the fact that, based on the market prices of MSB common stock and IBC common stock on the date preceding execution of the Agreement, the fixed conversion ratio provides MSB shareholders with a premium to the market price of MSB common stock, and that the merger is intended to qualify as a reorganization under Section 368(a) of the Code and for "pooling of interests" accounting treatment.

     - The opinion of McConnell, Budd & Downes, Inc. that the merger is fair to the MSB shareholders from a financial point of view. See "Opinion of Financial Advisors."

     - The improved stability of the combined company's businesses and earnings relative to MSB on a stand-alone basis made possible by the merger, as a result of substantially greater geographic, asset and line-of-business diversification.

     - The belief of MSB's senior management and the MSB Board that MSB and IBC share a compatible business culture.

     - The likelihood of the merger being approved by the appropriate regulatory authorities. See "--Regulatory Approvals."

     The foregoing discussion of the information and factors considered by the MSB Board is not intended to be exhaustive but includes the material factors considered by the MSB Board. In reaching its determination to approve and recommend the merger, the MSB Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The MSB Board is unanimous in its recommendation that MSB shareholders vote FOR approval and adoption of the Agreement and the related Consolidation Agreement.

EFFECTIVE TIME OF THE MERGER

     The merger will be effective at 11:59 p.m., local Michigan time (the "Effective Time"), on the "Effective Date," which will be the latest of (i) the day on which a Certificate of Consolidation with respect to the merger has been filed with the Michigan Financial Institutions Bureau in accordance with the requirements of the Michigan Banking Code, (ii) the day on which a Certificate of Consolidation with respect to the merger has been filed with the Office of Thrift Supervision, in accordance with the requirements of the laws of the United States, or (iii) such later date as may be specified in such Certificate of Consolidation. In no event, however, may the Effective Date be earlier than the date of the expiration of the last required waiting period following receipt of the last regulatory approval required in order to consummate the merger. Unless IBC and MSB otherwise agree, the Effective Date will be not later than the last business day of the month in which the last of the conditions specified in the Agreement has been satisfied or waived, or five days after the referenced Determination Period (as defined below) if MSB is entitled to terminate the Agreement due to the decrease in IBC's stock price and IBC has elected to adjust the conversion ratio. It is anticipated that, if the shareholders of IBC and MSB approve the Agreement and the Consolidation Agreement, respectively, and if the necessary regulatory approvals are received, and if the other conditions to the consummation of the merger are satisfied, the Effective Date will occur in September 1999.

TERMS OF THE TRANSACTION

     The Agreement and the Consolidation Agreement provide for the merger of MSB into New MSB Bank pursuant to the applicable provisions of the Michigan Banking Code. At the Effective Time, New MSB Bank will be the surviving entity and the separate existence of MSB will cease. The charter and bylaws of the surviving entity will be those of New MSB Bank as in effect immediately before the Effective Time until otherwise amended or repealed.

     At the Effective Time, by virtue of the merger, each share of MSB common stock issued and outstanding immediately before the Effective Time (other than shares held by MSB, IBC, or any subsidiary of IBC or MSB, in each case other than in a fiduciary capacity or as a result of debts previously contracted, which will be canceled and retired at the Effective Time) will cease to be outstanding and will be converted into the right to receive 0.8 of a share of IBC common stock, subject to certain adjustments. Cash will be paid in lieu of the issuance of any fractional shares of IBC common stock. No interest will be payable with respect to any cash payments to be received by any MSB shareholder.

     The MSB Board may terminate the Agreement and the Consolidation Agreement in certain circumstances where the market price of the IBC common stock has dropped below a certain threshold and significantly in excess of an overall downward movement in the Nasdaq Bank Stock Index. In particular, the MSB Board may terminate the Agreement and the Consolidation Agreement upon written notice to IBC (the "Termination Notice"), at any time during the Determination Period, if both of the following conditions are satisfied: (i) the Average Closing Price of IBC stock is less than $15.5125; and
(ii)(A) the quotient obtained by dividing the Average Closing Price by $18.25 (referred to as the "IBC Ratio") is less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date ($1,774) and subtracting 0.15 from the quotient in this clause (ii)(B) (referred to as the "Index Ratio"). However, during the five day period beginning with IBC's receipt of MSB's Termination Notice, IBC has the option to elect to increase the conversion ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.85, $18.25 and the conversion ratio by (B) the Average Closing Price, or (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the conversion ratio by (B) the IBC Ratio. If IBC makes this election within this five day period, it must give prompt written notice to MSB of such election and the revised conversion ratio, whereupon no termination will have occurred, and the Agreement and the Consolidation Agreement will remain in effect in accordance with their terms, except that the conversion ratio will have been so modified.

     For purposes of the termination and adjustment provisions described in the previous paragraph, the defined terms have the following meanings:

          "Average Closing Price" means the average of the daily last sale prices of IBC common stock as reported on the Nasdaq Stock Market ("Nasdaq") (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen (15) consecutive full trading days in which such shares are traded on the Nasdaq ending at the close of trading on the first day of the Determination Period.

          "Average Index Price" means the average of the Index Prices for the fifteen (15) consecutive full Nasdaq trading days ending at the close of trading on the first day of the Determination Period.

          "Determination Period" means the fifteen (15) day period commencing two (2) days after the date on which the last Requisite Regulatory Approval required for consummation of the transaction is received.

          "Index Group" means the Nasdaq Bank Stock Index.

          "Index Price" on a given date means the average of the closing prices on such date of the companies comprising the Index Group.

          "Starting Date" means the last full day on which the Nasdaq was open for trading before the execution of the Agreement.

TREATMENT OF MSB OPTIONS

     At the Effective Time, each outstanding option to purchase shares of MSB common stock will become fully exercisable and will be converted into an option to acquire shares of IBC common stock. Any resulting fractional shares will be paid in cash, upon exercise, in the same manner as fractional shares resulting from the merger. The number of shares of IBC common stock that may be acquired from a converted MSB option will equal the number of shares subject to that option, multiplied by the conversion ratio. The per share exercise price for each such option will be adjusted to be equal to the aggregate exercise price for the shares of MSB common stock purchasable pursuant to such option before the Effective Time divided by the conversion ratio.

EXCHANGE OF CERTIFICATES

     State Street Bank & Trust Company is the transfer agent for IBC common stock and has been designated by the parties to act as the exchange agent (the "Exchange Agent") in connection with the merger.

     As promptly as practicable after the Effective Date but not later than five business days after the Effective Date, IBC will cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of MSB common stock a letter of transmittal containing instructions for the surrender of all certificates for shares of MSB common stock. Upon the surrender of a certificate or certificates representing shares of MSB common stock standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, the holder will be entitled to receive in exchange a certificate representing the number of whole shares of IBC common stock into which the shares represented by the certificate or certificates so surrendered will have been converted and, if applicable, a check payable in the amount necessary to pay for any fractional shares of IBC common stock. IBC will deliver to the Exchange Agent such share certificates for whole shares of IBC common stock and the amount of cash necessary to pay for all fractional shares of IBC common stock in order to permit the Exchange Agent to promptly deliver such certificates and cash to the holders of shares of MSB common stock upon its receipt of certificates representing shares of MSB common stock. No interest will be payable with respect to either the whole shares of IBC common stock or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent is required to deliver to IBC any unclaimed balance of cash owing with respect to fractional shares and such cash will be retained by, and become the property of IBC, free and clear of any claims whatsoever.

     Neither IBC nor the Exchange Agent shall be obligated to deliver a certificate for IBC common stock or a check for cash in lieu of fractional shares to a former shareholder of MSB until such former shareholder surrenders the certificate or certificates representing shares of MSB common stock standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by IBC. Until so surrendered, each outstanding certificate for shares of MSB common stock will be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of IBC common stock into which the shares of MSB common stock represented thereby shall have been converted.

     After the Effective Date, no dividends or distributions payable to holders of record of IBC common stock will be paid to any holder of an outstanding certificate formerly representing shares of MSB common stock until such certificate(s) are surrendered by such holder in accordance with the terms of the Consolidation Agreement. Promptly upon surrender of such outstanding certificate(s), there shall be paid to such holder of the certificate or certificates for IBC common stock issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of IBC common stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of three years from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to IBC, and thereafter the holders of such outstanding certificates for MSB common stock shall look, subject to applicable escheat, unclaimed funds, and other laws, only to IBC as general creditors for payment.

     The stock transfer books of MSB will be closed as of the close of business on the day that is one business day prior to the Effective Date. After such date, there shall be no further registration on the records of MSB of transfers of outstanding certificates formerly representing shares of MSB common stock.

TERMS OF THE WARRANT

     MSB granted the Warrant to IBC pursuant to the Warrant Agreement and the Agreement. Under the terms of the Warrant, IBC has the right to purchase up to 853,792 shares of MSB common stock, which represents 19.9% of the outstanding shares of MSB common stock, for a purchase price of $9.8125 per share (subject to certain adjustments), under certain circumstances.

     IBC may not exercise the Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Office of Thrift Supervision, under all applicable laws and regulations. Further, subject to the terms and conditions in the Warrant and in the Warrant Agreement as well as the provisions of applicable law, IBC may not exercise the Warrant without the written consent of MSB except within ninety days after the occurrence of any of the following events (a "Triggering Event"):

     (i) any material, willful, and intentional breach of the Agreement by MSB that would permit IBC to terminate the Agreement (A) occurring after the receipt by MSB of a proposal to engage in an "Acquisition Transaction" (as defined below), (B) occurring after the announcement by any other person, group of persons, or entity of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

     (ii) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of MSB at any time before December 31, 2000, or (B) a "Tender Offer" (as defined below) is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the person, group of persons, or entity making the Tender Offer acquires beneficial ownership of more than 20% of the capital stock or any other class of voting securities of MSB, and the merger is not consummated before December 31, 2000;

     (iii) (A) a proposal to engage in an Acquisition Transaction is received by MSB or a Tender Offer is made directly to the shareholders of MSB or the intention of making an Acquisition Transaction or Tender Offer is announced at any time before the MSB special meeting; and (B) the Board of Directors of MSB (1) fails to recommend to the shareholders of MSB that they vote their shares of MSB common stock in favor of the approval of the merger, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of MSB to approve the merger, or (4) fails to hold the MSB special meeting.

     Notwithstanding the foregoing, the Warrant will not be exercisable after the occurrence of an "Exercise Termination Event" which for purposes of the Warrant means (i) the Effective Time, (ii) the failure of the shareholders of IBC to approve the merger; (iii) the failure of any applicable regulatory authority to provide any required approval or consent to the merger, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by MSB of any of its obligations under any of the merger Documents; or (iv) the merger documents are terminated pursuant to
Section 6.1 of the Agreement, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by MSB of a proposal to engage in an Acquisition Transaction, or the announcement by another person, group of persons, or entity of a proposal to engage in an Acquisition Transaction.

     For purposes of the Warrant, a "Tender Offer" means a tender or exchange offer made by any person, group of persons, or entity other than IBC or an affiliate of IBC to acquire equity securities of MSB if, upon the completion of the transactions proposed in such offer, such person, group of persons, or entity would own or have the right to acquire beneficial ownership of more than 20% of the capital stock or any other class of voting securities of MSB. A Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced. An "Acquisition Transaction" means a transaction between MSB and any person, group of persons, or entities other than IBC, or an affiliate of IBC, involving (A) the sale or other disposition of more than 20% of the shares of the capital stock or any other class of voting securities of MSB, including, but not limited to, a Tender Offer, (B) the sale or other disposition of 15% or more of the consolidated assets or deposits of MSB, or (C) a merger or consolidation involving MSB other than a transaction pursuant to which MSB will be the surviving corporation and the current shareholders of MSB will be the owners of a majority of the stock of the surviving corporation following the transaction.

     Under the terms of the Warrant Agreement, MSB will repurchase from IBC (or any subsequent holder of the Warrant), at a price based on the highest price paid for shares of MSB common stock in connection with certain transactions involving a merger, business combination, or other acquisition transaction relating to MSB, the Warrant and all shares of MSB common stock purchased pursuant to an exercise of the Warrant at the request of IBC (or any subsequent holder) at any time within one year of the occurrence of such merger, business combination, or other transaction.

COVENANTS OF THE PARTIES

     The Agreement requires MSB, IBC, and their respective subsidiaries to use reasonable efforts to take all actions and do all things necessary, proper, or advisable under applicable law to consummate and make effective the merger, subject to the terms and conditions of the Agreement. Each of MSB and IBC is required to keep the other party advised of all material developments relevant to its business and the consummation of the merger and to permit the other party to make reasonable investigation of its business and properties. Each party must use its reasonable efforts to obtain all consents necessary or desirable for the consummation of the transactions contemplated by the Agreement.

     Unless IBC consents otherwise, the Agreement requires MSB to use its best efforts to maintain its properties; to comply with applicable laws; to maintain its books and records consistent with past practices; to make no change in its Charter or Bylaws; to operate its business in the usual, regular, and ordinary course; to preserve intact its business organization and assets and maintain its rights and franchises; and to keep available the services of its present officers and employees and preserve the goodwill of its customers and others having business relations with it.

     In addition, the Agreement provides that, without the consent of IBC, MSB cannot do, or agree or commit to do, any of the following:

     - sell, mortgage, pledge, encumber, or otherwise dispose of any of MSB's material property and assets otherwise than in the ordinary course of business, except as to dispositions that MSB is compelled to make or over which it has no control, which it will use its best efforts to prevent;

     - repurchase, redeem, or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans) any shares, or securities convertible into any shares, of the capital stock of MSB;

     - declare or pay any dividend, or make any other distribution in respect to MSB's capital stock, in liquidation or otherwise;

     - purchase any securities or make any material investments, except as provided for in the Agreement;

     - grant any increase in compensation or benefits to its employees or officers except as made in the ordinary course of business and not inconsistent with past practices or as required by law, pay any severance or termination pay or any bonus other than pursuant to written policies or contracts in effect on the date of the Agreement, enter into or amend any severance agreements with officers, grant any increase in compensation or benefits to directors, voluntarily accelerate the vesting of any employee benefits other than pursuant to written policies or contracts in effect on the date of the Agreement, or grant any stock appreciation rights, cash awards, or any rights to acquire any MSB securities under any MSB stock option plan or enter into or amend any employment contract that is not terminable on 30 days notice or less without penalty or obligation;

     - adopt or agree to adopt any new employee benefit plan, or make any material change to an existing employee benefit plan, other than as required by law or as permitted by the Agreement, or make any distributions from such employee benefit plans except as required by law or the terms of such plan and consistent with past practices;

     - make any significant change in any tax or accounting method or system of internal accounting controls, except as may be appropriate to conform with changes in the tax laws, regulatory accounting requirements, or generally accepted accounting principles or as provided by the Agreement;

     - commence any litigation other than in the ordinary course of business in accordance with past practice or settle certain material litigation;

     - enter into or commit to enter into any agreement to purchase trust, consulting, professional, data processing or other material non-employee services which is not terminable by MSB without cost or penalty upon 30 days' notice;

     - terminate or amend any material lease or other material agreement except for the expiration of contracts at the end of their term and termination of contracts which are terminable by the other party without any fault or omission on the part of MSB;

     - pay or incur liabilities in excess of $30,000 in any single transaction for property, except for normal replacements;

     - open or materially enlarge or remodel any of MSB's facilities, except as disclosed to IBC;

     - lease, purchase or otherwise acquire any real property for use as a branch bank or apply for regulatory approval for any new branch banking facility;

     - make any change in the number of capital shares issued and outstanding, except pursuant to existing MSB stock options and securities issuable under the Warrant Agreement;

     - do or fail to do anything that would cause a breach of, or default under, any existing contract or arrangement as to which MSB or any of its properties is bound; and

     - make any borrowings except in the ordinary course of business.

     Each of MSB and IBC is required to give prompt written notice to the other party upon becoming aware of any change or any condition, event or circumstance, fact or occurrence (other than general economic or competitive conditions) which is reasonably expected to have a material adverse effect on it or would cause or constitute a material breach of any of its representations, warranties, or covenants contained in the Agreement and to use reasonable efforts to prevent or promptly cure the same.

     The Agreement provides that MSB, IBC, and their respective subsidiaries will file all reports required to be filed with the applicable regulatory authorities; that the financial statements contained in all such reports will be prepared in accordance with the laws applicable to such reports; and that all such reports filed with the Securities and Exchange Commission (in the case of IBC) or the OTS (in the case of MSB) will comply with all applicable securities laws and will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Under the Agreement, MSB and IBC are each required to:

     - maintain the confidentiality of all confidential information furnished to it by the other party;

     - not use such information other than in furtherance of the transactions contemplated by the Agreement and related Consolidation Agreement; and

     - promptly return or certify the destruction of all documents and work papers containing confidential information received from the other party if the Agreement and Consolidation Agreement are terminated before the Effective Time.

     The Agreement provides that MSB will not (i) solicit, encourage, or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to or which may be reasonably expected to lead to an "Acquisition Transaction," which term has the same meaning as provided in the Warrant, as described under "-- Terms of the Warrant" above, except pursuant to a written direction from a regulatory authority or (ii) negotiate with or entertain any proposals from any other person for any Acquisition Transaction, except pursuant to a written direction from any regulatory authority or to the extent necessary to comply with the fiduciary duties of MSB's Board of Directors, as advised by counsel. Furthermore, except as necessary to comply with the fiduciary duties of MSB's Board of Directors, as advised by counsel, MSB may not furnish any non-public information that it is not legally obligated to furnish in connection with, or enter into any agreement with respect to, any Acquisition Transaction, but MSB may communicate and disclose information about such a proposal to engage in an Acquisition Transaction to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. MSB is required to notify IBC in the event that it receives any inquiry or proposal relating to any Acquisition Transaction, keep IBC informed of the status and details of any such inquiry or proposal, and must give IBC five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal.

     Before the Effective Time, MSB and IBC are required to consult with each other as to the form and substance of any press release or other public disclosure related to transactions contemplated by the Agreement. MSB and IBC are required to use reasonable efforts to cause the merger to qualify as a reorganization within the meaning of the applicable tax law.

     In addition, IBC is to provide certain benefits and indemnification to certain present and former directors, officers, employees, and agents of MSB. See "-- Interests of Management."

MSB BENEFIT PLANS

     In connection with the proposed merger, IBC has agreed to the disposition of various employee benefit plans currently covering the employees of MSB and its affiliates. The MSB Employee Stock Ownership Plan and Trust (the "MSB ESOP") will be merged into the IBC Employee Stock Ownership Plan and Trust (the "IBC ESOP") following the later of the Effective Time or the completion of certain cash allocations and distributions described below. Upon the merger of the MSB ESOP and the IBC ESOP, remaining account balances of MSB ESOP participants who are not then employed by IBC or an affiliate will be distributed to those participants based upon the vesting schedule provisions of the MSB ESOP at the Effective Time. The Agreement provides that all cash held in the MSB ESOP suspense account attributable to certain securities Litigation Proceeds will be allocated to the accounts of current and former MSB ESOP participants as of the Effective Time. Those cash allocations, as well as all remaining cash to be allocated to MSB ESOP participant accounts and attributable to the Litigation Proceeds will be either distributed to or rolled over by MSB ESOP participants and former participants, at their election, pursuant to the MSB ESOP in effect at the Effective Time. These allocations and distributions or rollovers will be made as soon as practicable after the later of the Effective Time or the date of receipt of a private letter ruling requested by MSB from the Internal Revenue Service addressing the treatment of the Litigation Proceeds held by the MSB ESOP.

     Following the merger of the MSB ESOP and the IBC ESOP, the remaining account balances of MSB ESOP participants who are employed by IBC or an affiliate will be maintained for their benefit in separate accounts established under the IBC ESOP and will vest in such MSB ESOP participant accounts according the MSB ESOP vesting schedule in effect at the Effective Time. Those MSB employees who become employees of IBC or an affiliate at the Effective Time will be entitled to participate in the IBC ESOP as of the later to occur of the Effective Time or the date such MSB ESOP participants satisfy eligibility requirements of the IBC ESOP. Former MSB employees will receive credit for prior employment with MSB for eligibility and vesting purposes under the IBC ESOP. IBC is required to maintain and operate the MSB ESOP in accordance with its terms and applicable law and may not amend the MSB ESOP or the IBC ESOP in a way that would adversely affect the rights of MSB ESOP participants with respect to their account balances that are transferred to the IBC ESOP.

     The Agreement provides that all participants in MSB's 401(k) plan will be fully vested at the Effective Time. The MSB 401(k) plan may be merged with IBC's defined contribution plan, in which case all MSB 401(k) participants will become participants in IBC's 401(k) plan and their prior employment with MSB will be counted for purposes of eligibility and vesting. If the MSB 401(k) plan is not merged with the IBC's 401(k) plan within eighteen months after the Effective Time, the MSB 401(k) plan will be maintained as a separate plan solely for the benefit of MSB 401(k) plan participants.

     At the Effective Time, MSB's participation in the MSB pension plan will terminate. All amounts contributed by MSB to that plan before the Effective Time, as well as all earnings, will be applied only to provide benefits to MSB employees who participate in the MSB pension plan.

     Also, at the Effective Time, each employee of MSB will become entitled to participate in each of the employee benefit plans maintained by IBC at the Effective Time, under the terms of those respective plans.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The merger and the other related transactions will occur only if the Agreement and the related Consolidation Agreement is approved by the holders of a majority of the shares of IBC common stock present and voting at the IBC special meeting and if the Agreement and the related Consolidation Agreement is approved by the holders of at least two-thirds of the outstanding shares of MSB common stock at the MSB special meeting. In addition, the obligations of MSB and IBC to consummate the merger are subject to the satisfaction of certain other conditions, including: (i) the receipt of all required regulatory approvals of the merger and the expiration of any applicable waiting or appeal periods (only the approval of the Michigan Financial Institutions Bureau has not been obtained; see "-- Regulatory Approvals"); (ii) the absence of any proceeding, pending or overtly threatened, before any governmental agency in which it is sought to restrain or prohibit the consummation of the transactions contemplated by the Agreement; (iii) no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or the 1934 Act relating to the issuance or trading of the IBC common stock issuable pursuant to the merger shall have been received; and (iv) the receipt by MSB and IBC of a letter from KPMG LLP that the merger will be accounted for as a pooling of interests.

     Conditions to IBC's obligations. The obligations of IBC to consummate the merger are further conditioned upon the following: (i) the representations and warranties of MSB set forth in the Agreement being true and correct in all material respects as of the date of the Agreement and at the Effective Time;
(ii) the receipt by IBC of a certificate signed by the Chief Executive Officer and Secretary of MSB to the effect that the representations and warranties of MSB set forth in the Agreement are true and correct in all material respects as of the Effective Time and all conditions to the obligations of IBC as set forth in the Agreement and required to be fulfilled by MSB have been fulfilled on or before the Closing Date; (iii) the receipt by IBC of an opinion rendered by legal counsel to MSB as to certain matters set forth in the Agreement; (iv) between the date of the Agreement and the Effective Time, no event has occurred which might reasonably be expected to result in a material adverse change in MSB's business; (v) MSB has provided to IBC any information necessary to make its representations true and correct as of the Closing Date, and that information shall not reflect a material adverse change from the representations and warranties made as of the date of the Agreement; and (vi) before the Effective Time, MSB shall not have been required, in accordance with generally accepted accounting principles, to record an accrual in excess of $1,800,000 relating to the Pending Litigation because a loss from the Pending Litigation has become reasonably probable and such loss can be reasonably estimated.

     Conditions to MSB's obligations. The obligations of MSB to consummate the merger are further conditioned upon the following: (i) the representations and warranties of IBC set forth in the Agreement being true and correct in all material respects as of the date of the Agreement and at the Effective Time;
(ii) the receipt by MSB of a certificate signed by the President and Secretary of IBC to the effect that the representations and warranties of IBC set forth in the Agreement are true and correct in all material respects as of the Effective Time and all conditions to the obligations of IBC as set forth in the Agreement and required to be fulfilled by IBC have been fulfilled on or before the Closing Date; (iii) the receipt by MSB of an opinion rendered by counsel to IBC as to certain matters set forth in the Agreement; (iv) between the date of the Agreement and the Effective Time, no event has occurred which might reasonably be expected to result in a material adverse change in IBC's business; (v) IBC has provided to MSB any information necessary to make its representations true and correct as of the Closing Date, and that information shall not reflect a material adverse change from the representations and warranties made as of the date of the Agreement; and (vi) effective as of the Effective Time, IBC shall have entered into a management continuity agreement with the Chief Executive Officer of MSB in the form required by the Agreement.

AMENDMENT

     The Agreement and the Consolidation Agreement may be amended by a subsequent writing signed by MSB and IBC and authorized by their respective Boards of Directors, whether before or after shareholder approval of the Agreement and the Consolidation Agreement has been obtained, provided that, after any such approval by the shareholders of IBC or MSB, there may be no amendment unless the Boards of Directors of IBC and MSB determine that such amendment does not and will not have a material adverse effect on the shareholders of IBC and MSB.

TERMINATION

     The Agreement and the Consolidation Agreement may be terminated and the merger abandoned at any time before the Effective Time as follows: (i) by mutual consent of the Board of Directors of IBC and the Board of Directors of MSB; (ii) by either party if an event shall have occurred which might reasonably be expected to result in a material adverse change in the other party's business;
(iii) by either party if any Litigation, other than the Pending Litigation, is pending or overtly threatened (a) against or affecting the other party in a way which might reasonably be expected to result in a material adverse change in the other party's business, or (b) before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the merger; (iv) by the Board of Directors of either party in the event of a material inaccuracy of any representation or warranty of the other party or the material breach of any covenant or Agreement, in any case which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach;
(v) by the Board of Directors of either party in the event any required consent of any regulatory authority is denied and that denial is final; (vi) by the Board of Directors of either party in the event the merger fails to have been consummated by November 30, 1999; (vii) by either party if the approval of shareholders shall not have been obtained; (viii) by MSB if, as a result of a Tender Offer by a party other than IBC, or any written offer or proposal with respect to an Acquisition Transaction, the Board of Directors of MSB, upon advice of counsel and subsequent to negotiation with IBC, determines in good faith that its fiduciary obligations under applicable law require that such Tender Offer or written offer of proposal be accepted; (ix) by MSB if the price of IBC's common stock decreases and gives right to the Board of MSB to file a Termination Notice (See "-- Terms of the Transaction"); and (x) by IBC, in the event that the Board of Directors of MSB fails to reaffirm its approval of the merger or resolves not to reaffirm the merger, or affirms, recommends, or authorizes entering into any other Acquisition Transaction or other transaction involving a merger, share exchange, or consolidation.

     In the event of the termination and abandonment of the Agreement and the Consolidation Agreement, they will become void and the respective representations, warranties, obligations, covenants, and agreements of the parties will not survive such termination, except for certain provisions which will remain in effect under their express terms.

     The Agreement provides that MSB will pay to IBC a fee in the amount of the direct costs and expenses or portion thereof incurred by or on behalf of IBC in connection with the transactions contemplated by the Agreement, but in no event to exceed $250,000, if any of certain "Triggering Events" occurs. For purposes of the Agreement, "Triggering Events" have the same meaning as provided in the Warrant, as described under "-- Terms of the Warrant" above. Notwithstanding the foregoing, the termination fee will not be payable upon a failure to consummate the Merger solely as a result of any of the following: (i) the failure of the shareholders of IBC to approve the merger; or (ii) the failure of any applicable regulatory authority to provide any required approval or consent to the merger, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by MSB of any of its obligations under the Agreement and the Consolidation Agreement.

NO DISSENTING SHAREHOLDERS' RIGHTS

     Under applicable law, neither the holders of IBC common stock nor the holders of MSB common stock are entitled to dissenting shareholders' rights in connection with the consummation of the merger.

INTERESTS OF MANAGEMENT

     Upon consummation of the merger, IBC has agreed to honor the provisions of MSB's severance pay plan. In addition, IBC has agreed to provide severance payments to employees of MSB and its affiliates, excluding employees covered by the severance pay plan. Benefits are to be provided to employees of MSB and its affiliates who are not offered comparable employment by IBC or an affiliate following the Effective Time, as well as employees of MSB or its affiliates who are offered and accept employment by IBC or affiliate following the Effective Time but are subsequently terminated within twelve months after the Effective Time for any reason other than cause. For nonofficers of MSB, employee severance payments are to be paid at the rate of one week of current base salary for each full year of service subject to a maximum of twenty-six weeks and a minimum of three weeks of paid salary. For officers, the severance benefits are equal to two weeks of current base salary for each full year of service subject to a maximum of twenty-six weeks and a minimum of paid salary. In addition, management employees will be entitled to the benefits as described above under the caption "-- MSB Benefit Plans."

     IBC has also agreed that, for a period of six years after the Effective Date (or the applicable statute of limitations period, if longer), IBC will indemnify the present and former directors, officers, employees, and agents of MSB and its affiliates against certain liabilities arising at or before the Effective Time to the fullest extent permitted under applicable law, in accordance with the terms of the Agreement. IBC has also agreed, for a period of three years after the Effective Date to use its reasonable efforts to cause the individuals, serving as officers and directors of MSB and its subsidiaries immediately before the Effective Time, to be covered by the directors and officers' liability insurance policies maintained by the resultant bank (or by IBC), or to substitute policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous than the policies previously maintained by MSB and its affiliates. The insurance policies will specifically exclude liabilities relating to the Pending Litigation, and IBC is not obligated to expend, for such policies, any more than twice the aggregate premiums paid by MSB for directors and officers' liability insurance for the year ending December 31, 1998.

     All outstanding options to acquire shares of MSB common stock will become immediately exercisable at the effective date of the merger. See the discussion under the caption "-- Treatment of MSB Options." In addition, as a condition to the consummation of the merger, IBC is required to enter into a management continuity agreement with Robert Shuster, the Chief Executive Officer of MSB. The management continuity agreement is a standard form of management continuity agreement provided to other executives of IBC. The agreement provides for continuing benefits in the event of a change in control of IBC and if an employee's service with IBC or an affiliate is terminated, the employee's duties and responsibilities are reduced, the employee's compensation is reduced, or the employee is required to relocate under certain conditions.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material United States federal income tax consequences of the merger. This summary is based on the Internal Revenue Code and is for general information only. This summary is not a complete description of all the possible tax consequences of the merger and the tax treatment of a particular shareholder will depend upon such shareholder's particular situation. Special tax considerations not discussed herein may be applicable to particular classes of taxpayers, such as foreign citizens, broker-dealers, certain retirement plans, tax-exempt entities, financial institutions, or insurance companies, or to any shareholder who acquired MSB common stock through the exercise of an employee stock option or otherwise as compensation. All shareholders should consult with their own tax advisors as to particular tax consequences of the merger to them, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax law.

     IBC and MSB have each received an opinion of Varnum, Riddering, Schmidt & Howlett LLP to the effect that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will result in the tax consequences described below. In rendering this opinion, Varnum, Riddering, Schmidt & Howlett LLP has relied upon certain assumptions and representations of the parties and their respective officers, as well as the directors and certain shareholders of MSB.

     The following is a summary of the tax consequences which will result:

     (a) No gain or loss will be recognized by a MSB shareholder upon such shareholder's receipt of shares of IBC common stock solely in exchange for such shareholder's shares of MSB common stock, except to the extent that such shareholder receives any cash in lieu of the issuance of fractional shares.

     (b) The tax basis of the IBC common stock received will be the same as the tax basis of the MSB common stock surrendered in exchange therefor (reduced by any amount allocated to a fractional share of IBC common stock with respect to which cash is received).

     (c) The holding period for tax purposes of the IBC common stock to be received by MSB shareholders will include the holding period of the shares of MSB common stock surrendered in exchange therefor, provided that MSB common stock was held as a capital asset in the hands of the MSB shareholder on the Effective Date.

     (d) The payment of cash in lieu of fractional share interests of IBC common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then redeemed by IBC. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the conditions and limitations of Section 302 of the Code.

     (e) No gain or loss will be recognized by either IBC or MSB (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) as a result of the consummation of the merger.

     The foregoing discussion is based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. The opinion described above is not binding on the Internal Revenue Service and no rulings of the Internal Revenue Service will be sought or obtained in relation to the merger. There can be no assurance that the Internal Revenue Service will agree with the tax consequences of the merger described above. All of the foregoing discussion is subject to change and any such change could affect the continuing validity of such discussion.

     Payments made in lieu of the issuance of fractional shares of IBC common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a MSB shareholder or other payee if such shareholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to IBC and the Exchange Agent that it is exempt from backup withholding.

     EACH MSB SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH TAX LAWS.

ACCOUNTING TREATMENT

     We anticipate that the merger will be accounted for as a pooling of interests. The consummation of the merger is conditioned on the receipt by IBC and MSB of a letter from their respective independent certified public accountants regarding the appropriateness of pooling of interests accounting for the merger if consummated in accordance with the Agreement.

REGULATORY APPROVALS

     Various aspects of the proposed merger are subject to approval by the Federal Reserve Board, the Michigan Financial Institutions Bureau, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision.

     Federal Reserve Approval. On April 23, 1999, IBC filed an application with the Federal Reserve Bank of Chicago, pursuant to Section 3(a)(3) of the Bank Holding Company Act, which requires the Federal Reserve Board's approval for IBC to acquire 100% of the voting shares of the bank resulting from the merger. On May 28, 1999, the Federal Reserve Bank of Chicago, under authority delegated to it by the Federal Reserve Board, approved IBC's application and authorized the consummation of the merger at any time after June 12, 1999.

     FDIC Approval. On April 23, 1999, IBC filed an Interagency Bank Merger Application with the FDIC for approval of the consolidation of MSB with IBC's newly formed interim bank subsidiary. Under its expedited processing procedure the FDIC approved the application as of June 28, 1999.

     Michigan Financial Institutions Bureau Approval. On April 26, 1999, the Financial Institutions Bureau of the state of Michigan (the "FIB") accepted the application of the New MSB Bank for permission to consolidate with MSB, pursuant to section 130 of the Michigan Banking Code. The FIB will not issue its final approval until it receives certification of approval of the merger by the shareholders of MSB and New MSB Bank. The managements of IBC and MSB believe that the FIB will approve the application filed with it.

However, no assurance can be provided that such approval will be obtained or will not contain conditions unacceptable to either IBC or MSB.

     Notice to the Office of Thrift Supervision. The Office of Thrift Supervision requires only that the notice of the proposed combination of MSB and IBC's interim subsidiary bank be provided to it at the time of filing of the other required federal applications. MSB has filed the required notice with the Office of Thrift Supervision.

RESALES OF IBC COMMON STOCK

     Although the IBC common stock to be issued upon consummation of the merger has been registered under the Securities Act of 1933, as amended, certain directors and officers of MSB and other persons deemed to be affiliates of MSB and their affiliates may not resell or otherwise dispose of the shares of IBC common stock received by them in connection with the merger unless such sales are made pursuant to an effective registration under the Securities Act of 1933 or pursuant to Rule 145 promulgated by the SEC or another exemption from registration under such Act. MSB is required to deliver to IBC from each of such person a written undertaking to the effect that no sale, transfer, or other disposition will be made of any IBC common stock received in the merger except in accordance with the above restrictions.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     IBC has a dividend reinvestment and stock purchase plan that provides, for those IBC shareholders who elect to participate, that dividends on IBC common stock will be used to purchase either original issue shares or shares in the open market at the market value of IBC common stock on a quarterly basis. The plan also permits participants to invest in additional shares of IBC common stock through optional cash payments, of not less than $50 per payment nor more than $5,000 per quarter, at the then-current market price of such stock at the time of purchase. Optional cash investment purchases will be made on behalf of plan participants by the plan administrator on the succeeding dividend payment date. Following the merger, former shareholders of MSB who elect to retain their IBC common stock will be eligible to participate in this plan.

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF FINANCIAL ADVISOR TO IBC

     IBC has retained Stifel as its financial advisor in connection with the merger and to render a fairness opinion with respect thereto. Stifel is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Following the March 16, 1999 meeting of the Board of Directors of IBC, Stifel rendered its oral opinion that the conversion ratio was fair to the holders of IBC common stock from a financial point of view. Stifel has confirmed its March 23, 1999 oral opinion by delivery of its written opinion to the IBC Board of Directors, dated the date of this Joint Proxy Statement/Prospectus, that, based upon and subject to the various considerations set forth therein, as of the date hereof the conversion ratio is fair to the holders of IBC common stock from a financial point of view. Stifel is familiar with IBC, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

     The full text of Stifel's opinion as of the date hereof, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this Joint Proxy Statement/ Prospectus and is incorporated herein by reference, and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The summary of the opinion of Stifel set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     Stifel's opinion is directed only to the fairness of the conversion ratio from a financial point of view and does not constitute a recommendation to any holders of IBC common stock as to how such holders of IBC common stock should vote at the special meeting or as to any other matter.

     In connection with its March 23, 1999 oral opinion and its written opinion dated the date hereof, Stifel reviewed, among other things: the Agreement; the financial statements of IBC and MSB included in their respective Annual Reports on Form 10-K for the five years ended December 31, 1998 and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999; certain internal financial analyses and forecasts for IBC prepared by its management; certain pro forma financial forecasts for IBC and MSB on a combined basis, giving effect to the merger, prepared by the respective managements of IBC and MSB utilizing IBC's and MSB's internal financial forecasts. Stifel conducted conversations with IBC's senior management and MSB's senior management regarding recent developments and management's financial forecasts for IBC and MSB, respectively. In addition, Stifel spoke to members of IBC's senior management and MSB's senior management regarding factors which affect each entity's business. Stifel has reviewed the analysts' forecasts for MSB used by the management of IBC in preparing pro forma financial forecasts for the combined company resulting from the merger. Stifel has also compared certain financial and securities data of IBC and MSB with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of IBC and MSB, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of its opinion. Stifel also took into account its assessment of general economic, market and financial conditions and experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking and thrift industries generally.

     In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it or that was otherwise reviewed by it and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel (including without limitation, projected cost savings and operating synergies resulting from the merger), Stifel assumed with IBC's consent that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of IBC and MSB as to the future operating and financial performance of IBC and MSB, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which Stifel could form its opinion. Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either IBC or MSB since the date of the last financial statements made available to it. Stifel also assumed, without independent verification and with IBC's consent, that the aggregate allowances for loan losses set forth in the financial statements of IBC and MSB are in the aggregate adequate to cover all such losses. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of IBC's or MSB's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of IBC or MSB. Stifel relied on advice of IBC's counsel and accountants as to all legal and accounting matters with respect to IBC, the Agreement and the transactions and other matters contained or contemplated therein. Stifel assumed, with IBC's consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. Stifel was retained by the IBC Board to express an opinion as to the fairness of the conversion ratio to the holders of IBC common stock, from a financial point of view.

     The financial forecasts furnished to Stifel for IBC and MSB and estimates of cost savings and operating synergies resulting from the merger were prepared by the managements of IBC and MSB and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a matter of policy, IBC and MSB do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either IBC or MSB, including, without limitation, factors related to the integration of IBC and MSB and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

     In connection with rendering its March 23, 1999 oral opinion, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of IBC or MSB. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel's analyses was identical to IBC or MSB or the merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other.

     The following is a summary of the financial analyses performed by Stifel in connection with providing its oral opinion, on March 23, 1999. In connection with its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, Stifel intends on performing procedures to update certain of its analyses and review the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, Stifel will not utilize any methods of analysis in addition to those described.

     Pro Forma Effect of the Merger. Stifel reviewed certain estimated future operating and financial information developed by IBC and MSB and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger for the twelve month periods ended December 31, 1999 and December 31, 2000 prepared by the management of IBC and MSB. Based on this analysis, Stifel compared certain of IBC's estimated future per share results with such estimated figures for the pro forma combined entity. Stifel compared IBC's estimated future stand-alone earnings per share with such estimated figures for the pro forma combined entity. On a pro forma basis, the merger is forecast to be dilutive to IBC's earnings per share for the twelve month period ended December 31, 1999 and accretive to IBC's earnings per share for the twelve month period ended December 31, 2000. This analysis did not purport to be indicative of actual future results. Stifel also reviewed certain historical financial information in order to determine the effect of the merger on IBC's book value and tangible book value. Based on this analysis, at December 31, 1998, on a pro forma basis the merger will be accretive to IBC's book value per share and tangible book value per share.

     Analysis of Thrift Merger Transactions. Stifel analyzed certain information relating to recent transactions in the Thrift industry, consisting of 14 acquisitions announced between January 1, 1998 and March 16, 1999, involving sellers in the Midwest Region of the United States with assets between $250 million and $1 billion ("Group A"), a second group of 37 acquisitions announced between January 1, 1998 and March 16, 1999, involving sellers in all regions of the United States with assets between $250 million and $1 billion ("Group B"), and a third group of 95 acquisitions announced between January 1, 1998 and March 16, 1999, involving sellers in all regions of the United States without regard to asset size ("Group C") (the "Selected

Transactions"). Stifel calculated the following ratios with respect to the merger and the Selected Transactions:

                                                                      GROUP A SELECTED TRANSACTIONS
                                                              IBC/    -----------------------------
                           RATIOS                              MSB    MINIMUM    MEDIAN    MAXIMUM
                           ------                             ----    -------    ------    -------
Deal Price per share/Book Value.............................  177.1%   115.4%     247.8%    371.8%
Deal Price per share/Tangible Book Value....................  177.1    115.4      249.9     402.2
Adjusted Deal Price/6.50% Equity............................  175.9     57.6      287.0     535.0
Deal Price per share/Last 12 months earnings per share......   23.9x    11.5x      27.9x     51.3x
Deal Price/Assets...........................................   11.3%    17.4%      25.3%     37.6%
Premium over Tangible Book Value/Deposits...................    6.6     -3.9       19.1      38.2
Deal Price/Deposits.........................................   15.2     21.2       36.2      54.3

                                                                      GROUP B SELECTED TRANSACTIONS
                                                              IBC/    -----------------------------
                           RATIOS                              MSB    MINIMUM    MEDIAN    MAXIMUM
                           ------                             ----    -------    ------    -------
Deal Price per share/Book Value.............................  177.1%   111.7%     221.2%    371.8%
Deal Price per share/Tangible Book Value....................  177.1    115.1      223.2     402.2
Adjusted Deal Price/6.50% Equity............................  175.9     57.6      302.9     535.0
Deal Price per share/Last 12 months earnings per share......   23.9x     8.0x      26.3x     51.3x
Deal Price/Assets...........................................   11.3%     8.2%      23.7%     43.4%
Premium over Tangible Book Value/Deposits...................    6.6     -3.9       18.9      38.2
Deal Price/Deposits.........................................   15.2      9.8       32.2      76.7

                                                                      GROUP C SELECTED TRANSACTIONS
                                                              IBC/    -----------------------------
                           RATIOS                              MSB    MINIMUM    MEDIAN    MAXIMUM
                           ------                             ----    -------    ------    -------
Deal Price per share/Book Value.............................  177.1%   107.4%     201.9%    403.1%
Deal Price per share/Tangible Book Value....................  177.1    107.4      204.2     457.6
Adjusted Deal Price/6.50% Equity............................  175.9    -56.4      264.3     535.0
Deal Price per share/Last 12 months earnings per share......   23.9x     8.0x      25.4x     58.1x
Deal Price/Assets...........................................   11.3%     5.9%      21.5%     55.7%
Premium over Tangible Book Value/Deposits...................    6.6    -18.4       14.5      40.7
Deal Price/Deposits.........................................   15.2      6.2       30.4      88.1

     Analysis of Premium to Market Price for Thrift Merger Transactions. Stifel analyzed the premium paid to the then current market price one day before the date of announcement of a transaction for transactions in the Thrift industry, announced between January 1, 1998 and March 23, 1999 and involving sellers in the Mid Atlantic, Midwest, Northeast, Southeast, Southwest and West Regions of the United States and the United States. Stifel calculated the following ratios with respect to the merger and the Selected Transactions:

                                                                      TRANSACTIONS ANNOUNCED BETWEEN
                                                                             1/1/98 & 3/16/99
                                                              IBC/    ------------------------------
                           REGION                             MSB     MINIMUM     MEDIAN     MAXIMUM
                           ------                             ----    -------     ------     -------
Mid Atlantic Region.........................................  52.7%     1.2%       16.7%       51.2%
Midwest Region..............................................  52.7      0.0        28.8       129.1
Northeast Region............................................  52.7      6.3        19.0        28.2
Southeast Region............................................  52.7      2.5        27.8        50.8
Southwest Region............................................  52.7      6.2        10.4        14.5
West Region.................................................  52.7      8.8        22.7        50.0
United States...............................................  52.7      0.0        24.0       129.1

     Comparison of Selected Companies. Stifel reviewed and compared certain multiples and ratios for a peer group of 8 selected thrifts with assets between $300 million and $800 million which Stifel deemed to be relevant. The group of selected thrifts consisted of Camco Financial Corp., EFC Bancorp, Inc., First Defiance

Financial, North Central Bancshares Inc., First Northern Capital, First SecurityFed Financial, HMN Financial, Inc., and Industrial Bancorp Inc. In order to calculate a range of imputed values for a share of MSB common stock, Stifel applied a 30% control premium to the trading prices of the selected group of comparable companies and compared the resulting theoretical offer price to each of book value, tangible book value, adjusted 6.5% equity, latest 12 month earnings, estimated 1999 earnings as provided by Institutional Brokers Estimate System ("IBES"), assets, tangible book value to deposits and deposits. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of MSB. This analysis resulted in a range of imputed values for MSB common stock of between $10.76 and $24.33 based on the median multiples and ratios for the peer group. The control premium selected by Stifel was based on a 5 year analysis of market premiums paid in thrift merger transactions. This analysis did not purport to reflect the prices at which shares of MSB common stock may trade in the public markets. The value of one share of MSB common stock under the terms of the Agreement was calculated to be $14.60 as of March 23, 1999.

     Additionally, Stifel calculated the following ratios with respect to the 8 selected comparable companies after application of the 30% control premium:

                                                                        8 SELECTED COMPARABLE
                                                                              COMPANIES
                                                              IBC/      ---------------------
                           RATIOS                              MSB    MINIMUM   MEDIAN   MAXIMUM
                           ------                             ----    -------   ------   -------
Deal Price per share/Book Value.............................  177.1%   104.6%   130.6%    199.1%
Deal Price per share/Tangible Book Value....................  177.1    104.6    146.4     199.1
Adjusted Deal Price/6.50% Equity............................  175.9    116.1    157.6     338.5
Deal Price per share/Last 12 months earnings per share......   23.9x    15.1x    19.1x     35.3x
Deal Price per share/Estimated 1999 earnings per share......   19.5x    14.3x    16.7x     22.2x
Deal Price/Assets...........................................   11.3%    12.6%    18.2%     31.2%
Premium over Tangible Book Value/Deposits...................    6.6      1.7      7.6      20.9
Deal Price/Deposits.........................................   15.2     20.2     25.3      41.9

     Present Value Analysis. Applying discounted cash flow analysis to the theoretical future earnings and dividends of IBC and MSB, Stifel compared the calculated value of an IBC share to the calculated value of the combined entity. The analysis was based upon management's projected earnings growth, a range of assumed price/earnings ratios, and a 10%, 12% and 14% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for IBC and other publicly traded comparable commercial banks. The stand-alone present value of IBC common stock calculated on this basis ranged from $14.45 to $25.53 per share. The present value of one share of common stock in the combined entity under the terms of the Agreement calculated on this basis ranged from $14.82 to $26.22 per share.

     Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that MSB could produce to benefit IBC ("Dividendable Net Income"). In this analysis, Stifel assumed that MSB would perform in accordance with management's estimates and calculated assumed after-tax distributions to IBC such that its tangible common equity ratio would be maintained at 6.5% of assets. Additionally, Stifel assumed certain cost savings and revenue enhancements estimated by IBC and MSB to result from the merger and Stifel adjusted MSB's pre-merger equity by the amount of the estimated after-tax restructuring charge estimated by IBC and MSB to result from the merger. Stifel calculated the sum of (1) the estimated terminal values per share of MSB common stock based on assumed multiples to MSB's projected 2004 earnings ranging from 14.0x to 18.0x, plus (2) the assumed 1999 -- 2003 Dividendable Net Income streams per share, in each case discounted to present values at assumed discount rates ranging from 10.0% to 14.0%. This DCF analysis indicated an implied equity value reference range of $17.10 to $24.84 per share of MSB common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of MSB common stock may trade in the public markets. A DCF analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated revenue enhancements, earnings growth rates, dividend payout rates, terminal values and discount rates.

     Contribution Analysis. Stifel reviewed certain financial information for IBC and MSB for the twelve month period ended December 31, 1998 including total revenues, net revenues before and after provision for loan losses, net income before preferred dividends and extraordinary items, total assets, loans, total deposits and total equity and compared the percentage contribution of MSB to the pro forma combined figures for IBC and MSB and to the percentage of total outstanding IBC common stock that would be owned by the MSB stockholders as a result of the merger. The contribution analysis showed that MSB would contribute 21% of the pro forma combined total revenues, 14% of pro forma combined net revenues before provision for loan losses, 13% of pro forma combined net revenues after provision for loan losses, 21% of pro forma combined net income before preferred dividends and extraordinary items and restructuring charges, 35% of pro forma combined total assets, 29% of pro forma combined loans, 34% of pro forma combined total deposits, and 38% of pro forma combined total equity. Additionally, Stifel performed similar analysis based on management's estimates of projected earnings of the combined company as adjusted for anticipated cost savings and revenue enhancements resulting from the merger for the future twelve month periods ended December 31, 1999 and December 31, 2000. The contribution analysis showed that MSB would contribute 22% of the pro forma combined net income for the twelve month period ended December 31, 1999 and 35% of the pro forma combined net income for the twelve month period ended December 31, 2000. Under the terms of the Agreement, MSB shareholders would own 32% of the total outstanding IBC common shares. Ownership figures are based on an conversion ratio of 0.8.

     No company or transaction used in the above analyses as a comparison is identical to IBC, MSB, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     As described above, Stifel's oral opinion was among the many factors taken into consideration by the IBC Board in making its determination to approve the merger.

     Pursuant to the terms of Stifel's engagement, IBC has paid Stifel $25,000. IBC has also agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Stifel actively trades equity securities of IBC and MSB for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF FINANCIAL ADVISOR TO MSB

     On March 24, 1999, McConnell, Budd & Downes, Inc. ("MB&D") delivered its oral opinion to the Board of Directors of MSB that as of that date the conversion ratio was fair, from a financial point of view to MSB shareholders. The basis for the opinion, which is unchanged, has been updated for the purposes of this document. The opinion appears in written form in Appendix D to this Joint Proxy Statement/Prospectus. The conversion ratio of 0.8 shares of IBC common stock in exchange for each share of MSB common stock, was negotiated based on consideration of a number of factors including but not limited to the following:

     - An analysis of the historical and projected future contributions of recurring earnings by the parties.

     - An analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis.

     - An analysis of the potential to realize reductions of recurring operating expenses by the parties to this transaction.

     - Consideration of the anticipated dilutive or accretive effects of the prospective transaction to the earnings per share of IBC and by extension, through the conversion ratio, to earnings per share equivalent of MSB.

     - Consideration of the probable impact on dividends per share to be received by MSB shareholders as a result of the contemplated transaction.

     - Consideration of the relative earning asset contributions of the parties.

     - Consideration of the loan portfolios and relative asset quality as disclosed by the parties.

     - Consideration of the apparent adequacy of reserves for loan and lease losses of the parties.

     - Analysis of the historical trading range, trading pattern and relative liquidity of the common shares of each of the parties.

     - Consideration of the capitalization, the tangible equity capitalization and the market capitalization of each of the parties.

     - Contemplation of other factors, including certain intangible factors.

     Based on reported audited financial data for MSB and IBC as of December 31, 1998, the relative contributions of the parties to the pro forma IBC on a pooling basis would have been approximately as follows:

                          PRO FORMA CONTRIBUTION TABLE
                               DECEMBER 31, 1998

                      ITEM                           IBC          MSB
                      ----                           ---          ---
Assets..........................................    65.73%       34.28%
Net Loans.......................................    70.90        29.10
Deposits........................................    66.37        33.63
Equity..........................................    65.86        34.14
Tangible Equity.................................    58.51        41.49
Pro Forma Combined Earnings.....................    79.40        20.60
Ownership interests.............................    68.20        31.80

     Based on adjusted fully converted shares and share equivalents outstanding for the two companies as of December 31, 1998 and the negotiated conversion ratio of 0.80 to 1, current MSB shareholders would have owned approximately the indicated percentage amounts of the pro forma shares outstanding of IBC.

     MB&D has acted as financial advisor to MSB on a contractual basis since October 23, 1998. MB&D was retained to provide general advisory services to MSB including assistance on the potential sale of the company. With respect to the pending transaction involving IBC, MB&D advised MSB during the evaluation and negotiation process leading up to the execution of the Agreement and provided MSB with a number of analyses as to a range of financially feasible conversion ratios that might be achieved in a hypothetical transaction. The determination of the applicable conversion ratio was arrived at in an arms-length negotiation between IBC and MSB in a process in which MB&D advised MSB and participated directly in the negotiations.

     MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the Michigan banking markets in particular and of the Midwestern United States banking markets in general as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, which is focused exclusively on financial services industry participants, MB&D is continually engaged in the valuation of financial institutions and their securities in connection with its equity brokerage business generally and mergers and acquisitions in particular. Members of the Corporate Finance Advisory Group of MB&D have extensive experience in advising financial institution clients on mergers and acquisitions. In the ordinary course of its business as a NASD broker-dealer, MB&D may, from time to time purchase securities from or sell securities to MSB or IBC and as a market maker in securities, MB&D may from time to time have a long or short position in, and buy or sell debt or equity securities of MSB or IBC for its own account or for the accounts of its customers. In addition, in the ordinary course of business, the employees of MB&D may have direct or indirect investments in the debt or equity securities of either or both MSB or IBC.

     MB&D urges that all MSB shareholders read the opinion in its entirety and the Joint Proxy Statement/ Prospectus in its entirety. The opinion of MB&D is directed only to the conversion ratio at which shares of MSB common stock may be exchanged for shares of IBC common stock. The opinion of MB&D does not constitute a recommendation to any holder of MSB common stock as to how such holder should vote at the MSB special meeting. The summary of the opinion of MB&D and the matters considered in our analysis set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the text of the opinion itself. The opinion of MB&D is necessarily based upon conditions as of the date of the opinion and upon information made available to MB&D through the date thereof. No limitations were imposed by the MSB Board upon MB&D with respect to the investigations made, matters considered or procedures followed in the course of rendering its opinions.

     MATERIALS REVIEWED AND ANALYSES PERFORMED BY MB&D: In connection with the rendering and updating of its opinion, MB&D reviewed the following documents and considered the following subjects:

     - The Agreement and related Consolidation Agreement detailing the pending transaction.

     - The Joint Proxy Statement/Prospectus in substantially the form to be mailed to MSB shareholders.

     - MSB Annual Reports to shareholders for 1995, 1996, 1997 and 1998.

     - MSB Annual Reports on Form 10-K for 1995, 1996, 1997 and 1998.

     - Related financial information for the four calendar years ended December 31, 1995, 1996, 1997 and 1998 for MSB.

     - MSB Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 1999.

     - MSB's press release concerning unaudited results for the first quarter of 1999.

     - IBC Annual Reports to shareholders for 1996, 1997 and 1998.

     - IBC Annual Reports on Form 10-K and related financial information for the three calendar years ended December 31, 1998, 1997 and 1996.

     - IBC Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 1999.

     - IBC's press release concerning unaudited results for the first quarter of 1999.

     - Internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to MB&D by MSB and IBC respectively.

     - We held discussions with members of the senior management and Board of MSB concerning the past and current results of operations of MSB, its current financial condition and management's opinion of its future prospects.

     - We also held discussions with members of the senior management of IBC concerning the past and current results of operations of IBC, its current financial condition and management's opinion of its future prospects.

     - We reviewed the historical record of reported prices, trading volume and dividend payments for both MSB and IBC common stock.

     - Based primarily on anecdotal information, we gave consideration to the current state of and future prospects for the economy of Michigan generally and the relevant market areas for MSB and IBC in particular.

     - We employed specific merger analysis models developed by MB&D to evaluate potential business combinations of financial institutions using both historical reported information and projected information for both MSB and IBC and reviewed the results.

     - We reviewed the reported financial terms of selected recent business combinations of financial institutions for purposes of comparison to the pending transaction.

     - We performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

     The opinion of MB&D takes into account its assessment of general economic, market and financial conditions and its experience in other transactions involving participants in the financial services industry, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it or made available by MSB and IBC and does not assume any responsibility for the independent verification of such information. With respect to financial forecasts made available to MB&D it is assumed by MB&D that they were prepared on a reasonable basis and reflect the best currently available estimates and good faith judgments of the management of MSB and IBC, respectively, as to the future performance of MSB and IBC. MB&D has also relied upon assurances of the management of MSB and IBC that they were not aware of any facts or of the omission of any facts that would make the information or financial forecasts provided to MB&D incomplete or misleading. In the course of rendering our opinion, MB&D has not completed any independent valuation or appraisal of any of the assets or liabilities of either MSB or IBC and has not been provided with such valuations or appraisals from any other source.

     The following is a summary of the material analyses employed by MB&D in connection with rendering its written opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of every matter considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either MSB or IBC. Estimates, which are referred to in our analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses might actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty and MB&D does not assume responsibility for the accuracy of such analyses or estimates.

     ANALYSIS OF THE ANTICIPATED TRANSACTION AND THE APPLICABLE CONVERSION RATIO IN RELATION TO MSB: Pursuant to the terms of the Agreement and related Consolidation Agreement, the anticipated consideration to be exchanged in the transaction for each outstanding share of MSB common stock is a fixed exchange of 0.8 shares of IBC common stock for each share of MSB common stock. It is anticipated that the transaction will be tax free to those shareholders of MSB who hold their shares as a capital asset and that the transaction will be accounted for as a pooling-of-interests.

     PROJECTED TRANSACTION VALUE: Based upon the conversion ratio of 0.8 for each share of MSB common stock exchanged and the last trade value of IBC common stock reported by Nasdaq Stock Market ("Nasdaq") on March 19, 1999 (the last day of the full week preceding the date on which the pending transaction was announced), which was $18.375, the theoretical market value of the anticipated transaction was approximately $66 million as of that date, based on an estimated 3,604,000 shares of IBC common stock to be issued to MSB shareholders. On a per share basis this is equivalent to approximately $14.70 per share,

($18.375 X 0.8). The merger was announced after the close of trading on March 24, 1999. Given that the applicable conversion ratio in this case is fixed, the market value of the securities to be received by MSB's shareholders will fluctuate as the market value of IBC common stock fluctuates. Based on the last trade value for IBC common stock reported by Nasdaq as of July 2, 1999 which was $17.375, the theoretical market value of the anticipated transaction was approximately $62.6 million as of such date, based on an updated estimate of approximately 3,604,000 shares of IBC common stock to be issued to MSB shareholders. This value will continue to fluctuate as the value of a share of IBC common stock fluctuates in the market.

     MULTIPLE OF HISTORICAL AND PROJECTED EARNINGS FOR MSB COMMON STOCK: The cited per share theoretical value of $14.70 as of March 19, 1999, represents a multiple of 24.2 times reported earnings per share for 1998 which was $0.61. The cited per share theoretical value of $14.70 represents a multiple of 24.2 times management's internal estimate of stand alone EPS for 1999 which is $0.61. The cited per share theoretical value of $14.70 represents a multiple of 19.6 times the IBES estimate for 1999 of $0.75. Based on the closing market value for IBC common stock as of July 2, 1999 which was $17.375 and a revised transaction value per share of $13.90, the multiples of earnings were 22.8, 22.8 and 18.5 times for 1998 reported EPS, management's internal estimate for 1999 stand-alone earnings per share, and the IBES estimate for 1999, respectively.

     MULTIPLE OF STATED BOOK VALUE OF MSB COMMON STOCK: The cited theoretical value of $14.70 represents a multiple of 1.75 times MSB's reported $8.42 book value per share as of December 31, 1998. The updated value per share of $13.90 represents 1.63 times MSB's unaudited book value per share of $8.55 as of March 31, 1999.

     MULTIPLE OF TANGIBLE BOOK VALUE OF MSB COMMON STOCK: The cited theoretical value of $14.70 represents a multiple of 1.75 times MSB's reported $8.42 tangible book value per share as of December 31, 1998. The updated value per share of $13.90 represents 1.63 times MSB's unaudited tangible book value per share of $8.55 as of March 31, 1999.

     PERCENTAGE OF MARKET VALUE OF MSB COMMON STOCK: Based upon the cited theoretical values of $14.70 and $13.90 for the two cited valuation dates, the theoretical values represent 148.86% (a 48.87% premium) and 103.93% (a 3.93% premium) of the last reported bid prices for MSB common stock which was $9.875 on March 19, 1999 and $13.375 on July 2, 1999.

     SPECIFIC ACQUISITION ANALYSIS: MB&D employs a proprietary analytical model to examine hypothetical transactions involving banking companies. The model uses forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates, transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction) and the projected impact (if any) of any required deposit divestitures that might be necessary to complete in conjunction with obtaining regulatory approval of a given transaction. The model distinguishes between purchase and pooling accounting treatments and inquires into the likely economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings which might be achieved along with various potential implementation time tables for such savings, as well as the possibility of revenue enhancement opportunities which may arise in a given hypothetical transaction.

     For the purposes of rendering our opinion with respect to this transaction, MB&D evaluated a conversion ratio of 0.80 shares of common stock of IBC in exchange for each share of MSB in a tax deferred transaction conditioned on the receipt of pooling of interests accounting treatment. We believe that the consensus 1999 estimated earnings per share dilution on a pro forma basis (before consideration of cost savings or potential revenue enhancements and excluding non-recurring expenses) for IBC would approximate 16.6% or $0.25 per share. At the same time, our calculations suggest that this transaction would be accretive (17.5%) to tangible book value per share on a pro forma basis to IBC. The transaction would result in an increase of dividend payments to MSB shareholders from zero to $0.45 per share of MSB common stock. The pro forma entity would be adequately capitalized with a ratio of tangible common equity to tangible assets in excess of 5.30%.

In order for the transaction to become neutral to earnings per share from a dilution perspective, we estimate that it would be necessary to achieve a reduction in pre-tax non-interest-expense of approximately $4.5 million which represents 32.3% of 1998 non-interest expenses for MSB of $14 million. Because the estimation of incremental amounts of recurring cost savings and the exact timing of their realization is not possible for outside observers we do not attempt to forecast the future quarter in which the pending transaction will become either earnings neutral or accretive. MB&D anticipates that with a reasonably aggressive implementation of cost savings initiatives and revenue enhancements, that this transaction will become accretive to earnings per share of IBC in the year 2000.

     EARNINGS PASS-THROUGH ANALYSIS: Earnings pass-through analysis is based on a comparison of anticipated pro forma values to stand-alone values as of a given point in time. For example, based on an MSB management internal forecast of $.61 in stand-alone earnings per share for 1999, one should query what earnings would be associated with 0.80 shares of pro forma IBC common stock. Our calculations suggest that with zero cost savings or revenue enhancements and factoring out non-recurring and transaction expenses, the earnings associated with 0.80 shares of IBC common stock would represent a 63.9% increase over the earnings associated with one share of MSB or approximately $1.00 per share. The primary conclusion of this analysis is that a MSB shareholder who exchanges their shares for IBC common shares at the conversion ratio of 0.80:1 will then hold a security which, we believe, will generate more earnings per share per future period than the single share of MSB common stock exchanged. The implication is that as long as IBC trades at a price earnings ratio which is similar to the price earnings ratio at which shares of MSB historically traded, or higher, the market value of the 0.80 shares of IBC will exceed the market value of the MSB share exchanged.

     DISCOUNTED CASH FLOW ANALYSIS: MB&D reviewed a discounted cash flow model which it prepared based on projections provided by the management of MSB. The model employed a projection of hypothetical point estimate earnings for MSB on an independent stand-alone basis for calendar years 1999 through 2001. We assumed a 5% growth rate in earnings per share in 2002 and 2003. Similar exercises were completed for the hypothetical combination of MSB and IBC for the same periods with and without hypothetical cost saving opportunities employing, in the case of IBC, projections for IBC which were based on 10% annual EPS growth. As part of each exercise, a 10% annual growth in estimated cash dividends was used to project dividend streams, which would be available to shareholders. MB&D employed a range of possible future market price/earnings ratios ranging from a minimum of 10.5 times earnings to a maximum of 16.5 times earnings in order to project possible future values for a share of MSB common stock on an independent basis. These multiples were below the trading and potential takeover multiples reviewed for peer organizations and comparable sized merger transactions based on the fact that MSB has not been providing for income tax expense, and its after-tax earnings are more analogous to the pre-tax earnings of its peers. MB&D employed a range of possible future trading price/earnings values for a share of MSB common stock on an equivalent amount of IBC common stock reflecting the conversion ratio indicated in the expression of interest of 13.5 times earnings to a maximum of 19.5 times earnings.

     Given the model time horizon and a discount rate range of 10% to 14%, these assumptions resulted in the range of present discounted values for a share of MSB common stock on an independent basis depicted in the table below. Such values ranged from $8.86 to $16.09 and include consideration of the present discounted value of the projected stream of cash dividends, which might be received by a shareholder during the cited period. While MSB does not presently pay a cash dividend, it was assumed that it would begin paying a dividend in 1999. The same exercise completed for the pro forma IBC without any cost savings generated a range of present discounted values (also using a 10% to 14% range of discount rates) which ranged from $12.56 to $20.55. The same exercise completed for the pro forma IBC with cost savings equal to 15% of MSB'S 1998 noninterest expense, generated a range of present discounted values (also using a 10% to 14% range of discount rates) which ranged from $13.58 to $22.32. These values represent the discounted present values of the sum of the future possible trading values of the equivalent of one share of MSB common stock plus the discounted value of the stream of cash dividends which are projected to have been received between the present and the future valuation date at the end of 2003. In the event that there is no difference between the discounted cash flow analyses represented by two alternatives one could be said to be financially indifferent between alternatives. In each case reviewed, the full range of present discounted values for the hypothetical combinations of MSB and IBC exceeded the full range of present discounted values for MSB on a stand-alone basis.

  SUMMARY OF PRESENT DISCOUNTED VALUES BASED ON POINT EARNINGS ESTIMATES FOR 5
                                     YEARS

                        CASE 1: MSB REMAINS INDEPENDENT

                                 FUTURE TRADING MULTIPLE
                                10.5X     13.5X     16.5X
----------------------------------------------------------
PRESENT                  10%    $10.52    $13.31    $16.09
DISCOUNTED               12%      9.65     12.19     14.73
VALUE                    14%      8.86     11.18     13.51

 CASE 2: PRO FORMA VALUES AFTER HYPOTHETICAL ACQUISITION AT EXPRESSION EXCHANGE
                                      RATE

                                 FUTURE TRADING MULTIPLE
                                13.5X     16.5X     19.5X
----------------------------------------------------------
PRESENT                  10%    $14.86    $17.70    $20.55
DISCOUNTED               12%     13.65     16.25     18.85
VALUE                    14%     12.56     14.94     17.32

              CASE 3: SAME AS CASE 2 PLUS 15% PRE-TAX COST SAVINGS

                                 FUTURE TRADING MULTIPLE
                                13.5X     16.5X     19.5X
----------------------------------------------------------
PRESENT                  10%    $16.08    $19.20    $22.32
DISCOUNTED               12%     14.77     17.62     20.47
VALUE                    14%     13.58     16.19     18.80

     The point of such a discounted cash flow exercise is not to make a precise estimate of where MSB common stock on a stand-alone basis will be trading at a precise point in the future. It is equally not an effort to predict, on a precise basis, where the pro forma IBC common stock will be trading at an exact point in the future. We readily acknowledge that with the large number of variables involved including many which are beyond the control of management, that such predictions with any degree of precision are well beyond the capability of MB&D, MSB or IBC. Rather, the point of the exercise is to employ reasonable future point earnings estimates to complete an analysis designed to test a hypothesis that the result of one given course of action is likely to be better over time than another. In our opinion, the results of the present discounted cash flow analysis provides comfort that the shareholders of MSB are likely to be better off as a result of completing the pending transaction with IBC than they would likely be by remaining an independent financial institution.

     It is important to note that the discount factors employed embody both the concept of a time value of money and risk factors that reflect the uncertainty of the forecasted cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values. MB&D advised the MSB Board of Directors that although discounted cash flow analysis is a frequently used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, future earnings performance and asset growth rates, as well as dividend payout ratios. The accurate specification of such assumptions for time periods more than one year in the future is a very difficult process and contains the possibility of inaccuracy despite our attempts to be both accurate and conservative in our analysis. Consequently, any or all of these assumptions may vary from actual future performance and results. Any errors made in the selection of assumptions for such an exercise can interact with one another and can lead to conclusions that may demonstrate little resemblance to actual events.

     OTHER FACTORS GIVEN CONSIDERATION: MB&D has given consideration to a number of additional factors associated with the pending transaction which it believes are favorable from the point of view of a MSB shareholder. Completion of the merger will give the pro forma IBC a core market share position in more banking markets in Michigan. The sum of the enumerated market share improvements should be beneficial to the ability of the pro forma company to compete in these competitive banking markets. MB&D believes that the conversion ratio negotiated reflects a reasonable share of ownership in the pro forma IBC for MSB shareholders based on both a historical and a projected contribution analysis. MB&D believes that the pro forma entity will be a more visible financial institution in the financial markets, may attract increased research coverage and generate greater liquidity, from a shares traded perspective, than is the case for MSB on a stand-alone basis. MB&D also believes that MSB shareholders will encounter prospects for greater future annual cash dividends based upon projected cost savings and the earnings growth expectations of the combined company than would have been the case for continued independence.

     ANALYSIS OF OTHER COMPARABLE TRANSACTIONS: MB&D is reluctant to place emphasis on the analysis of comparable transactions ("Comparable Analysis"), as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. It has observed that such analysis as routinely employed by some industry observers and financial advisors fails to adequately take into consideration such factors as:

     - material differences in the underlying capitalization of the comparable institutions which are being acquired;

     - differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

     - failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;

     - material differences in the form or forms of consideration used to complete the transaction;

     - differences between the planned method of accounting for the completed transaction; and

     - such less accessible factors as the relative population, business and economic demographics of the acquired entity's markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

     Of equal significance, Comparable Analysis rarely seems to take into consideration the degree of facilities overlap between the acquiror's market and that of the target or the absence of such overlap and the resulting cost savings differentials between otherwise apparently comparable transactions. MB&D consequently believes that Comparable Analysis has serious inherent limitations and should not be relied upon to any material extent by members of management, the Board of Directors or shareholders, in considering the presumed merits of a pending transaction.

     With these reservations in mind, we nonetheless examined statistics associated with sixteen transactions (excluding the subject transaction) involving financial institutions located in the Midwest and announced between January 1, 1998 and March 19, 1999. The transactions examined were:

     - the acquisition of Emerald Financial Corp by Fifth Third Bancorp;

     - the acquisition of CFSB Bancorp Inc. by Old Kent Finl Corp;

     - the acquisition of FCB Financial Corp. by Anchor BanCorp WI;

     - the acquisition of D&N Financial Corp by Republic Bancorp;

     - the acquisition of Enterprise Federal Bancorp by Fifth Third Bancorp;

     - the acquisition of Calumet Bancorp by FBOP Corporation;

     - the acquisition of Westco Bancorp Inc. by MAF Bancorp;

     - the acquisition of First Mutual Bancorp by Union Planters Corp;

     - the acquisition of 1st Bancorp by German American Bancorp;

     - the acquisition of Home Bancorp of Elgin by State Finl Services;

     - the acquisition of Trumbull Finl Corp by Second Bancorp;

     - the acquisition of CS Financial Corp by Charter One Finl;

     - the acquisition of Security First Corp by FirstMerit Corp;

     - the acquisition of AmerUS Bank by Commercial Federal;

     - the acquisition of CitFed Bancorp, Inc. by Fifth Third Bancorp; and

     - the acquisition of State Savings Co by Fifth Third Bancorp.

     The table which follows permits a comparison of the mean and median values for four selected statistics arising from the list of sixteen transactions evaluated with the "comparable" statistics calculated for the transaction which is described in this Joint Proxy Statement/Prospectus.

              "COMPARABLE" STATISTICS AS OF THE ANNOUNCEMENT DATE

                                                                                                      ANNOUNCED
                                                                               ANNOUNCED         TRANSACTION PRICE /
                                               ANNOUNCED TRANSACTION      TRANSACTION PRICE /     TRAILING TWELVE-
                                             PRICE / STATED BOOK VALUE    TANGIBLE BOOK VALUE      MONTHS EARNINGS
                                             -------------------------    -------------------    -------------------
Comparable median........................            249.26%                   258.48%                 27.45X
MSB / IBC(1).............................             175.00                    175.00                  24.20

-------------------------
(1) Based on a conversion ratio of 0.8 to 1 and the closing trading value for IBC common stock, which was $18.375 on March 19, 1999.

     OBSERVATIONS: A median value (as we are using the term) is that value which is the middle number in a range of values for the group. The relationship of the announced transaction value to stated book value and tangible book value is well below both the mean and median for the transaction sample. The ratio of the transaction price to both stated and tangible book value is less than the medians for such measures for the transaction sample. The multiple of trailing 12 month earnings represented by the cited transaction price (24.20 times), is also less than the median for such measure for the transaction sample. It is important to note that MSB's earnings do not reflect any provisioning for income taxes while the vast majority of the comparable transactions include organizations which have accrued for taxes resulting in after-tax earnings which are lower than pre-tax earnings. Pre-tax and after tax earnings are the same for MSB. Given our enumerated reservations concerning the problematic nature of such superficial comparisons we are willing to supply the information, but reluctant to draw conclusions based on such comparisons alone. MB&D is inclined to place more weight on the other methods of analysis summarized in this section than on Comparable Analysis regardless of whether or not the apparent comparisons appear to be in favor of, or not in favor of a given pending transaction.

     COMPENSATION OF MB&D: Pursuant to a letter agreement with MSB dated October 23, 1998, MB&D will receive a fee equivalent to 0.65% (65 basis points) of the market value of consideration to be received by MSB's shareholders for the first $50 million in aggregate consideration to be received by MSB's shareholders plus an amount equal to 1.40% (140 basis points) of the difference in the total market value of the transaction over $50 million. MB&D was paid $25,000 upon the signing of the engagement letter, $172,000 (one third of the aggregate fee less a credit for the initial retainer fee) after the execution of the Agreement for the pending transaction with IBC and will be paid one third of the fee upon issuance of its Opinion to be included as an exhibit to this Joint Proxy Statement/Prospectus. Payment of the balance of the fee will be conditioned on the closing of the pending transaction and will be calculated as illustrated below to arrive at a total fee, from which will be deducted the portion already paid to MB&D. An illustration of the potential compensation based on specified illustrative assumptions follows.

     - Assume that the market value of IBC common stock as of the closing is $18.25.

     - Assume diluted shares outstanding of MSB is equal to: 4,506,000

     - Then: Base fee: $50,000,000 X 0.0065 = $325,000
             Additional fee: ((4,506,000 X 0.80 X $18.25) - $50,000,000) X .014
             = $221,026
             Total illustrative Fee: $325,000 + $221,026 = $546,026

     The fee which will be payable to MB&D is impacted by the trading value of IBC common stock and would comprise more than the illustrated amount, if IBC is trading at a value in excess of $18.25 and would comprise less than the illustrated amount in the event IBC is trading at a value which is less than $18.25.

     The fee that we will receive represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations, our participation in the drafting of documentation and for the rendering of our Opinion. In addition, MSB has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. MSB also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of our engagement, including liabilities under the federal securities laws.

                  EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS

INTRODUCTION

     As a result of merger, holders of MSB common stock, whose rights are presently governed by federal law and the Federal Stock Charter and Bylaws, as amended, of MSB, will become shareholders of IBC, a Michigan corporation. Accordingly, their rights will be governed by the Michigan Business Corporation Act, and by the Restated Articles of Incorporation and Amended and Restated Bylaws of IBC. Certain differences arise from this change of governing law as well as from distinctions between the Federal Stock Charter and Bylaws of MSB and the Articles of Incorporation and Bylaws of IBC. The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but summarizes certain significant differences.

CAPITAL STOCK

     MSB's Federal Stock Charter authorizes the issuance of 25,000,000 shares of capital stock, of which 20,000,000 shares are Common Stock, par value $.01 per share, and 5,000,000 shares are preferred stock, par value $.01 per share. The holders of the MSB common stock exclusively possess all voting power. Each holder of shares of Common Stock is entitled to one vote for each share held by such holder. MSB may provide supplementary sections to its federal stock charter to issue its preferred stock in classes, which must be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series must also be set forth in a supplementary section of the Federal Stock Charter. All shares of the same class must be identical except with respect to relative voting, dividend, liquidation, and other rights, preferences, and limitations as may be authorized by the Board of Directors of MSB. At March 31, 1999, there were 4,292,414 shares of MSB common stock outstanding and no outstanding shares of preferred stock.

     The Articles of Incorporation of IBC authorize the issuance of 14,200,000 shares of capital stock, of which 14,000,000 shares are Common Stock, par value $1.00 per share, and 200,000 shares are preferred stock, without par value. The authorized shares of Common Stock are all of one class with equal voting power, and each share is equal to every other share. IBC's Board of Directors is authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as need be authorized by the Board of Directors of IBC. At March 31, 1999, there were 7,426,991 shares of IBC common stock outstanding and no outstanding shares of preferred stock.

     Under MSB's Federal Stock Charter, shares of capital stock may not be issued directly or indirectly to officers, directors or controlling persons of MSB (other than as part of a general public offering or as qualifying shares to a director) unless the issuance or the plan under which they would be issued is approved by a majority of the votes eligible to be cast at a shareholder meeting. This restriction on issuing stock to officers, directors or controlling persons is not contained in IBC's Articles of Incorporation. The Michigan Business Corporation Act, in conjunction with IBC's Articles of Incorporation, authorizes the issuance of additional shares of stock up to the amount authorized as approved by the Board of Directors, without the approval of the shareholders.

     Neither MSB shareholders nor IBC shareholders have any preemptive rights to purchase additional shares of stock upon an offering or sale for cash or otherwise of such stock.

     Aside from the proposed merger, IBC has no present intention to issue additional shares of stock at this time, other than upon the exercise of stock options and shares issuable under IBC's Dividend Reinvestment and Stock Purchase Plan. If additional shares were issued, the percentage ownership interests of existing shareholders would be reduced. Moreover, such additional share issuance could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both the Federal Stock Charter of MSB and the Articles of Incorporation of IBC, gives management greater flexibility in financing corporate operations.

PAYMENT OF DIVIDENDS

     The OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. Effective April 1, 1999, the OTS revised its capital distribution regulation. Under the revised regulation, institutions that are not subsidiaries of a savings and loan holding company can qualify for a capital distribution without a notice or application to OTS, if they meet certain conditions, including retaining a well-capitalized designation following the distribution and having CAMELS and compliance ratings of 1 or 2. Other institutions either have to notify OTS or obtain the OTS's approval, depending on the condition of the institution and the amount and nature of the capital distribution, but such institutions may now file a schedule of proposed capital distributions for a year at a time, rather than filing separate notices.

     In addition to the foregoing, earnings of MSB appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions without payment of taxes at the then current tax rate by MSB on the amount of earnings removed from the reserves for such distributions. Finally, MSB is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account which was established for the benefit of certain depositors of MSB at the time of its conversion from MSB to stock form.

     Unlike MSB, IBC is not subject to regulatory restrictions on the payment of dividends to shareholders. However, capital guidelines adopted by federal and state regulatory agencies as well as restrictions imposed by law limit the amount of cash dividends that the subsidiary banks can pay to IBC. Under the Michigan Business Corporation Act, dividends must be paid out of surplus. A distribution may not be made if, after giving it effect, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. In addition, the ability of IBC to pay dividends is limited by its ability to obtain funds from its banks and by regulatory capital guidelines applicable to IBC. See "Regulation and Supervision -- The Subsidiary Banks of IBC -- Dividends."

     The payment of future cash dividends by IBC subsequent to the merger will continue to depend upon the earnings of its subsidiary banks, its financial condition and capital requirements, as well as the tax and regulatory considerations discussed herein. IBC's Board of Directors considers many factors, including profitability, maintenance of adequate capital, current and anticipated future income, outstanding loan commitments, adequacy of loan loss reserves, cash flow requirements and economic conditions.

FISCAL YEAR; ANNUAL MEETING OF SHAREHOLDERS

     The fiscal year of MSB ends on December 31 of each year. Pursuant to MSB'S Bylaws, annual meetings of shareholders for the election of directors and transaction of any other business shall be held annually within 120 days after the end of MSB'S fiscal year, as determined by the Board of Directors. The fiscal year of IBC ends on December 31 of each year. Pursuant to IBC'S Bylaws, annual meetings of shareholders for the election of directors and transaction of any other business shall be held on a date not later than 180 days after the end of the immediately preceding fiscal year as determined by the Board of Directors. It is expected that the next annual meeting of IBC's shareholders will be held in April, 2000.

SPECIAL MEETINGS OF SHAREHOLDERS

     Special meetings of the holders of MSB common stock generally may be called by the chairman of the Board, the president, a majority of the Board of Directors or upon the written request of the holders of not less than one tenth (1/10) of all the outstanding capital stock entitled to vote at the meeting. IBC's Bylaws provide that special meetings of shareholders generally may be called by the chairman of the Board, the president or the secretary and must be called by either of them pursuant to a resolution therefor by the Board of Directors or upon written request of the holders of not less than three fourths (3/4) of the voting shares of IBC's outstanding capital stock.

CUMULATIVE VOTING

     Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholders shares of Common Stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. MSB's Federal Stock Charter and Bylaws allow cumulative voting rights with respect to the election of directors. Michigan law permits cumulative voting in elections of directors if provided for in a corporation's articles of incorporation. IBC's Articles of Incorporation do not authorize cumulative voting by shareholders in the election of IBC's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of shareholders may, if they so choose, elect all directors of IBC to be selected at that meeting, thus precluding minority shareholder representation on IBC's Board of Directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Any vacancy on the Board of Directors of MSB may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, and any director so appointed is to serve until the next election of directors by shareholders. Additionally, any directorship of MSB to be filled by reason of an increase in the number of directors may be filled by election by the Board of Directors for a term of office only until the next election of directors by the shareholders.

     The Articles of Incorporation of IBC provide that any vacancies in the Board of Directors, and any newly created directorships resulting from any increase in the number of directors, may be filled only by vote of the Board of Directors, acting by an affirmative vote of a majority of the "Continuing Directors," as hereinafter defined, and a seventy-five percent (75%) majority of all the directors then in office, although less than a quorum, for a remaining term of office only until the next election by the shareholders. The term "Continuing Director" means any member of the Board of Directors of IBC who is unaffiliated with an Interested Shareholder and was a member of the Board before the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board. The term "Interested Shareholder" generally means any individual, corporation, partnership or other person or entity which together with its "affiliates" beneficially owns in the aggregate 10% or more of the voting power of IBC's outstanding voting stock; any "affiliate" of IBC which at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Common Stock; or an assignee of or successor to any shares of voting stock which were at any time within the two (2) year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

NUMBER AND TERM OF DIRECTORS

     MSB's Federal Stock Charter provides that the number of directors, as stated in its Bylaws, shall not be fewer than five nor more than fifteen, except when a greater number is approved by the OTS. MSB's Bylaws provide that its Board of Directors shall consist of five members and shall be divided into three equal classes which shall each be elected for three-year terms. IBC's Articles of Incorporation provide that the size of its Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of
(i) at least seventy-five percent (75%) of the Board of Directors, and (ii) a majority of the Continuing Directors. IBC's Board of Directors currently consists of seven members, and is divided into three classes. Directors of IBC are elected for staggered three-year terms.

REMOVAL OF DIRECTORS

     OTS regulations provide that at a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. MSB's Bylaws state that if less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors pursuant to the provisions of MSB's Federal Stock Charter, the provisions of the Bylaws shall apply, with respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.

     The Articles of Incorporation of IBC provide that any one or more directors of IBC may be removed at any time, with or without cause, but only by either:
(i) the affirmative vote of a majority of the Continuing Directors and at least a seventy-five percent (75%) majority of the Board of Directors, or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least seventy-five percent (75%) of the voting power of the then outstanding shares of capital stock of IBC entitled to vote generally in the election of directors voting together as a single class.

APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND CERTAIN BUSINESS COMBINATIONS

     Generally, the affirmative vote of a majority of shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter constitutes the act of MSB shareholders; provided, however, that, where a separate vote by class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, constitutes a quorum entitled to take action with respect to a vote on that matter, and the affirmative vote of the majority of shares of such class or classes, present in person or represented by proxy at the meeting, constitutes the act of such class or classes.

     Under present federal regulations, the approval of the holders of at least two thirds of MSB common stock is required for a merger, consolidation or sale of assets not in the ordinary course of business (except for a merger with an interim savings institution, which requires only a majority vote), except that no shareholder approval is required if MSB is the acquiring institution and the transaction involves, among other things, the issuance of shares of MSB common stock amounting to 15% or fewer of the shares of MSB common stock outstanding immediately prior to the transaction. MSB may effect a dissolution pursuant to a plan adopted and approved by MSB's Board of Directors, by the OTS, and by the holders of a majority of MSB's outstanding shares of Common Stock.

     In general, Michigan law requires a corporation to obtain the affirmative vote of the holders of the majority of the shares entitled to vote to effect amendments to the articles of incorporation which would create dissenters= rights, a merger, sale of assets other than in the ordinary course of business, or dissolution of the corporation. IBC's Articles of Incorporation require the approval of the holders of at least three fourths (3/4) of IBC's outstanding shares of voting stock to approve any proposed (i) merger or consolidation of IBC as a result of which IBC will not be the surviving corporation, or (ii) the sale of all or substantially all of the assets of IBC.

     Michigan law provides certain limitations with respect to "control shares." "Control shares" are generally defined under Michigan law as shares of a corporation which would, if aggregated with all other shares of that corporation owned by a person, entitle that person, directly or indirectly, to exercise or direct the exercise of voting power within specified ranges. "Control-share acquisition" is generally defined by Michigan law as an acquisition (other than an acquisition specifically exempted from the definition of control share acquisition, such as an acquisition pursuant to certain mergers), directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Under Michigan law, shareholders or investors cannot vote any shares beyond the control shares unless they are granted voting rights by a majority vote of all disinterested shareholders (shareholders excluding the bidders or owners of control shares and the corporation's management). If the shareholders do not elect to grant voting rights to control shares, under certain circumstances, the control shares may become subject to redemption by the corporation.

     Additionally, Michigan law has "fair price" provisions which impose additional voting requirements for business combinations with "interested shareholders" (generally, persons holding more than 10% of the corporation's voting stock). Under these provisions, except in cases in which certain minimum price, form of consideration, and procedural requirements are satisfied or for certain transactions that may be approved in advance by the board of directors, higher than normal voting requirements are imposed. Under Michigan law, transactions to which the higher voting requirements apply require an advisory statement from the board of directors and must be approved by not less than 90% of the votes of each class of stock entitled to vote and by not less than two-thirds of the votes, other than the votes of the interested shareholder (and affiliates of the interested shareholder), of each class entitled to vote.

     The super majority vote, control share, and fair price provisions of Michigan law may deter or render more difficult attempts by third parties to obtain control of IBC if such attempts are not supported by IBC's Board of Directors.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF SHAREHOLDERS

     MSB's Bylaws generally provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of shareholders must submit written notice to the secretary of MSB at least five (5) days in advance of the annual meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting, in which case the proposal will be considered at a meeting taking place 30 days or more thereafter.

     IBC's Bylaws provide that a shareholder wishing to make a proposal generally must give written notice to IBC not less than 30 days before the meeting, together with certain information relating to the new business. A shareholder wishing to make a nomination of a director may make the nomination only if written notice of the shareholder's nomination is given and received by IBC (a) with respect to an election to be held at an annual meeting of shareholders, not later than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting of shareholders, and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the tenth (10th) day following the date on which notice of the special meeting was first mailed to the shareholders by the corporation. Each shareholder's notice of intent to make a nomination shall include certain information relating to the nomination.

AMENDMENT OF FEDERAL STOCK CHARTER, ARTICLES OF INCORPORATION AND BYLAWS

     MSB's Federal Stock Charter provides that it may be amended only if the amendment is first proposed by MSB's Board of Directors, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of MSB's outstanding shares of common stock. The Bylaws of MSB may be amended by the vote of either a majority of the Board of Directors or a majority of the votes cast by the shareholders of MSB at a meeting of MSB's shareholders.

     IBC's Articles of Incorporation provide that specified provisions contained in the Articles of Incorporation may not be repealed or amended except upon the affirmative vote of not less than 75% of the voting power of the shares of the then outstanding voting stock, voting together as a single class. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Michigan law for the repeal or amendment of a certificate provision. The specific provisions are those (i) governing the calling of special meetings, the absence of cumulative voting rights and the requirement that shareholder action be taken only at annual or special meetings,
(ii) providing the mechanism for removing directors, and (iii) governing the required shareholder vote for amending the Articles of Incorporation of IBC. This provision is intended to prevent the holders of less than 75% of the outstanding stock of IBC from circumventing any of the foregoing provisions by amending the Articles of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 25% of IBC's voting stock to prevent amendments to IBC's Articles of Incorporation or Bylaws, even if such amendments were favored by the holders of a majority of the voting stock.

     IBC's Bylaws may be amended either by a majority vote of IBC's Board of Directors or by the affirmative vote of the holders of a majority of the outstanding shares of IBC's stock entitled to vote at any annual or special meeting.

CERTAIN ANTI-TAKEOVER PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

     The Board of Directors believes that certain of the provisions described above reduce IBC's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions include: the absence of cumulative voting; the requirement of advance notice of shareholder nominations and new business; and the classification of the Board of Directors. The Board of Directors believes these provisions are in the best interests of MSB and of IBC and its shareholders. In the judgment of the Board of Directors, the Board of Directors is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the shareholders and IBC's other constituents. Accordingly, the Board of Directors of IBC believes that it is in the best interests of IBC and its shareholders to encourage potential acquirors to negotiate directly with IBC's Board of Directors and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of IBC.

     Certain corporate takeover practices could be highly disruptive to a company and could result in inequitable treatment among the company's shareholders. These practices typically involve a purchaser's acquisition of a substantial portion of a company's capital stock and attempt to replace incumbent management and the board of directors. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the company and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the target company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders.

     While the Board of Directors of IBC is not aware of any effort that might be made to obtain control of IBC after the merger, the Board of Directors, as discussed above, believes that it is appropriate to include certain provisions as part of IBC's Articles of Incorporation to protect the interests of IBC and its shareholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of MSB, IBC or IBC's shareholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of IBC more difficult.

                     BUSINESS OF THE PARTIES TO THE MERGER

INDEPENDENT BANK CORPORATION

GENERAL

     The subsidiary banks of IBC transact business in the single industry segment of commercial banking. Most of the banks' offices provide full-service lobby and drive-in services in the communities which they serve. Automatic teller machines are also provided at most locations.

     The banks' activities cover all phases of commercial banking, including checking and savings accounts, commercial and agricultural lending, direct and indirect consumer financing, mortgage lending and deposit box services. The banks' mortgage lending activities are conducted through separate mortgage company subsidiaries formed during 1998. The banks also offer title insurance services through a separate subsidiary. The banks do not offer trust services. The principal markets are the rural and suburban communities across lower Michigan that are served by the banks' branch networks. The local economies of the communities served by the banks are relatively stable and reasonably diversified. The banks serve their markets through their four main offices and a total of 56 branch and 11 loan production offices.

     The banks compete with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds. Many of these competitors have substantially greater resources than IBC and the banks and offer certain services that IBC and the banks do not currently provide. Such competitors may also have greater lending limits than the banks.

     Price (the interest charged on loans and/or paid on deposits) remains a principal means of competition within the financial services industry. The banks also compete on the basis of service and convenience, utilizing the strengths and benefits of IBC's decentralized structure to providing financial services. As of December 31, 1998, IBC and the banks had 597 full-time employees and 198 part-time employees.

DIVIDENDS AND PRICE RANGE OF IBC COMMON STOCK

     IBC common stock is traded on the Nasdaq National Market under the symbol "IBCP." The following table sets forth the cash dividends declared and the high and low last sales prices for IBC common stock on the Nasdaq National Market during the periods indicated. The dividends and price ranges have been adjusted to reflect stock dividends and stock splits, as appropriate.

                                          DIVIDENDS            PRICE RANGE
                                             PER           --------------------
                  1997                      SHARE           HIGH          LOW
                  ----                    ---------         ----          ---
First Quarter...........................    $0.11          $15.88        $13.50
Second Quarter..........................     0.11           17.75         15.25
Third Quarter...........................     0.11           20.25         17.25
Fourth Quarter..........................     0.12           25.75         20.00

                                          DIVIDENDS            PRICE RANGE
                                             PER           --------------------
                  1998                      SHARE           HIGH          LOW
                  ----                    ---------         ----          ---
First Quarter...........................    $0.12          $28.25        $24.00
Second Quarter..........................     0.12           30.19         15.69
Third Quarter...........................     0.12           27.88         19.75
Fourth Quarter..........................     0.13           24.50         18.00

                                          DIVIDENDS            PRICE RANGE
                                             PER           --------------------
                  1999                      SHARE           HIGH          LOW
                  ----                    ---------         ----          ---
First Quarter...........................    $0.14          $21.12        $15.50
Second Quarter..........................    $0.14          $17.38        $15.00

     On March 23, 1999, the last trading day before the announcement of the proposed merger, the high and low sales prices per share of IBC common stock on the Nasdaq National Market were $18.688 and $18.250, respectively. On July 6, 1999, such prices were $17.438 and $17.250, respectively.

OTHER INFORMATION

     Because information regarding IBC is readily available to investors, the law permits this document to be abbreviated by incorporating certain information regarding IBC by reference to certain reports and other documents filed with the SEC. See "Where You Can Find More Information." Other than as described herein, there have been no material changes in the affairs of IBC since the filing of its Annual Report on Form 10-K for the year ended December 31, 1998, that have not been described in a subsequent report filed with the SEC pursuant to the Securities and Exchange Act of 1934, as amended.

MUTUAL SAVINGS BANK, F.S.B.

GENERAL

     MSB was originally organized in 1890 as a Michigan-chartered building and loan association. In 1928, MSB merged with another Michigan-chartered building and loan association, which had been organized in 1887. MSB converted to a federally chartered mutual savings and loan association in 1985, under the name Mutual Savings and Loan Association, F.A. In 1990, MSB converted to a federal savings bank.

     On July 16, 1992, MSB completed its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, by issuing 2,875,000 shares of $0.01 par value common stock at a price of $4.375 per share, as adjusted for a 100% common stock split in the form of a dividend, paid on September 8, 1993. In November 1993, MSB issued an additional 1,347,138 shares as part of a rights offering to existing stockholders at $17.25 a share.

     MSB's principal business is attracting retail deposits and investing those deposits, together with other borrowings and funds generated from operations, in one- to four-family residential mortgage loans, consumer loans, commercial real estate and business loans, mortgage-backed securities, U.S. Government and federal agency securities and other marketable securities. MSB's revenues are derived principally from interest earned on its loans, mortgage-backed securities and investment portfolios, as well as gains and fees on loans sold, loan servicing fee income, service charges on deposit accounts and commission income from the sale of investment and insurance products. MSB's expenses primarily consist of interest paid on its deposits and borrowings, employee compensation, occupancy expenses, federal deposit insurance premiums and general and administrative expenses. MSB's primary sources of funds are deposits, borrowings, principal and interest payments on loans and mortgage-backed securities and proceeds from sales of mortgage loans.

     MSB also operates two wholly owned subsidiaries, MSB Service Corporation and MSB Investment and Insurance Services, Inc., ("MSBi"). MSB's two subsidiaries have contracted with unaffiliated third parties to provide various investment services including the sale of mutual fund and annuity products. MSBi also sells life insurance, long-term care insurance and group health and disability insurance.

DIVIDENDS AND PRICE RANGE OF MSB COMMON STOCK

     MSB common stock is traded on the Nasdaq Stock Market under the symbol "MSBK." To date, no dividends have been paid on MSB's stock. The following table sets forth the high and low last sales prices for MSB common stock on the Nasdaq Stock Market during the periods indicated.

                                                             PRICE RANGE
                                                         --------------------
                      1997                                HIGH          LOW
                      ----                                ----          ---
First Quarter....................................        $ 8.00        $ 5.50
Second Quarter...................................         10.13          6.50
Third Quarter....................................         15.00          9.75
Fourth Quarter...................................         14.63         11.25

                                                             PRICE RANGE
                                                         --------------------
                      1998                                HIGH          LOW
                      ----                                ----          ---
First Quarter....................................        $14.31        $11.25
Second Quarter...................................         13.00         11.06
Third Quarter....................................         12.00          6.75
Fourth Quarter...................................          9.63          5.56

                                                             PRICE RANGE
                                                         --------------------
                      1999                                HIGH          LOW
                      ----                                ----          ---
First Quarter....................................        $13.00        $ 8.63
Second Quarter...................................         13.38         11.00

     On March 23, 1999, the last trading day before the announcement of the proposed merger, the high and low sales prices per share of MSB common stock on the Nasdaq Stock Market were $9.75 and $9.56, respectively. On July 6, 1999, such sales prices were $13.63 and $13.31, respectively.

                           REGULATION AND SUPERVISION

     The following is a summary of certain statutes and regulations affecting IBC. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on IBC and the business of IBC.

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of IBC and its subsidiary banks can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC"), the Commissioner of the Michigan Financial Institutions Bureau ("Commissioner"), the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to IBC and its subsidiary banks establishes a comprehensive framework for their operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of IBC's subsidiary banks, and the public, rather than shareholders of IBC.

     Federal law and regulations establish supervisory standards applicable to the lending activities of the Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

IBC

     IBC is a bank holding company and, as such, is registered with, and subject to regulation by, the Federal Reserve under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, IBC is subject to periodic examination by the Federal Reserve, and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require.

     In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support the subsidiary banks in circumstances where the bank holding company might not do so absent such policy. In addition, if the Commissioner deems a bank's capital to be impaired, the Commissioner may require a bank to restore its capital by special assessment upon a bank holding company, as the bank's sole shareholder. If the bank holding company were to fail to pay such assessment, the directors of that bank would be required, under Michigan law, to sell the shares of that bank stock owned by the bank holding company to the highest bidder at either public or private auction and use the proceeds of the sale to restore the bank's capital.

     Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Investments and Activities. In general, any direct or indirect acquisition by a bank holding company of any voting shares of any bank which would result in the bank holding company's direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation of the bank holding company with another bank holding company, will require the prior written approval of the Federal Reserve under the BHCA. In acting on such applications, the Federal Reserve must consider various statutory factors including the effect of the proposed transaction on competition in relevant geographic and product markets, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act.

     In addition and subject to certain exceptions, the Change in the Bank Control Act ("Control Act") and regulations promulgated thereunder by the Federal Reserve, require any person acting directly or indirectly, or through or in concert with one or more persons, to give the Federal Reserve 60 days' written notice before acquiring control of a bank holding company. Transactions which are presumed to constitute the acquisition of control include the acquisition of any voting securities of a bank holding company having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, if, after the transaction, the acquiring person (or persons acting in concert) owns, controls or holds with power to vote 25% or more of any class of voting securities of the institution. The acquisition may not be consummated subsequent to such notice if the Federal Reserve issues a notice within 60 days, or within certain extensions of such period, disapproving the acquisition.

     The merger or consolidation of an existing bank subsidiary of a bank holding company with another bank, or the acquisition by such a subsidiary of the assets of another bank, or the assumption of the deposit and other liabilities by such a subsidiary requires the prior written approval of the responsible Federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain cases an application to, and the prior approval of, the Federal Reserve under the BHCA and/or Commissioner under Michigan banking laws, may be required.

     With certain limited exceptions, the BHCA prohibits any bank holding company from engaging, either directly or indirectly through a subsidiary, in any activity other than managing or controlling banks unless the proposed non-banking activity is one that the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve regulations, such permissible non-banking activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the BHCA, well-capitalized and well-managed bank holding companies may engage de novo in certain types of non-banking activities without prior notice to, or approval of, the Federal Reserve, provided that written notice of the new activity is given to the Federal Reserve within 10 business days after the activity is commenced. If a bank holding company wishes to engage in a non-banking activity by acquiring a going concern, prior notice and/or prior approval will be required, depending upon the activities in which the company to be acquired is engaged, the size of the company to be acquired and the financial and managerial condition of the acquiring bank company.

     In evaluating a proposal to engage (either de novo or through the acquisition of a going concern) in a non-banking activity, the Federal Reserve will consider various factors, including among others the financial and managerial resources of the bank holding company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of the bank holding company. The Federal Reserve may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern.

CAPITAL REQUIREMENTS

     The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, and (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital (which consists principally of shareholder's equity) to total assets of 3% for the most highly rated companies with minimum requirements of 4% to 5% for all others. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

     The risk-based and leverage standards presently used by the Federal Reserve are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, Federal Reserve regulations provide that additional capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve has not advised IBC of any specific minimum Tier 1 Capital leverage ratio applicable to it.

     FDICIA requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities.

DIVIDENDS

     IBC is a corporation separate and distinct from its subsidiary banks. Most of IBC's revenues will be received by it in the form of dividends, if any, paid by its subsidiary banks. Thus, IBC's ability to pay dividends to its shareholders will indirectly be limited by statutory restrictions on the ability of its banks to pay dividends. See "-- The Subsidiary Banks of IBC -- Dividends." Further, the Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which can only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over subsidiary banks are possessed by the FDIC. The "prompt corrective action" provisions of federal law and regulation authorizes the Federal Reserve to restrict the payment of dividends by IBC for an insured bank which fails to meet specified capital levels.

     In addition to the restrictions on dividends imposed by the Federal Reserve, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution, a corporation such as IBC, can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution. The Company is authorized to issue preferred stock but it has no current plans to issue any such preferred stock.

THE SUBSIDIARY BANKS OF IBC

     General. IBC's subsidiary banks are each Michigan banking corporations, and their deposit accounts are principally insured by the Bank Insurance Fund ("BIF") of the FDIC. As BIF-insured Michigan chartered banks, the banks are subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, as the chartering authority for Michigan banks, and the FDIC, as administrator of the BIF. These agencies and the federal and state laws applicable to the banks and their operations, extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

     Deposit Insurance. As FDIC-insured institutions, the banks are required to pay deposit insurance premium assessments to the FDIC. The FDIC adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized and considered healthy pay the lowest premium while institutions that are less than adequately capitalized and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The FDICIA requires the FDIC to establish assessment rates at levels which will maintain the Deposit Insurance Fund at a mandated reserve ratio of not less than 1.25% of estimated insured deposits. Accordingly, the FDIC established the schedule of BIF insurance assessments, ranging from 0% of deposits for institutions in the lowest risk category to .27% of deposits for institutions in the highest risk category.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

     Capital Requirements. The FDIC has established the following minimum capital standards for state-chartered, FDIC-insured non-member banks, such as IBC's subsidiary banks: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders= equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

     Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Federal regulations define these capital categories as follows:

                                         TOTAL           TIER 1
                                      RISK-BASED       RISK-BASED
                                     CAPITAL RATIO    CAPITAL RATIO        LEVERAGE RATIO
                                     -------------    -------------        --------------
Well capitalized.................    10% or above      6% or above                5% or above
Adequately capitalized...........     8% or above      4% or above                4% or above
Undercapitalized.................    Less than 8%     Less than 4%               Less than 4%
Significantly undercapitalized...    Less than 6%     Less than 3%               Less than 3%
Critically undercapitalized......              --               --        A ratio of tangible
                                                                       equity to total assets
                                                                                of 2% or less

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

     In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     Commissioner Assessments. Michigan banks are required to pay supervisory fees to the Commissioner to fund the operations of the Michigan Financial Institutions Bureau. The amount of supervisory fees paid by a bank is based upon the bank's total assets, as reported to the Commissioner.

     FICO Assessments. The banks, as members of BIF, are subject to assessments to cover the payments on outstanding obligations of the Financing Corporation ("FICO"). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC's Savings Association Insurance Fund (the "SAIF"), which insures the deposits of thrift institutions. Until January 1, 2000, the FICO assessments made against BIF members may not exceed 20 percent of the amount of FICO assessments made against SAIF members. Currently, SAIF members pay FICO assessments at a rate equal to approximately 0.063 percent of deposits, while BIF members pay FICO assessments at a rate equal to approximately 0.013 percent of deposits. Between January 1, 2000, and the maturity of the outstanding FICO obligations in 2019, BIF members and SAIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be less than 0.025% of deposits.

     Dividends. Under Michigan law, banks are restricted as to the maximum amount of dividends they may pay on their common stock.

     Banks may not pay dividends except out of net profits after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. A Michigan state bank may, with the approval of the Commissioner, by vote of shareholders owning two thirds of the stock eligible to vote increase its capital stock by a declaration of a stock dividend, provided that after the increase the bank's surplus equals at least 20% of its capital stock, as increased. The bank may not declare or pay any dividend until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full.

     Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, the FDIC may prohibit the payment of dividends by the Bank, if such payment is determined, by reason of the financial condition of the bank, to be an unsafe and unsound banking practice.

     Insider Transactions. Banks are subject to certain restrictions imposed by the Federal Reserve Act on "covered transactions" with IBC or its subsidiaries on investments in the stock or other securities of IBC or its subsidiaries and the acceptance of the stock or other securities of IBC or its subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by the banks to their directors and officers, to directors and officers of IBC and its subsidiaries, to principal shareholders of IBC, and to "related interests" of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of IBC or one of its subsidiaries or a principal shareholder of IBC may obtain credit from banks with which the banks maintain a correspondent relationship.

     Safety and Soundness Standards. Pursuant to FDICIA, the FDIC adopted guidelines to establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

     State Bank Activities. Under FDICIA, as implemented by final regulations adopted by the FDIC, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as a principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be otherwise divested or discontinued within certain time frames set by the FDIC in accordance with FDICIA. These restrictions are not currently expected to have a material impact on the operations of IBC's subsidiary banks.

     Consumer Banking. The banks' business includes making a variety of types of loans to individuals. In making these loans, the banks are subject to State usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act, and Home Mortgage Disclosure Act, and the regulations promulgated thereunder which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of the banks, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, the banks are subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the

Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon the banks and their respective directors and officers.

     Other. The Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. The Riegle-Neal Act also allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions that include limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of certain provisions of the Riegle-Neal Act if appropriate legislation was enacted prior to June 1, 1997.

     Michigan did not opt out of the Riegle-Neal Act, and now permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of the Commissioner, (i) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC-insured bank, savings bank, or savings and loan association located in another state, (ii) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state, (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (iv) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (v) the establishment or acquisition of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting Michigan-chartered banks to establish branches in such jurisdiction. Further, the Michigan Banking Code permits, upon written notice to the Commissioner, (i) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of an FDIC-insured bank, savings bank or savings and loan association located in another state, the District of Columbia, or a U.S. territory or protectorate, (ii) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, or U.S. territories or protectorates, and (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states.

     In addition to the authorization of interstate banking discussed above, Michigan law permits banks to consolidate on a state-wide basis and to operate the offices of merged banks as branches of a surviving bank. Also, with the written approval of the Commissioner, banks may relocate their main office to any location in the state, establish and operate branch banks anywhere in the state and contract with other banks to act as branches thereof. To better serve their customers, the banks have entered into interbank branching agreements, whereby each of the banks may act as a branch of the other three banks. It is expected that the resulting bank would enter into a similar interbank branching agreement with IBC's four other banks.

                STOCK OWNERSHIP OF CERTAIN MSB BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of shares of MSB common stock held, as of May 15, 1999, by each director of MSB, each of MSB's executive officers whose annual salary and bonus for the year ended December 31, 1998, exceeded $100,000, the directors and all executive officers as a group, and persons known to MSB that beneficially own more than 5% of MSB's outstanding shares of common stock. All of the shares shown in the following table are shares of common stock and are owned both of record and beneficially by the person named and the person named possesses sole voting and investment power, except as otherwise indicated in the footnotes to the table.

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL         PERCENT OF
                  NAME OF BENEFICIAL OWNER                      OWNERSHIP            CLASS
                  ------------------------                      ----------         ----------
More than Five Percent Shareholders
Mutual Savings Bank, f.s.b Employee Stock Ownership Plan
  ("ESOP"), 623 Washington Avenue Bay City, Michigan
  48708.....................................................     304,567(1)           7.1%
Independent Bank Corporation,
  230 West Main Street, Ionia, Michigan 48846...............     853,792(2)          19.9%
Directors and Executive Officers
E. James Barrett............................................      24,716(3)           0.5%(9)
William P. Brennan..........................................      95,712(4)           2.1%(9)
Charles E. McCuistion.......................................     125,225(5)           2.8%(9)
Thomas T. Princing..........................................      68,428(6)           1.5%(9)
Robert N. Shuster...........................................      55,535(7)           1.2%(9)
All executive officers and directors as a group (10
  persons)..................................................     464,521(8)          10.3%(10)

-------------------------
 (1) Based on Schedule 13G, dated January 12, 1999 as updated by information available to MSB. The amount reported represents shares held by the ESOP. Gary W. Wilds and Bernard D. Williams, as the trustees of the ESOP, may be deemed to beneficially own the shares held by the ESOP. Pursuant to the terms of the ESOP, the trustees are required to vote ESOP shares allocated to the accounts of participants in accordance with directions received from such participants and to vote allocated ESOP shares for which no direction is received and unallocated ESOP shares in proportion to the vote of ESOP shares allocated to accounts of participants and with respect to which timely directions to vote have been received from participants.

 (2) Based on Schedule 13D, dated March 24, 1999. The amount represents the number of shares of MSB common stock that may be acquired under the terms of the Warrant. See "The Merger -- Terms of the Warrant."

 (3) Includes options to purchase 10,000 shares granted under the Mutual Savings Bank Long-Term Incentive Plan (the "Plan").

 (4) Includes 34,284 shares owned by Brennan Realty and options to purchase 10,000 shares granted under the Plan.

 (5) Includes options to purchase 91,460 shares granted under the Plan.

 (6) Includes 1,142 shares held by Frankenmuth Brewing Co., Inc. (Mr. Princing owns one-third of the outstanding stock of this company) and options to purchase 10,000 shares granted under the Plan.

 (7) Includes options to purchase 48,000 shares granted under the Plan.

 (8) Includes options to purchase 233,796 shares granted under the Plan.

 (9) Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days.

(10) Percentage is calculated on a fully diluted basis, assuming the exercise of all stock options which are exercisable within 60 days.

                      WHERE YOU CAN FIND MORE INFORMATION

     IBC files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information IBC files at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. IBC's filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http:
//www.sec.gov." Press releases and other financial information regarding IBC are also available on its website at www.ibcp.com.

     MSB files annual, quarterly and special reports, proxy statements and other information with the Office of Thrift Supervision. Copies of these materials may also be obtained from the OTS at prescribed rates by writing to the OTS at 1700 G Street, N.W., Washington D.C. 20052. MSB's internet address is www.mutualsb.com. In addition, IBC has filed with the Securities and Exchange Commission, MSB's latest Annual Report on Form 10-K for the fiscal year ended December 31, 1998, MSB's latest Quarterly Report on Form 10-Q for the period ended March 31, 1999, and MSB's Current Report on Form 8-K dated March 24, 1999, each of which was filed by MSB with the OTS.

     IBC has filed with the Securities and Exchange Commission an S-4 registration statement with respect to the IBC common stock to be issued to holders of MSB common stock under the Agreement. This Joint Proxy Statement/Prospectus constitutes the prospectus of IBC that is filed as part of the registration statement. Other parts of the registration statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Securities and Exchange Commission at prescribed rates.

     The Securities and Exchange Commission permits IBC to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that IBC can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The following documents previously filed with the Securities and Exchange Commission by IBC (Commission File Number 0-7818) are incorporated by reference into this Joint Proxy Statement/Prospectus:

     1. IBC's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. IBC's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

     3. IBC's Report on Form 8-K, dated May 25, 1999, with respect to MSB's Annual Report on Form 10-K for the year ended December 31, 1998, MSB's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, and MSB's Current Report on Form 8-K dated March 24, 1999, each as filed by MSB with the OTS;

     4. IBC's Proxy Statement relating to the Annual Meeting of Stockholders of IBC held on April 20, 1999; and

     5. The description of the IBC common stock contained in its Registration Statement filed under Section 12 of the Exchange Act.

IBC is also incorporating by reference additional documents that it files with the Commission between the date of this Joint Proxy Statement/Prospectus and the date of the special meetings.

     The Securities and Exchange Commission and the OTS permit MSB to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that MSB can disclose important information to you by referring you to another document filed separately with the OTS. These documents also have been filed with the Securities and Exchange Commission by means of the filing of IBC's Report on Form 8-K, dated May 25, 1999, referenced above. Those documents previously filed with the Securities and Exchange Commission and the OTS are incorporated by reference into this Joint Proxy Statement/Prospectus and, other than MSB's Current Report on Form 8-K, dated March 24, 1999, accompany this Joint Proxy Statement/Prospectus:

     1. MSB's Annual Report on Form 10-K for the year ended December 31, 1998;

     2. MSB's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

     3. MSB's Current Report on Form 8-K, dated March 24, 1999.

     If you are an IBC or MSB shareholder, you can obtain any of the IBC documents incorporated by reference from the Securities and Exchange Commission. Documents incorporated by reference are available from IBC without charge, excluding all exhibits unless IBC has specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. You may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from IBC at the following address or telephone number:

     Independent Bank Corporation
     230 West Main Street
     Ionia, Michigan 48846
     Tel: 616-527-9450
     Attn: Corporate Secretary

You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/ Prospectus to vote on the proposal(s) presented at your special shareholders meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/ Prospectus. This Joint Proxy Statement/Prospectus is dated July 12, 1999. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than that date, and neither the mailing of this Joint Proxy Statement/Prospectus to you nor the issuance of IBC common stock in the merger will create any implication to the contrary.

     This Joint Proxy Statement/Prospectus is being furnished:

     (1) to MSB shareholders in connection with the solicitation of proxies by the MSB Board for use at MSB's special meeting. Each copy of this Joint Proxy Statement/Prospectus mailed to MSB shareholders is accompanied by a form of proxy for use at MSB's special meeting. This Joint Proxy Statement/Prospectus also serves as a prospectus for holders of MSB common stock in connection with the IBC common stock to be issued upon completion of the merger; and

     (2) to IBC shareholders in connection with the solicitation of proxies by the IBC Board for use at IBC's special meeting. Each copy of this Joint Proxy Statement/Prospectus mailed to IBC shareholders is accompanied by a form of proxy for use at IBC's special meeting.

IBC has supplied all information contained or incorporated by reference in this Joint Proxy Statement/ Prospectus relating to IBC, and MSB has supplied all such information relating to MSB.

                                    EXPERTS

     The consolidated financial statements of IBC included in IBC's Annual Report on Form 10-K as of December 31, 1998, and 1997, and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG LLP, independent accountants, as stated in their report in the Form 10-K thereon and incorporated by reference in this document. These consolidated financial statements have been incorporated by reference in this document and in IBC's S-4 registration statement of which this document forms a part in reliance upon KPMG LLP's report given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of MSB included in MSB's Annual Report on Form 10-K as of December 31, 1998, and 1997, and for each of the years in the three year period ended December 31, 1998, have been audited by KPMG LLP, independent accountants, as stated in their report included in the documents which accompany this Joint Proxy Statement/Prospectus. These consolidated financial statements have been included in this document and in IBC's S-4 Registration Statement of which this document forms a part in reliance upon KPMG LLP's report given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the IBC common stock issuable in connection with the merger and certain other legal matters relating to the merger will be passed upon for IBC by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan. Varnum, Riddering, Schmidt & Howlett LLP, has advised IBC that members of that firm own approximately 13,106 shares of IBC common stock. Certain legal matters in connection with the merger will be passed upon for MSB by Schiff Hardin & Waite, Chicago, Illinois.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     IBC and MSB have made statements in this document and in documents that are incorporated by reference in this document that constitute forward-looking statements, as that term is defined in the Securities Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of IBC, MSB or the combined company. These statements may relate to, but are not limited to, information or assumptions about deposit and loan growth, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, debt to capitalization ratios, interest rates, the Year 2000 plans and related risks, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, synergies, management's plans, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "expect," "should" or similar expressions. You should understand that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessarily limited to, those discussed in this Joint Proxy Statement/Prospectus and in the documents referred to in this document.

               INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
Introduction to Unaudited Pro Forma Combined Financial
  Statements................................................  F-2
Unaudited Pro Forma Combined Statement of Financial
  Condition as of March 31, 1999............................  F-3
Unaudited Pro Forma Combined Statement of Operations for the
  Three Months Ended March 31, 1999.........................  F-4
Unaudited Pro Forma Combined Statement of Operations for the
  Year Ended December 31, 1998..............................  F-5
Unaudited Pro Forma Combined Statement of Operations for the
  Year Ended December 31, 1997..............................  F-6
Unaudited Pro Forma Combined Statement of Operations for the
  Year Ended December 31, 1996..............................  F-7
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................  F-8

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma combined financial statements give effect to the merger to be accounted for as a pooling of interests. The combined financial statements on the following pages present (i) the historical consolidated statements of financial condition and the pro forma combined statement of financial condition of both IBC and MSB at March 31, 1999; and (ii) the historical consolidated statements of operations and pro forma combined statements of operations of IBC and MSB for the three months ended March 31, 1999, and for each of the years in the three-year period ended December 31, 1998. The pro forma combined statement of financial condition gives effect to the merger as if it had occurred on the date presented and the pro forma combined statements of operations give effect to the merger as if it had been effected for all periods presented.

     The pro forma statement of financial condition gives effect to nonrecurring charges related to the merger, estimated tax benefits associated with the elimination of the valuation allowance on deferred tax assets previously recorded by MSB and balance sheet restructuring through the sale of certain loans and securities. The pro forma statement of financial condition also assumes each of the outstanding shares of MSB common stock is converted into
0.80 shares of IBC common stock.

     The pro forma combined financial statements exclude the estimated effect of revenue enhancements and expense savings associated with the consolidation of operations of IBC and MSB. Such combined statements do, however, give effect to the elimination of the valuation allowance on deferred tax assets previously recorded by MSB in the periods presented.

     The pro forma combined financial statements are intended for informational purposes and may not be indicative of the combined financial position or results of operations that actually would have occurred had the transaction been consummated during the periods or as of the dates indicated, or which will be attained in the future. The pro forma combined financial statements should be read in conjunction with the 1998 Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for the period ended March 31, 1999, of IBC and MSB.

                          INDEPENDENT BANK CORPORATION

         UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION
                                 MARCH 31, 1999
                                 (IN THOUSANDS)

                                                   INDEPENDENT     MUTUAL              PRO FORMA
                                                      BANK        SAVINGS     ----------------------------
                                                   CORPORATION      BANK      ADJUSTMENTS        COMBINED
                                                   -----------    -------     -----------        --------
ASSETS
  Cash and due from banks......................    $   33,174     $ 10,367                      $   43,541
  Interest bearing deposits....................                      6,543                           6,543
                                                   ----------     --------                      ----------
          Total Cash and Cash Equivalents......        33,174       16,910                          50,084
                                                   ----------     --------                      ----------
  Securities available for sale................        88,793       51,057     $ 65,000(a)         204,850
  Securities held to maturity..................        16,100      130,159      (50,000)(a)         96,259
  Federal Home Loan Bank stock, at cost........        12,589        7,023                          19,612
  Loans held for sale..........................        29,564        4,653                          34,217
  Loans
     Commercial and agricultural...............       245,457       42,156                         287,613
     Real estate mortgage......................       439,969      247,623      (15,000)(a)        672,592
     Installment...............................       137,317       57,304                         194,621
                                                   ----------     --------     --------         ----------
          Total Loans..........................       822,743      347,083      (15,000)         1,154,826
     Allowance for loan losses.................        (9,989)      (1,891)                        (11,880)
                                                   ----------     --------     --------         ----------
          Net Loans............................       812,754      345,192      (15,000)         1,142,946
  Property and equipment, net..................        28,379        8,140         (800)(b)         35,719
  Accrued income and other assets..............        33,187        5,943        1,410(b)
                                                                                 11,003(d)          51,543
                                                   ----------     --------     --------         ----------
          Total Assets.........................    $1,054,540     $569,077     $ 11,613         $1,635,230
                                                   ==========     ========     ========         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits
     Non-interest bearing......................    $   98,293     $ 10,514                      $  108,807
     Savings and NOW...........................       382,744      150,588                         533,332
     Time......................................       335,418      263,275                         598,693
                                                   ----------     --------                      ----------
          Total Deposits.......................       816,455      424,377                       1,240,832
  Federal funds purchased......................        16,100                                       16,100
  Other borrowings.............................       118,823       98,283                         217,106
  Guaranteed preferred beneficial interests in
     Company's subordinated debentures.........        17,250                                       17,250
  Accrued expenses and other liabilities.......        14,038        9,732     $  4,200(b)          27,970
                                                   ----------     --------     --------         ----------
          Total Liabilities....................       982,666      532,392        4,200          1,519,258
                                                   ==========     ========     ========         ==========
  Commitments and contingent liabilities
  Shareholders' Equity
     Preferred stock...........................
     Common stock..............................         7,427           43        3,389(c)          10,859
     Capital surplus...........................        38,464       32,120       (3,389)(c)         67,195
     Retained earnings.........................        24,474        5,433       (3,590)(b)
                                                                                 10,964(d)          37,281
     Accumulated other comprehensive income....         1,509         (112)          39(d)           1,436
     Unearned employee stock ownership plan
       shares..................................                       (799)                           (799)
                                                   ----------     --------     --------         ----------
          Total shareholders' Equity...........        71,874       36,685        7,413            115,972
                                                   ----------     --------     --------         ----------
          Total Liabilities and shareholders'
            Equity.............................    $1,054,540     $569,077     $ 11,613         $1,635,230
                                                   ==========     ========     ========         ==========

             See notes to pro forma combined financial statements.

                          INDEPENDENT BANK CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    INDEPENDENT    MUTUAL               PRO FORMA
                                                       BANK        SAVINGS    -----------------------------
                                                    CORPORATION     BANK      ADJUSTMENTS       COMBINED(E)
                                                    -----------    -------    -----------       -----------
Interest Income
  Interest and fees on loans....................      $19,508      $6,426                         $25,934
  Securities available for sale.................        1,613         671                           2,284
  Securities held to maturity
     Taxable....................................           23       1,867                           1,890
     Tax-exempt.................................          254                                         254
  Other investments.............................          249         168                             417
                                                      -------      ------        -----            -------
          Total Interest Income.................       21,647       9,132                          30,779
                                                      -------      ------        -----            -------
Interest Expense
  Deposits......................................        6,444       4,331                          10,775
  Other borrowings..............................        2,334       1,493                           3,827
                                                      -------      ------        -----            -------
          Total Interest Expense................        8,778       5,824                          14,602
                                                      -------      ------        -----            -------
          Net Interest Income...................       12,869       3,308                          16,177
Provision for loan losses.......................          525         141                             666
                                                      -------      ------        -----            -------
          Net Interest Income After Provision
            for Loan Losses.....................       12,344       3,167                          15,511
                                                      -------      ------        -----            -------
Non-interest Income
  Service charges on deposit accounts...........        1,038         169                           1,207
  Net gains on asset sales
     Real estate mortgage loans.................        1,248         283                           1,531
     Securities.................................           14                                          14
  Other income..................................        1,391         604                           1,995
                                                      -------      ------        -----            -------
          Total Non-interest Income.............        3,691       1,056                           4,747
                                                      -------      ------        -----            -------
Non-interest Expense
  Salaries and employee benefits................        6,810       1,635                           8,445
  Occupancy, net................................          870         317                           1,187
  Furniture and fixtures........................          745         224                             969
  Other expenses................................        3,721       1,270                           4,991
                                                      -------      ------        -----            -------
          Total Non-interest Expense............       12,146       3,446                          15,592
                                                      -------      ------        -----            -------
          Income Before Federal Income Tax......        3,889         777                           4,666
Federal income tax expense......................        1,124                    $ 272(d)           1,396
                                                      -------      ------        -----            -------
          Net Income............................      $ 2,765      $  777        $(272)           $ 3,270
                                                      =======      ======        =====            =======
Net income per common share
  Basic.........................................      $  0.37      $ 0.18                         $  0.30
                                                      =======      ======                         =======
  Diluted.......................................      $  0.37      $ 0.18                         $  0.30
                                                      =======      ======                         =======
Average shares outstanding......................        7,411       4,290                          10,843
ESOP shares not committed to be released........                      (42)                            (33)
                                                      -------      ------                         -------
     Shares outstanding -- Basic................        7,411       4,248                          10,810
Effect of dilutive securities -- stock
  options.......................................           62          89                             133
                                                      -------      ------                         -------
     Shares outstanding -- Diluted..............        7,473       4,337                          10,943
                                                      -------      ------                         -------

             See notes to pro forma combined financial statements.

                          INDEPENDENT BANK CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        PRO FORMA
                                            INDEPENDENT BANK   MUTUAL SAVINGS   --------------------------
                                              CORPORATION           BANK        ADJUSTMENTS    COMBINED(E)
                                            ----------------   --------------   -----------    -----------
Interest Income
  Interest and fees on loans............        $77,167           $25,060                       $102,227
  Securities available for sale.........          6,599             3,907                         10,506
  Securities held to maturity
     Taxable............................            194             9,958                         10,152
     Tax-exempt.........................          1,082                                            1,082
  Other investments.....................          1,031               910                          1,941
                                                -------           -------          -----        --------
          Total Interest Income.........         86,073            39,835                        125,908
                                                -------           -------          -----        --------
Interest Expense
  Deposits..............................         25,097            18,107                         43,204
  Other borrowings......................         11,743             9,720                         21,463
                                                -------           -------          -----        --------
          Total Interest Expense........         36,840            27,827                         64,667
                                                -------           -------          -----        --------
          Net Interest Income...........         49,233            12,008                         61,241
Provision for loan losses...............          3,043               585                          3,628
                                                -------           -------          -----        --------
          Net Interest Income After
            Provision for Loan Losses...         46,190            11,423                         57,613
                                                -------           -------          -----        --------
Non-interest Income
  Service charges on deposit accounts...          3,959               636                          4,595
  Net gains on asset sales
     Real estate mortgage loans.........          4,815             2,237                          7,052
     Securities.........................            267                                              267
  Other income..........................          4,804             2,400                          7,204
                                                -------           -------          -----        --------
          Total Non-interest Income.....         13,845             5,273                         19,118
                                                -------           -------          -----        --------
Non-interest Expense
  Salaries and employee benefits........         25,974             6,375                         32,349
  Occupancy, net........................          3,093             1,131                          4,224
  Furniture and fixtures................          2,649             1,010                          3,659
  Other expenses........................         13,972             5,522                         19,494
                                                -------           -------          -----        --------
          Total Non-interest Expense....         45,688            14,038                         59,726
                                                -------           -------          -----        --------
          Income Before Federal
            Income Tax..................         14,347             2,658                         17,005
                                                -------           -------          -----        --------
Federal income tax expense..............          4,126                 0          $ 930(d)        5,056
                                                -------           -------          -----        --------
          Net Income....................        $10,221           $ 2,658          $(930)       $ 11,949
                                                =======           =======          =====        ========
Net income per common share
  Basic.................................        $  1.39           $  0.63                       $   1.11
                                                =======           =======                       ========
  Diluted...............................        $  1.38           $  0.61                       $   1.10
                                                =======           =======                       ========
Average shares outstanding..............          7,342             4,289                         10,773
ESOP shares not committed to be
  released..............................                              (50)                           (40)
                                                -------           -------                       --------
       Shares outstanding -- Basic......          7,342             4,239                         10,733
Effect of dilutive securities -- stock
  options...............................             84                87                            154
                                                -------           -------                       --------
       Shares outstanding -- Diluted....          7,426             4,326                         10,887
                                                =======           =======                       ========

             See notes to pro forma combined financial statements.

                          INDEPENDENT BANK CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        PRO FORMA
                                            INDEPENDENT BANK   MUTUAL SAVINGS   --------------------------
                                              CORPORATION           BANK        ADJUSTMENTS    COMBINED(E)
                                            ----------------   --------------   -----------    -----------
Interest Income
  Interest and fees on loans............        $65,830           $22,844                       $ 88,674
  Securities available for sale.........          9,023             4,801                         13,824
  Securities held to maturity
     Taxable............................            356            14,233                         14,589
     Tax-exempt.........................          1,206                                            1,206
  Other investments.....................            999               619                          1,618
                                                -------           -------         -------       --------
          Total Interest Income.........         77,414            42,497                        119,911
                                                -------           -------         -------       --------
Interest Expense
  Deposits..............................         22,614            18,045                         40,659
  Other borrowings......................         12,161            13,198                         25,359
                                                -------           -------         -------       --------
          Total Interest Expense........         34,775            31,243                         66,018
                                                -------           -------         -------       --------
          Net Interest Income...........         42,639            11,254                         53,893
Provision for loan losses...............          1,750               225                          1,975
                                                -------           -------         -------       --------
          Net Interest Income After
            Provision for Loan Losses...         40,889            11,029                         51,918
                                                -------           -------         -------       --------
Non-interest Income
  Settlement of class action lawsuit....                           (9,650)                        (9,650)
  Service charges on deposit accounts...          3,128               632                          3,760
  Net gains on asset sales
     Real estate mortgage loans.........          2,270               629                          2,899
     Securities.........................            273                                              273
  Other income..........................          2,844             2,512                          5,356
                                                -------           -------         -------       --------
          Total Non-interest Income.....          8,515            (5,877)                         2,638
                                                -------           -------         -------       --------
Non-interest Expense
  Salaries and employee benefits........         20,280             6,235                         26,515
  Occupancy, net........................          2,786             1,150                          3,936
  Furniture and fixtures................          2,245             1,109                          3,354
  Other expenses........................         11,534             5,813                         17,347
                                                -------           -------         -------       --------
          Total Non-interest Expense....         36,845            14,307                         51,152
                                                -------           -------         -------       --------
          Income (Loss) Before Federal
            Income Tax..................         12,559            (9,155)                         3,404
Federal income tax expense (benefit)....          3,635                 0         $(1,700)(d)      1,935
                                                -------           -------         -------       --------
          Net Income (Loss).............        $ 8,924           $(9,155)        $ 1,700       $  1,469
                                                =======           =======         =======       ========
Net income (loss) per common share
  Basic.................................        $  1.24           $ (2.17)                      $   0.14
                                                =======           =======                       ========
  Diluted...............................        $  1.22           $ (2.17)                      $   0.14
                                                =======           =======                       ========
Average shares outstanding..............          7,204             4,277                         10,626
ESOP shares not committed to be
  released..............................                              (66)                           (53)
                                                -------           -------                       --------
       Shares outstanding -- Basic......          7,204             4,211                         10,573
Effect of dilutive securities -- stock
  options...............................             83                                               83
                                                -------           -------                       --------
       Shares outstanding -- Diluted....          7,287             4,211                         10,656
                                                =======           =======                       ========

             See notes to pro forma combined financial statements.

                          INDEPENDENT BANK CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                         PRO FORMA
                                            INDEPENDENT BANK   MUTUAL SAVINGS   ---------------------------
                                              CORPORATION           BANK        ADJUSTMENTS    COMBINED(E)
                                            ----------------   --------------   -----------    ------------
Interest Income
  Interest and fees on loans............        $49,768           $17,907                        $ 67,675
  Securities available for sale.........          6,337             5,801                          12,138
  Securities held to maturity
     Taxable............................          1,209            17,919                          19,128
     Tax-exempt.........................          1,200                                             1,200
  Other investments.....................            971             1,238                           2,209
                                                -------           -------          ----          --------
          Total Interest Income.........         59,485            42,865                         102,350
                                                -------           -------          ----          --------
Interest Expense
  Deposits..............................         16,138            18,044                          34,182
  Other borrowings......................          8,675            14,127                          22,802
                                                -------           -------          ----          --------
          Total Interest Expense........         24,813            32,171                          56,984
                                                -------           -------          ----          --------
          Net Interest Income...........         34,672            10,694                          45,366
Provision for loan losses...............          1,233               180                           1,413
                                                -------           -------          ----          --------
          Net Interest Income After
            Provision for Loan Losses...         33,439            10,514                          43,953
                                                -------           -------          ----          --------
Non-interest Income
  Service charges on deposit accounts...          2,267               619                           2,886
  Net gains (losses) on asset sales
     Real estate mortgage loans.........          1,871               609                           2,480
     Securities.........................           (162)             (670)                           (832)
  Other income..........................          1,576             3,320                           4,896
                                                -------           -------          ----          --------
          Total Non-interest Income.....          5,552             3,878                           9,430
                                                -------           -------          ----          --------
Non-interest Expense
  Salaries and employee benefits........         15,685             5,946                          21,631
  Occupancy, net........................          2,042             1,171                           3,213
  Furniture and fixtures................          1,864               880                           2,744
  Other expenses........................          8,270             6,507                          14,777
                                                -------           -------          ----          --------
          Total Non-interest Expense....         27,861            14,504                          42,365
                                                -------           -------          ----          --------
          Income (Loss) Before Federal
            Income Tax..................         11,130              (112)                         11,018
Federal income tax expense (benefit)....          3,278                            $(39)(d)         3,239
                                                -------           -------          ----          --------
          Net Income (Loss).............        $ 7,852           $  (112)         $ 39          $  7,779
                                                =======           =======          ====          ========
Net income (loss) per common share
  Basic.................................        $  1.11           $ (0.03)                       $   0.74
                                                =======           =======                        ========
  Diluted...............................        $  1.10           $ (0.03)                       $   0.74
                                                =======           =======                        ========
Average shares outstanding..............          7,092             4,273                          10,510
ESOP shares not committed to be
  released..............................                              (81)                            (65)
                                                -------           -------                        --------
       Shares outstanding -- Basic......          7,092             4,192                          10,446
Effect of dilutive securities -- stock
  options...............................             62                                                62
       Shares outstanding -- Diluted....          7,154             4,192                          10,508
                                                =======           =======                        ========

             See notes to pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

 (a) Reflects the expected sales of certain mortgage-backed securities and 15 year fixed-rate real estate mortgage loans of MSB. The proceeds from these sales will be deployed in securities available for sale. Such sales are expected to generate a loss of approximately $500 thousand and is reflected in note (b). These actions will be undertaken to help maintain IBC's interest rate risk position.

 (b) Reflects management's estimate of nonrecurring charges resulting in an after-tax adjustment to retained earnings of $3.6 million. The nonrecurring charges will be recognized upon consummation of the merger or shortly thereafter and are expected to consist of the following (shown pre-tax):

Data processing termination and conversion costs............           $1,200
Legal and professional......................................            1,100
Severance...................................................              950
Write-down of fixed assets..................................              800
Loss on sale of securities and loans........................              500
Other.......................................................              450
                                                                       ------
                                                                        5,000
Tax effect..................................................            1,410
                                                                       ------
                                                                       $3,590
                                                                       ======

     The write-down of fixed assets consists primarily of signage and duplicative data processing hardware and software.

     These nonrecurring charges are preliminary estimates and are subject to revision as economic conditions, including interest rates, change or as more information is made available. Such charges do not give effect to a possible charge for a remaining MSB shareholder lawsuit.

 (c) Each outstanding share of MSB common stock, par value $0.01, will be converted into 0.80 shares of IBC common stock, par value $1.00.

 (d) Management believes that the tax benefits associated with MSB's deferred tax assets will more likely than not be realized, and therefore, no valuation allowance is considered necessary. As a result, the adjustment to federal income tax expense reflects the estimated tax benefit or expense that would have been recognized by MSB if no valuation allowance had been recognized during the periods presented.

     In determining the tax benefit for 1997, approximately $4.3 million of expenses related to the settlement of a shareholder lawsuit against MSB were estimated to be non-deductible, resulting in an effective tax rate significantly higher than the statutory tax rate.

     The pro forma combined statement of condition has been adjusted to include the net deferred tax asset and the related impact on retained earnings and accumulated other comprehensive income as if no valuation allowance had been recognized.

 (e) The pro forma combined statements of operations do not give effect to anticipated nonrecurring charges as described in note (b) or the estimated benefit of revenue enhancements and expense savings associated with the consolidation of the operations of IBC and MSB.

     Earnings per common share for IBC and MSB are based on the historical average number of common shares outstanding for each company during the period. For purposes of the pro forma earnings per share computation, the common shares of MSB have been adjusted to the equivalent shares of IBC.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                    BETWEEN
                          INDEPENDENT BANK CORPORATION
                                      AND
                          MUTUAL SAVINGS BANK, F.S.B.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
RECITALS....................................................     A-1

ARTICLE I
  CONSOLIDATION.............................................     A-1
  1.1    Formation of New Bank..............................     A-1
  1.2    Execution of Consolidation Agreement...............     A-1
  1.3    Name of Consolidated Bank..........................     A-1
  1.4    Business of Consolidated Bank......................     A-1
  1.5    The Closing........................................     A-1
  1.6    Conversion of Shares...............................     A-2
  1.7    IBC Common Stock...................................     A-3

ARTICLE II
  REPRESENTATIONS AND WARRANTIES OF IBC.....................     A-3
  2.1    Organization and Good Standing.....................     A-3
  2.2    Subsidiaries.......................................     A-4
  2.3    Capitalization.....................................     A-4
  2.4    Authorizations.....................................     A-4
  2.5    Financial Statements...............................     A-4
  2.6    Absence of Undisclosed Liabilities.................     A-5
  2.7    Loan Guarantees and Loss Reserves..................     A-5
  2.8    Title to Properties................................     A-5
  2.9    Governmental Regulation............................     A-5
  2.10   Absence of Litigation..............................     A-5
  2.11   Reports and SEC Documents..........................     A-6
  2.12   Tax Matters........................................     A-6
  2.13   Conduct............................................     A-7
  2.14   Compliance with Laws...............................     A-7
  2.15   Brokerage Fees.....................................     A-8
  2.16   Contracts..........................................     A-8
  2.17   Duties as Fiduciary................................     A-8
  2.18   Insurance..........................................     A-8
  2.19   Books and Records..................................     A-9
  2.20   Employee Benefit Plans and Other Employee
          Matters...........................................     A-9
  2.21   Environmental Liability............................    A-10
  2.22   Community Reinvestment Act Compliance..............    A-10
  2.23   Statements True and Correct........................    A-10
  2.24   Tax, Regulatory, and Pooling Matters...............    A-11
  2.25   Year 2000..........................................    A-11
  2.26   "Material" Defined.................................    A-11

ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF MSB.....................    A-11
  3.1    Organization and Good Standing.....................    A-11
  3.2    Subsidiaries.......................................    A-11
  3.3    Capitalization.....................................    A-12
  3.4    Authorizations.....................................    A-12
  3.5    Financial Statements...............................    A-12
  3.6    Absence of Undisclosed Liabilities.................    A-12
  3.7    Loan Guarantees and Loss Reserves..................    A-13
  3.8    Title to Properties................................    A-13
  3.9    Governmental Regulation............................    A-13

                                                                PAGE
                                                                ----
  3.10   Absence of Litigation..............................    A-13
  3.11   Reports and Securities Documents...................    A-13
  3.12   Tax Matters........................................    A-14
  3.13   Conduct............................................    A-15
  3.14   Compliance with Laws...............................    A-15
  3.15   Brokerage Fees.....................................    A-16
  3.16   Contracts..........................................    A-16
  3.17   Duties as Fiduciary................................    A-16
  3.18   Insurance..........................................    A-16
  3.19   Books and Records..................................    A-16
  3.20   Employee Benefit Plans and Other Employee
          Matters...........................................    A-16
  3.21   Environmental Liability............................    A-18
  3.22   Community Reinvestment Act Compliance..............    A-18
  3.23   Statements True and Correct........................    A-18
  3.24   Tax, Regulatory, and Pooling Matters...............    A-19
  3.25   Year 2000..........................................    A-19
  3.26   "Material" Defined.................................    A-19
  3.27   Stock Transactions.................................    A-19
  3.28   Disclosure of Deeds, Leases, Agreements, Etc.......    A-19
  3.29   Takeover Laws......................................    A-20
  3.30   Charter Provisions.................................    A-20
  3.31   Indemnification....................................    A-20

ARTICLE IV
  CERTAIN COVENANTS.........................................    A-20
  4.1    Material Adverse Changes...........................    A-20
  4.2    Reports............................................    A-20
  4.3    Registration Statement; Proxy Statement/Prospectus;
          Shareholder Approvals.............................    A-21
  4.4    Applications.......................................    A-21
  4.5    Agreement as to Efforts to Consummate..............    A-22
  4.6    Investigation and Confidentiality..................    A-22
  4.7    Press Releases.....................................    A-22
  4.8    Tax and Accounting Treatment.......................    A-22
  4.9    Survival of Representations and Warranties.........    A-23
  4.10   Affirmative Covenants Regarding Conduct of MSB's
          Business Pending Effective Time...................    A-23
  4.11   Negative Covenants Regarding Conduct of MSB's
          Business Pending Effective Time...................    A-23
  4.12   Affiliate Agreements...............................    A-25
  4.13   Certain Policies of MSB............................    A-25
  4.14   Employee Benefits and Contracts....................    A-25
  4.15   Indemnification; Directors' and Officers'
          Insurance.........................................    A-29
  4.16   Listing of Shares..................................    A-30

ARTICLE V
  CONDITIONS PRECEDENT TO THE CONSOLIDATION.................    A-31
  5.1    Conditions Precedent to Obligations of Each
          Party.............................................    A-31
  5.2    Conditions Precedent to Obligations of IBC.........    A-31
  5.3    Conditions Precedent to Obligations of MSB.........    A-32

ARTICLE VI
  ABANDONMENT AND TERMINATION OF CONSOLIDATION..............    A-33
  6.1    Termination........................................    A-33

                                                                PAGE
                                                                ----
ARTICLE VII
  EXPENSES..................................................    A-35
  7.1    IBC Expenses.......................................    A-35
  7.2    MSB Expenses.......................................    A-35
  7.3    Termination; Expenses..............................    A-35
  7.4    Obligations Upon Breach............................    A-36

ARTICLE VIII
  AMENDMENT AND WAIVER......................................    A-36
  8.1    Amendment..........................................    A-36
  8.2    Waiver.............................................    A-36

ARTICLE IX
  CERTAIN DEFINITIONS.......................................    A-37
  9.1    Certain Definitions................................    A-37

ARTICLE X
  GENERAL...................................................    A-38
  10.1   Notices............................................    A-38
  10.2   Governing Law......................................    A-39
  10.3   Benefit and Binding Effect.........................    A-39
  10.4   Entire Agreement...................................    A-39
  10.5   Counterparts.......................................    A-39
  10.6   Reliance on Headings, Etc..........................    A-39

Exhibit A -- Consolidation Agreement

Exhibit B -- Warrant Purchase Agreement

Exhibit C -- Affiliate Agreement

Exhibit D -- Management Continuity Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "Agreement") is entered into by and between INDEPENDENT BANK CORPORATION, a Michigan corporation, with its principal office at 230 West Main Street, Ionia, Michigan 48846 ("IBC") and MUTUAL SAVINGS BANK, F.S.B., a federal savings bank, with its principal office located at 623 Washington Avenue, Bay City, Michigan 48708 ("MSB"). IBC and MSB are sometimes referred to as the "Parties" or individually as a "Party."

                                    RECITALS

     The Board of Directors of MSB and IBC have determined, subject to the requisite approval of their respective shareholders, that it would be in the best interest of the respective institutions for MSB to affiliate with IBC, pursuant to which MSB will be consolidated with a new Michigan banking corporation to be organized by IBC under the Michigan Banking Code of 1969, as amended (the "Banking Code").

     Concurrently with the execution and delivery of this Agreement, the Parties are entering into a certain Warrant Purchase Agreement, in the form attached as Exhibit B (the "Warrant Purchase Agreement"), and a certain Warrant, in the form attached as Attachment a to the Warrant Purchase Agreement (the "Warrant"). This Agreement, together with the Consolidation Agreement attached as Exhibit A, the Warrant Purchase Agreement, and the Warrant are sometimes collectively referred to as the "Merger Documents."

     For purposes of the Merger Documents, certain capitalized terms have been defined in Article IX of this Agreement.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                 CONSOLIDATION

     1.1 Formation of New Bank. IBC agrees to use its best efforts to promptly cause a new Michigan banking corporation ("New Bank") to be organized, pursuant to Section 130 of the Banking Code, for purposes of effecting the Consolidation (defined in Section 1.2 below). IBC will acquire and own all the outstanding capital shares of New Bank as of the date the organization of New Bank becomes effective.

     1.2 Execution of Consolidation Agreement. Promptly after New Bank has been organized, unless this Agreement has been terminated, MSB and IBC shall, and IBC shall cause New Bank to, execute and enter into a Consolidation Agreement substantially in the form of Exhibit A attached to this Agreement (the "Consolidation Agreement"), providing for the consolidation of MSB with and into New Bank under the charter of New Bank (the "Consolidation"). The financial institution resulting from the Consolidation ("Consolidated Bank") shall be a wholly owned subsidiary of IBC.

     1.3 Name of Consolidated Bank. The name of the Consolidated Bank shall be "New MSB Bank" or such other name as the Board of Directors and shareholder of the Consolidated Bank shall determine.

     1.4 Business of Consolidated Bank. The business of the Consolidated Bank shall be that of a Michigan banking corporation. The Consolidated Bank shall conduct its business at its main office that shall be located at Bay City, Michigan, and at its legally established branches.

     1.5 The Closing. The consummation of the transactions contemplated by this Agreement and the Consolidation Agreement shall take place at a closing (the "Closing") to be held upon the satisfaction or waiver of all of the conditions to the Consolidation set forth herein and in the Consolidation Agreement, which Closing shall take place at 10:00 a.m., local time, at the offices of Varnum, Riddering, Schmidt & Howlett LLP (or at such other place upon which the parties may agree), on a date mutually agreeable to the parties hereto, but in no event later than the last business day of the month in which
(a) all of the conditions to the Consolidation set forth herein and in the Consolidation Agreement have been satisfied or waived, or

(b) if both of the conditions in Section 1.6(f)(i) and (ii) have been satisfied, five (5) days following the expiration of the Determination Period (hereinafter referred to as the "Closing Date").

     1.6 Conversion of Shares. The manner of converting the shares of MSB and New Bank shall be as follows:

          (a) Shares of New Bank. At the Effective Time, as defined in Article 2 of the Consolidation Agreement, each share of New Bank, par value $100.00 per share, issued and outstanding shall remain outstanding as a share of the Consolidated Bank, and the capital of New Bank shall become capital of the Consolidated Bank.

          (b) Conversion of MSB Common Stock.  At the Effective Time, subject to
     Article 5 of the Consolidation Agreement, by virtue of the Consolidation and without any action on the part of MSB, or the holder of any security of MSB, each share of common stock of MSB, par value $0.01 per share ("MSB Common Stock"), issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 1.6(e), shall be converted into the right to receive 0.8 fully paid and nonassessable shares (the "Conversion Ratio") of IBC common stock, $1.00 par value per share (the "IBC Common Stock"), subject to adjustment as provided in this Section
     1.6. If the sum of the number of shares of MSB Common Stock outstanding at the Effective Time plus the number of shares of MSB Common Stock that are subject to outstanding MSB Stock Options as of the Effective Time differs from 4,598,780 shares, the Conversion Ratio shall be automatically adjusted by multiplying the original Conversion Ratio by the quotient obtained by dividing 4,598,780 by the sum of the number of shares of MSB Common Stock issued and outstanding at the Effective Time plus the number of shares subject to the outstanding MSB Stock Options at the Effective Time; provided, however, that, in performing any such adjustment, the Conversion Ratio shall be rounded to the nearest hundredth of a share of IBC Common Stock.

          (c) No Fractional Shares. No fractional shares of IBC Common Stock shall be issued. Each holder of MSB Common Stock who would otherwise be entitled to receive a fractional part of a share of IBC Common Stock pursuant to Section 1.6(b) shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction (rounded to the nearest tenth when expressed as an Arabic number) by the average closing sale price of IBC Common Stock as reported on the Nasdaq Stock Market on the five trading days immediately preceding the Effective Time.

          (d) Recapitalization. In the event that either IBC or MSB changes (or establishes a record date for changing) the number of shares of IBC Common Stock or shares of MSB Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination or similar transaction with respect to the outstanding shares of IBC Common Stock or MSB Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the Conversion Ratio shall be appropriately and proportionately adjusted.

          (e) Certain Owned Shares of MSB Common Stock. Any and all shares of MSB Common Stock owned by MSB, IBC or any direct or indirect majority-owned Subsidiary of either of them, in each case other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (f) MSB Termination Right; IBC Adjustment Right. The Board of Directors of MSB may terminate this Agreement upon written notice to IBC (the "Termination Notice"), at any time during the Determination Period (as defined below), if both of the following conditions are satisfied:

             (i) the Average Closing Price shall be less than the product of
        0.85 and the Starting Price; and

             (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "IBC Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio"); subject, however, to the following provisions. During the five (5) day period commencing with IBC's receipt of MSB's Termination Notice, IBC shall have the option to elect to increase the Conversion Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.85, the Starting Price and the Conversion Ratio by (B) the Average Closing Price, or (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Conversion Ratio by
        (B) the IBC Ratio. If IBC makes such an election within such five (5) day period, it shall give prompt written notice to MSB of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 1.6(f) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 1.6(f).

     For purposes of this Section 1.6(f), the following terms shall have the meanings indicated:

     "Average Closing Price" means the average of the daily last sale prices of IBC Common Stock as reported on the Nasdaq Stock Market ("Nasdaq") (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen (15) consecutive full trading days in which such shares are traded on the Nasdaq ending at the close of trading on the first day of the Determination Period.

     "Average Index Price" means the average of the Index Prices for the fifteen
(15) consecutive full Nasdaq trading days ending at the close of trading on the first day of the Determination Period.

     "Determination Period" means the fifteen (15) day period commencing two (2) days after the date on which the last Requisite Regulatory Approval required for consummation of the Consolidation shall be received.

     "Index Group" means the Nasdaq Bank Stock Index.

     "Index Price" on a given date means the average of the closing prices on such date of the companies comprising the Index Group.

     "Starting Date" means the last full day on which the Nasdaq was open for trading prior to the execution of this Agreement.

     "Starting Price" shall mean the last sale price per share of IBC Common Stock on the Starting Date, as reported by the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

     1.7 IBC Common Stock. All shares of IBC Common Stock that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of IBC Common Stock at and after the Effective Time.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF IBC

     Except as otherwise set forth in the IBC disclosure memorandum ("IBC Disclosure Memorandum") previously delivered to MSB, IBC represents and warrants to MSB that:

     2.1 Organization and Good Standing. IBC is duly registered as a bank holding company under the Bank Holding Company Act. Each of the IBC Companies is duly organized, validly existing and in good standing under the laws of the State of Michigan (except that IBC Capital Finance is a business trust organized and in good standing under Delaware Law) and has the corporate power to carry on their respective businesses substantially as it is now being conducted. Each IBC Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IBC. The IBC
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Disclosure Memorandum contains true and complete copies of the Articles of
Incorporation and Bylaws of IBC.

     2.2 Subsidiaries. Section 2.2 of the IBC Disclosure Memorandum contains a true and complete list of all of the IBC Subsidiaries as of the date of this Agreement. Except as disclosed in Section 2.2 of the IBC Disclosure Memorandum, IBC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each IBC Subsidiary. No equity securities of any IBC Subsidiary are or may become required to be issued by reason of any Rights, and there are no contracts by which any IBC Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no contracts relating to the rights of any IBC Company to vote or to dispose of any shares of the capital stock of any IBC Subsidiary. All of the shares of capital stock of each IBC Subsidiary held by an IBC Company are fully paid and, except pursuant to Section 201 of the Michigan Banking Code in the case of the IBC banks, are owned by the IBC Company free and clear of any lien.

     2.3  Capitalization.

          (a) IBC has authorized capital of 14,000,000 shares of common stock, par value $1.00 per share ("IBC Common Stock"), and 200,000 shares of preferred stock, without par value. As of March 23, 1999, 7,426,991 shares of IBC Common Stock were issued and outstanding. No shares of IBC preferred stock are issued or outstanding. All of the issued and outstanding shares of IBC Common Stock are, and all of the shares of IBC Common Stock to be issued in exchange for shares of IBC Common Stock upon consumption of the Consolidation, when issued in accordance with the terms of this Agreement and the Consolidation Agreement, will be, validly issued, fully paid and not subject to assessment. There are no warrants, options, contracts or rights outstanding for the purchase of any additional shares of IBC except as reflected in the notes to IBC's consolidated financial statements for the year ended December 31, 1998, and as may be issued or purchased subsequent to December 31, 1998, pursuant to IBC's Dividend Reinvestment and Stock Purchase Plan and IBC's various equity-based compensation plans. IBC has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination or similar transaction that has not become effective prior to the date of this Agreement.

          (b) Except as set forth in Section 2.3(a) of this Agreement or as disclosed in Section 2.3 of the IBC Disclosure Memorandum, there are no shares of capital stock or other equity securities of IBC outstanding and no outstanding Rights relating to the capital stock of IBC and there are no warrants, options, contracts or rights (including preemptive rights or rights contained in convertible securities or any other rights) outstanding for the purchase or acquisition of any additional shares of IBC.

     2.4 Authorizations. The execution, delivery and performance of this Agreement have been duly and validly authorized by IBC and its Board of Directors, and do not violate or conflict with IBC's Articles of Incorporation, Bylaws or any court order or decree to which it or any of its Subsidiaries is a party or subject, or by which IBC or any such Subsidiary is bound, subject to the approval of this Agreement and the Consolidation Agreement by the shareholders of IBC. The execution and performance of this Agreement and the Consolidation Agreement do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which IBC or any of its Subsidiaries is bound. The Merger Documents, when executed and delivered, will be a valid, binding and enforceable obligation of IBC (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     2.5 Financial Statements. The consolidated statements of financial condition of IBC as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, as reported by IBC's independent accountants, KPMG LLP, including all schedules and notes relating thereto (the "IBC Financial Statements"), fairly present IBC's financial condition and results of operations, on a consolidated basis, on the

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dates and for the periods indicated in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in said financial statements). The IBC Financial Statements referred to in this Section 2.5 do not, as of the date hereof, include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders such IBC Financial Statements, in light of the circumstances under which they were made, misleading in any material respect.

     2.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated Statement of Financial Condition of IBC as of December 31, 1998, and the notes thereto, IBC, on a consolidated basis, has no material liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature and amount required to be reflected in such statement, or the notes thereto, in accordance with GAAP.

     2.7 Loan Guarantees and Loss Reserves. To the best of its knowledge, all material guarantees of indebtedness owed to IBC Companies, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, and other federal agencies, are valid and enforceable in accordance with their respective terms. The IBC Companies' allowance for loan losses reflected in IBC's December 31, 1998, consolidated financial statements, pursuant to GAAP, was adequate to meet all loan losses then reasonably anticipated based upon the facts and circumstances known as of that date.

     2.8 Title to Properties. The IBC Companies are the owner of all material property and assets reflected in their audited Statement of Financial Condition at December 31, 1998, free of any material liens and encumbrances, except as noted therein, and except for changes thereafter in the ordinary course of business, which changes are not in the aggregate material to IBC's business. The IBC Companies have good and marketable title to all material properties and assets acquired after December 31, 1998, free of liens and encumbrances, except assets disposed of or encumbered in the ordinary course of business. All material leases to which an IBC Company is a party are valid and enforceable in accordance with their respective terms. Each material lease is specifically identified in the IBC Disclosure Memorandum. The IBC Companies have not received notice of any material violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to their operations or properties.

     2.9 Governmental Regulation. The IBC Companies hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their business. To the best of IBC's knowledge, the IBC Companies have conducted their business so as to comply in all material respects with all applicable federal, state and local statutes, regulations, ordinances or rules, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, privacy, trade practices, consumer protection, occupational safety, civil rights, age discrimination in employment, employee benefits, labor relations, fair employment practices and fair labor standards.

     2.10 Absence of Litigation. Except as disclosed in Section 2.10 of the IBC Disclosure Memorandum, there is no Litigation instituted or pending or, to the knowledge of IBC, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any IBC Company, or against any asset, interest, or right of any of them, that seeks to enjoin, delay, or prevent the execution, delivery, or performance of the Merger Documents or the completion of the transactions contemplated therein or herein, or that, if a judgment adverse to a IBC Company were to be rendered in such Litigation, would have, individually or in the aggregate, a Material Adverse Effect on IBC, nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any IBC Company that would have, individually, or in the aggregate, a Material Adverse Effect on IBC. Section
2.10 of the IBC Disclosure Memorandum contains a copy of each audit letter response received by IBC from attorneys for any IBC Company in connection with the preparation of the financial statements of IBC or otherwise since December 31, 1997, relating to any Litigation pending as of the date of this Agreement to which any IBC Company is a party and which names

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

any IBC Company as a defendant or cross-defendant, and a brief summary report of any such litigation that is not discussed in such audit letter responses.

     2.11  Reports and SEC Documents.

          (a) Reports. IBC and each of the IBC Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with the Regulatory Authorities, and all other reports and statements required to be filed by them since January 1, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on IBC. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of IBC or the IBC Subsidiaries, no Regulatory Authority has initiated any proceeding or, to the best knowledge of IBC, investigation into the business or operations of IBC or any of IBC Subsidiaries since January 1, 1995. There is no unresolved written violation, written criticism, or written exception by any Regulatory Authority with respect to any report or statement relating to any examinations of IBC or any of the IBC Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on IBC.

          (b) SEC Documents. IBC has made available to MSB a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by IBC with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1995 (as such documents have since the time of their filing been amended, the "IBC SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange
     Act) that IBC was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the IBC SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IBC SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of IBC included in the IBC SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of IBC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the IBC SEC Documents have been so filed.

     2.12 Tax Matters. Except as may be disclosed in Section 2.12 of the IBC Disclosure Memorandum:

          (a) All tax returns required to be filed by or on behalf of any of the IBC Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on IBC. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the IBC Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on IBC, except as reserved against in the IBC

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

     Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.12 of the IBC Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the IBC financial statements.

          (b) None of the IBC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for any of the IBC Companies for the period or periods through and including the date of the respective IBC financial statements has been made and is reflected on such IBC financial statements in accordance with GAAP.

          (d) Deferred Taxes of the IBC Companies have been provided for in accordance with GAAP.

          (e) Each of the IBC Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (f) Except as disclosed in Section 2.12 of the IBC Disclosure Memorandum, IBC has not received any notification of an audit of its federal income tax returns for any tax years since 1988.

     2.13 Conduct. Since December 31, 1998, neither IBC nor any of its Subsidiaries has: (a) experienced any material adverse change in financial condition, assets, liabilities or business; (b) conducted its business or entered into any material transaction otherwise than in the ordinary course, or incurred or become subject to any material liabilities or obligations except current liabilities incurred in the ordinary course of business and except for any branch or bank acquisition agreements that IBC or its Subsidiaries may enter into prior to the Effective Time as to which notice of such is provided to MSB by IBC; (c) to the best of IBC's knowledge, suffered any union organizational efforts or any labor trouble, or any event or condition of any character materially and adversely affecting its business or prospects not generally affecting banks in Michigan in substantially the same manner and to substantially the same relative extent; (d) paid, other than in the ordinary course of business, any material obligation or liability other than those shown on the IBC Financial Statements or incurred after the date thereof in the ordinary course of business; (e) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its material assets, or sold or transferred any such material assets, except in the ordinary course of business; (f) learned of any basis for the institution of any action, suit, proceeding or governmental investigation against it with respect to its business, properties, assets or goodwill, that might have a Material Adverse Effect on IBC or any of its Subsidiaries; or (g) made or permitted any amendment or termination of any material contract to which it is a party except for the expiration of contracts at the end of their term and termination of contracts which are terminable by the other party without any fault or omission on the part of IBC or a Subsidiary of IBC.

     2.14 Compliance with Laws. Each IBC Company has in effect all permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted, except for those permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IBC, and there has occurred no default under any such permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IBC. Except as disclosed in Section
2.14 of the IBC Disclosure Memorandum, no IBC Company:

          (a) Is in default under its governing documents;

          (b) Is in violation of any laws, orders, or permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IBC;

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          (c) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any such entity is not in compliance with any of the laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on IBC, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have a Material Adverse Effect on IBC, or (iii) requiring any such entity to enter into or consent to the issuance of a cease and desist order, supervisory letter, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, and is subject to any such agreement under, letter of understanding; or

          (d) Directly or indirectly engages in any material activity prohibited to be conducted by any such entity, or owns any material assets prohibited to be held by such entity.

     2.15 Brokerage Fees. IBC has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has no express or implied agreement with any Person or company relative to commissions or finder's fees as to such transactions.

     2.16 Contracts. Except as to contracts and agreements listed or described in Section 2.16 of the IBC Disclosure Memorandum, as of the date of this Agreement no IBC Company is a party to (in its own name or as successor in interest to any predecessor) or bound by any material written or oral: (a) employment, management or consulting contract or service agreement which by its terms IBC knows or should know is not terminable by the IBC Company on 30 days' notice or less without cost or penalty; (b) collective bargaining agreement with any labor or trade union or association or employee group; (c) bonus, pension, profit-sharing, retirement, stock option, stock purchase, hospitalization, insurance or other similar plan providing for benefits for its employees; (d) lease, installment purchase agreement or other contract with respect to any property (real, personal or mixed) used or proposed to be used in the IBC Company's operation; (e) contract or agreement for the purchase or disposition of material, supplies, equipment or services; (f) instrument evidencing or relating to indebtedness for money borrowed or money to be borrowed or creating any lien or security interest in any real or personal property excluding such instruments with customers relating to banking transactions; (g) contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement; (h) agreement not to compete in any line of business or any geographic area; (i) contract or agreement (or outstanding solicitation for bids) for capital expenditures; (j) any lease, indenture, note or other contract under which any IBC Company is in material default; (k) any contract, except ordinary and customary banking relationships and employment agreements, with any executive officer, director, or holder of more than 5% of the outstanding stock of IBC; (l) any deferred compensation or severance pay agreement; or (m) any other material agreement not made in the ordinary course of the IBC Company's business. True and correct copies of all contracts and agreements listed or described in IBC Disclosure Memorandum are attached to the IBC Disclosure Memorandum or are described therein. As of the date of this Agreement, each IBC Company has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred that, with the lapse of time or action by a third party, could result in a default under any outstanding indenture, mortgage, contract, lease or other agreement to which any IBC Company is a party or by which any IBC Company is bound or under any provision of its Articles of Incorporation or Bylaws.

     2.17 Duties as Fiduciary. As of the date of this Agreement, each IBC Company, in its capacity as trustee, escrow agent, executor, administrator, custodian, guardian, receiver or other fiduciary, has, to the best of its knowledge, performed all of its material duties in accordance with all legal standards applicable to such duties whether imposed by contract, statute or common law.

     2.18 Insurance. As of the date of this Agreement, the IBC Companies have in effect insurance coverage on their assets, properties, premises, operations and personnel in such amounts and against such risks and losses as they reasonably believe to be adequate and customary for the business conducted by the IBC Companies.

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     2.19  Books and Records.  To the best of IBC's knowledge, IBC's minute books accurately reflect all actions taken by its shareholders, directors, and committees of directors, and such books, accounts and records of IBC have been maintained in a regular manner and in compliance with all applicable laws.

     2.20  Employee Benefit Plans and Other Employee Matters.

          (a) The IBC Disclosure Memorandum includes a list of (1) all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]), and (2) all other bonus, deferred compensation, pension, retirement, profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans or programs, all employment or severance contracts, and any applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement, maintained by, or to which IBC or any ERISA Affiliate has made payments or contributions, with respect to its employees (the "IBC Employee Benefit Plans"), together with a list of any such plans terminated since January 1, 1993, or merged into or consolidated with any of the current IBC Employee Benefit Plans. The IBC Disclosure Memorandum includes true and complete copies of all IBC Employee Benefit Plans, and such contracts or arrangements, including but not limited to, any trust instruments and/or insurance and investment contracts, if any, forming a part of any such IBC Employee Benefit Plan, and all amendments thereto, including but not limited to (i) the actuarial report for each IBC Employee Benefit Plan, if applicable, and the annual report (Form 5500 series), for each of the last three plan years, (ii) the current summary plan description (if applicable) for each IBC Employee Benefit Plan, and
     (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for each IBC Employee Benefit Plan. No reportable event as defined by Section 4043 of ERISA or the regulations thereunder for which the 30 day reporting requirement has not been waived has occurred with respect to any IBC Employee Benefit Plan subject to ERISA. No such IBC Employee Benefit Plan has been terminated since January 1, 1993. IBC has not sought or obtained from the Internal Revenue Service any waiver of standard funding requirements under any IBC Employee Benefit Plan during the past five years. IBC's policies concerning hours worked by, and payments made to, employees of IBC have not been in violation of the Fair Labor Standards Act or any other applicable laws dealing with such matters. All payments due from IBC on account of each IBC Employee Benefit Plan have been paid or accrued as a liability on the books of IBC, and all severance payments which are or were due under the terms of any agreement, oral or written, have been paid or accrued as a liability on the books of IBC, except as set forth in Section 2.20 of the IBC Disclosure Memorandum.

          (b) Each IBC Employee Benefit Plan has been administered in substantial compliance with its terms and with all applicable provisions of ERISA, the Code and all other applicable laws and regulations. Each IBC Employee Benefit Plan, that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS, and IBC is not aware of any circumstances likely to result in the revocation of any such favorable determination letter.

          (c) There is no material pending or threatened litigation or government investigation relating to any of the IBC Employee Benefit Plans. Neither IBC or any of its ERISA Affiliates has engaged in a transaction with respect to any IBC Employee Benefit Plan that could subject IBC or any of its ERISA Affiliates or any other party to a tax or penalty imposed by
     Section 4975 of the Code, or Sections 502(i) or 502(l) of ERISA in an amount that would be material.

          (d) No liability under Title IV of ERISA has been, or is expected to be, incurred by IBC or any of its ERISA Affiliates, with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of
     Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or a single-employer plan of any entity which is considered one employer with IBC or any of its ERISA Affiliates.

          (e) Neither IBC nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability with respect to a Multiemployer Plan (as defined in Sections 3(37) and 40001(a)(3) of ERISA) under Subtitle E of Title IV of ERISA. No IBC Employee Benefit Plan has an accumulated
                                       A-9
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     funding deficiency (whether or not waived) within the meaning of Section
     412 of the Code or Section 302 of ERISA. Neither IBC nor any of its ERISA Affiliates has provided or is required to provide security to any IBC Employee Benefit Plan pursuant to Section 401(a)(29) of the Code. Neither IBC nor any of its ERISA Affiliates presently contributes to, or is currently a party to, any Multi-Employer Plan or any plan that is or was subject to Title IV of ERISA.

          (f) Except as set forth in the IBC Disclosure Memorandum, or as required pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA, neither IBC nor any of its ERISA Affiliates has any obligations for retiree health and life benefits under any IBC Employee Benefit Plan.

          (g) Except as set forth in the IBC Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of IBC or an ERISA Affiliate to severance pay, unemployment compensation or other payment except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee, officer or director. No IBC Employee Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other IBC Employee Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (h) For purposes of this Section, the term ERISA Affiliate includes each entity that is (i) a member of a controlled group of corporations with IBC, (ii) under common control with IBC, or (iii) a member of an affiliated service group with IBC, within the meaning of Sections 414(b), (c), (m) and
     (o) of the Code.

     2.21 Environmental Liability. There are no material actions, suits, investigations, liabilities, inquiries or other proceedings, rules, orders or citations involving any IBC Company, or any of its material assets, pending or threatened as a result of any failure of any IBC Company, or any predecessor thereof, to comply with any requirement of federal, state, local or foreign law, civil or common, or regulation relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment, nor is there, to the knowledge of IBC, any factual basis for any of the foregoing. None of the property owned or leased by any IBC Company, to the knowledge of IBC, is contaminated with any waste or hazardous substances. To the knowledge of IBC after reasonable investigation, no IBC Company is or may be deemed to be an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a "hazardous substance," as those terms are defined in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. ss. 9601 et. seq.

     2.22 Community Reinvestment Act Compliance. No IBC Company has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and IBC has received a CRA rating of satisfactory or better from the FDIC. IBC knows of no fact or circumstance or set of facts or circumstances which would cause any IBC Company to fail to comply with such provisions or to cause the CRA rating of any IBC Company to fall below satisfactory.

     2.23 Statements True and Correct. None of the information supplied or to be supplied by any IBC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by IBC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any IBC Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to IBC's shareholders in connection with the IBC Shareholders' Meeting or the Proxy Statement/Prospectus to be mailed to MSB's shareholders in connection with the MSB Shareholder's Meeting, and any other documents to be filed by IBC or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the respective shareholders of MSB and IBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/
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Prospectus or any amendment thereof or supplement thereto, at the time of the
IBC or MSB Shareholders' Meeting, as applicable, be false or misleading with respect to any material fact, or omit to state any material facts necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the MSB or IBC Shareholders' Meeting. All documents that any IBC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable Law. Neither this Agreement nor any schedule, statement, list, certificate or other written information furnished or to be furnished by IBC in connection with this Agreement contains, or will contain any untrue statement of a material fact or omits or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     2.24 Tax, Regulatory, and Pooling Matters. No IBC Company nor, to the knowledge of IBC, any Affiliate thereof, has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated by the Merger Documents, including the Consolidation, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) impede or materially delay receipt of any consents of Regulatory Authorities referred to in Section 5.1(b) of this Agreement, or (iii) prevent IBC from accounting for the Consolidation as a pooling of interests in accordance with GAAP and applicable SEC regulations.

     2.25 Year 2000. Each IBC Company's computers, data processing systems and other equipment are Year 2000 compliant in all material respects, or are reasonably expected to be Year 2000 compliant prior to December 31, 1999. The IBC Companies have implemented Year 2000 compliance procedures appropriate for the banking industry with respect to their loan customers and vendors.

     2.26 "Material" Defined. Except where the context otherwise indicates, the term "material" as applied to IBC and its Subsidiaries refers to IBC and its Subsidiaries on a consolidated basis, considering IBC and its Subsidiaries and their assets and businesses as a whole.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF MSB

     Except as otherwise set forth in the MSB disclosure memorandum ("MSB Disclosure Memorandum") previously delivered to IBC, MSB represents and warrants to IBC that:

     3.1 Organization and Good Standing. MSB is a federally chartered stock savings bank. Each of the MSB Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on their respective businesses substantially as it is now being conducted. Each MSB Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSB. The MSB Disclosure Memorandum contains true and complete copies of the Charter and Bylaws of MSB.

     3.2 Subsidiaries. Section 3.2 of the MSB Disclosure Memorandum contains a true and complete list of all of the MSB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 3.2 of the MSB Disclosure Memorandum, MSB or one of its Subsidiaries own all of the issued and outstanding shares of capital stock of each MSB Subsidiary. No equity securities of any MSB Subsidiary are or may become required to be issued by reason of any Rights, and there are no contracts by which any MSB Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no contracts relating to the rights of any MSB Company to vote or to dispose of any shares of the capital stock of any MSB Subsidiary. All of the shares of capital stock of each MSB Subsidiary held by an MSB Company are fully paid and are owned by the MSB Company free and clear of any lien.

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     3.3  Capitalization.

          (a) MSB has authorized capital of 20,000,000 shares of common stock, par value $0.01 per share ("MSB Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 23, 1999, 4,290,414 shares of MSB Common Stock were issued and outstanding. No shares of MSB Preferred Stock are issued or outstanding. All of the issued and outstanding shares of MSB Common Stock are validly issued, fully paid and not subject to assessment. MSB has reserved 333,196 shares of MSB Common Stock for issuance under MSB stock option plans, pursuant to which options to purchase not more than 308,366 shares of MSB Common stock are outstanding. MSB has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination or similar transaction that has not become effective prior to the date of this Agreement.

          (b) Except for the Warrant and the Warrant Purchase Agreement, and except as set forth in Section 3.3(a) of this Agreement or as disclosed in
     Section 3.3 of the MSB Disclosure Memorandum, there are no shares of capital stock or other equity securities of MSB outstanding and no outstanding Rights relating to the capital stock of MSB and there are no warrants, options, contracts or rights (including preemptive rights or rights contained in convertible securities or any other rights) outstanding for the purchase or acquisition of any additional shares of MSB.

     3.4 Authorizations. The execution, delivery and performance of this Agreement have been duly and validly authorized by MSB and its Board of Directors, and does not violate or conflict with MSB's Charter, Bylaws or any court order or decree to which it or any of its Subsidiaries is a party or subject, or by which MSB or any such Subsidiary is bound, subject to the approval of this Agreement and the Consolidation Agreement by the shareholders of MSB. The execution and performance of this Agreement and the Consolidation Agreement do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which MSB or any of its Subsidiaries is bound. The Merger Documents, when executed and delivered, will be a valid, binding and enforceable obligation of MSB (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     3.5 Financial Statements. The consolidated statements of financial condition of MSB as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1998, as reported by MSB's independent accountants, KPMG LLP, including all schedules and notes relating thereto (the "MSB Financial Statements"), fairly present MSB's financial condition and results of operations, on a consolidated basis, on the dates and for the periods indicated, in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in said financial statements). The MSB Financial Statements referred to in this Section 3.5 do not, as of the date hereof, include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders such MSB Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. The consolidated reports of condition and income ("Call Reports") of MSB for each of the five years ended December 31, 1998, and MSB's statement of condition and statement of income, as of December 31, 1998, including all schedules and notes relating thereto, are correct and complete in all material respects, and fairly present MSB's financial condition and results of operations for the dates and the periods indicated, and the Call Reports have been prepared in accordance with the Call Report instructions on a consistent basis.

     3.6 Absence of Undisclosed Liabilities. Except, as and to the extent reflected or reserved against in the consolidated Statement of Financial Condition of MSB, as of December 31, 1998, and notes thereto, MSB, on a consolidated basis, has no material liabilities or obligations of any nature, (whether accrued, absolute, contingent or otherwise) of a nature and amount required to be reflected in such statement, or the notes thereto, in accordance with GAAP.

                                      A-12
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     3.7  Loan Guarantees and Loss Reserves.  To the best of its knowledge, all material guarantees of indebtedness owed to the MSB Companies, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, and other federal agencies, are valid and enforceable in accordance with their respective terms. MSB's allowance for loan losses reflected in MSB's Statement of Financial Condition, pursuant to GAAP, was adequate to meet all loan losses then reasonably anticipated, based upon the facts and circumstances known as of that date.

     3.8 Title to Properties. The MSB Companies are the owner of all material property and assets reflected in their audited Statement of Financial Condition at December 31, 1998, free of any material liens and encumbrances, except as noted therein, and except for changes thereafter in the ordinary course of business, which changes are not in the aggregate material to MSB's business. The MSB Companies have good and marketable title to all material properties and assets acquired after December 31, 1998, free of liens and encumbrances, except assets disposed of or encumbered in the ordinary course of business. All material leases to which a MSB Company is a party are valid and enforceable in accordance with their respective terms. Each material lease is specifically identified in MSB's Disclosure Memorandum. The MSB Companies have not received notice of any material violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or properties.

     3.9 Governmental Regulation. The MSB Companies hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their business. To the best of MSB's knowledge, the MSB Companies have conducted their business so as to comply in all material respects with all applicable federal, state and local statutes, regulations, ordinances or rules, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, privacy, trade practices, consumer protection, occupational safety, civil rights, age discrimination in employment, employee benefits, labor relations, fair employment practices and fair labor standards.

     3.10 Absence of Litigation. Except as disclosed in Section 3.10 of the MSB Disclosure Memorandum, there is no Litigation instituted or pending or, to the knowledge of MSB, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any MSB Company, or against any asset, interest, or right of any of them, that seeks to enjoin, delay, or prevent the execution, delivery, or performance of the Merger Documents or the completion of the transactions contemplated therein or herein, or that, if a judgment adverse to a MSB Company were to be rendered in such Litigation, would have, individually or in the aggregate, a Material Adverse Effect on MSB, nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any MSB Company that would have, individually, or in the aggregate, a Material Adverse Effect on MSB. Section
3.10 of the MSB Disclosure Memorandum contains a copy of each audit letter response received by MSB from attorneys for any MSB Company in connection with the preparation of the MSB financial statements or otherwise since December 31, 1997, relating to any Litigation pending as of the date of this Agreement to which any MSB Company is a party and which names any MSB Company as a defendant or cross-defendant, and a brief summary report of any such litigation that is not discussed in such audit letter responses.

     3.11  Reports and Securities Documents.

          (a) Reports. MSB and each of the MSB Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with the Regulatory Authorities, and all other reports and statements required to be filed by them since January 1, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on MSB. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of MSB or the MSB Subsidiaries, no Regulatory Authority has initiated any proceeding or, to the best knowledge of MSB, investigation into the business or operations of MSB or any of MSB Subsidiaries since January 1, 1995. Except as provided in the MSB Disclosure Memorandum, there is no unresolved written violation, written criticism, or written exception by any Regulatory Authority with respect to any report or statement relating to any examinations of MSB or any of the MSB Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on MSB.

          (b) Securities Documents. MSB has made available to IBC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by MSB with the Office of Thrift Supervision ("OTS") (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1995 (as such documents have since the time of their filing been amended, the "MSB Securities Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange
     Act) that MSB was required to file with the OTS since such date under the Exchange Act. As of their respective dates of filing with the OTS, the MSB Securities Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such MSB Securities Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MSB included in the MSB Securities Documents complied as to form, as of their respective dates of filing with the OTS, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of MSB and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the MSB Securities Documents have been so filed.

     3.12 Tax Matters. Except as may be disclosed in Section 3.12 of the MSB Disclosure Memorandum:

          (a) All tax returns required to be filed by or on behalf of any of the MSB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on MSB. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the MSB Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on MSB, except as reserved against in the MSB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 3.12 of the MSB Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the MSB financial statements.

          (b) None of the MSB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for any of the MSB Companies for the period or periods through and including the date of the respective MSB financial statements has been made and is reflected on such MSB financial statements in accordance with GAAP.

          (d) Deferred Taxes of the MSB Companies have been provided for in accordance with GAAP.
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

          (e) Each of the MSB Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (f) Except as disclosed in Section 3.12 of the MSB Disclosure Memorandum, MSB has not received any notification of an audit of its federal income tax returns for any tax years since 1990.

     3.13 Conduct. Since December 31, 1998, neither MSB nor any of its Subsidiaries has: (a) experienced any material adverse change in financial condition, assets, liabilities or business; (b) conducted its business or entered into any material transaction otherwise than in the ordinary course, or incurred or become subject to any material liabilities or obligations except current liabilities incurred in the ordinary course of business; (c) to the best of MSB's knowledge, suffered any union organizational efforts or labor trouble, or any event or condition of any character materially and adversely affecting its business or prospects not generally affecting banks or thrifts in Michigan in substantially the same manner and to substantially the same relative extent;
(d) paid, other than in the ordinary course of business, any material obligation or liability other than those shown on the MSB Financial Statements or incurred after the date thereof in the ordinary course of business; (e) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its material assets, or sold or transferred any such material assets, except in the ordinary course of business; (f) made or permitted any amendment or termination of any material contract to which it is a party except for the expiration of contracts at the end of their term and termination of contracts which are terminable by the other party without any fault or omission on the part of MSB or a Subsidiary of MSB; (g) issued or sold any of its bonds, debentures or other similar corporate capital debt obligations; (h) declared or set aside or paid any dividend or other distribution in respect to its capital shares or, directly or indirectly, purchased, redeemed or otherwise acquired any such shares; or (i) except for pay increases which have been consistent with established past practice, granted any increase in the salary or bonus payable, or to be payable, to any officer, director or holder of 5% or more of the outstanding Bank Shares, or any spouse, child, parent or sibling of any such Person, or to any employee whose annual rate of salary and bonus at December 31, 1998, exceeded $50,000.

     3.14 Compliance with Laws. Each MSB Company has in effect all permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted, except for those permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSB, and there has occurred no default under any such permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSB. Except as disclosed in Section
3.17 of the MSB Disclosure Memorandum, no MSB Company:

          (a) Is in default under its governing documents;

          (b) Is in violation of any laws, orders, or permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSB;

          (c) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any such entity is not in compliance with any of the laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on MSB, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have a Material Adverse Effect on MSB, or (iii) requiring any such entity to enter into or consent to the issuance of a cease and desist order, supervisory letter, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, and is subject to any such agreement under, letter of understanding; or

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          (d) Directly or indirectly engages in any material activity prohibited to be conducted by any such entity, or owns any material assets prohibited to be held by such entity.

     3.15 Brokerage Fees. MSB has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has no express or implied agreement with any Person or company relative to commissions or finder's fees as to such transactions, except for fees and commissions payable or to be payable to McConnell, Budd & Downes, Inc. as described in
Section 3.20 of the MSB Disclosure Memorandum.

     3.16 Contracts. Except as to contracts and agreements listed or described in Section 3.16 of the MSB Disclosure Memorandum, as of the date of this Agreement no MSB Company is a party to (in its own name or as successor in interest to any predecessor) or bound by any material written or oral: (a) employment, management or consulting contract or service agreement which by its terms MSB knows or should know is not terminable by the MSB Company on 30 days' notice or less without cost or penalty; (b) collective bargaining agreement with any labor or trade union or association or employee group; (c) bonus, pension, profit-sharing, retirement, stock option, stock purchase, hospitalization, insurance or other similar plan providing for benefits for its employees; (d) lease, installment purchase agreement or other contract with respect to any property (real, personal or mixed) used or proposed to be used in the MSB Company's operation; (e) contract or agreement for the purchase or disposition of material, supplies, equipment or services; (f) instrument evidencing or relating to indebtedness for money borrowed or money to be borrowed or creating any lien or security interest in any real or personal property excluding such instruments with customers relating to banking transactions; (g) contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement; (h) agreement not to compete in any line of business or any geographic area; (i) contract or agreement (or outstanding solicitation for bids) for capital expenditures; (j) any lease, indenture, note or other contract under which any MSB Company is in material default; (k) any contract, except ordinary and customary banking relationships and employment agreements, with any executive officer, director, or holder of more than 5% of the outstanding stock of MSB; (l) any deferred compensation or severance pay agreement; or (m) any other material agreement not made in the ordinary course of the MSB Company's business. True and correct copies of all contracts and agreements listed or described in MSB Disclosure Memorandum are attached to the MSB Disclosure Memorandum except to the extent described therein. As of the date of this Agreement, each MSB Company has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred that, with the lapse of time or action by a third party, could result in a default under any outstanding indenture, mortgage, contract, lease or other agreement to which any MSB Company is a party or by which any MSB Company is bound or under any provision of its Articles of Incorporation or Bylaws.

     3.17 Duties as Fiduciary. As of the date of this Agreement, each MSB Company does not exercise fiduciary powers, except as a document custodian for FHLMC.

     3.18 Insurance. As of the date of this Agreement, the MSB Companies have in effect insurance coverage on their assets, properties, premises, operations and personnel in such amounts and against such risks and losses as they reasonably believe to be adequate and customary for the business conducted by the MSB Companies.

     3.19 Books and Records. To the best of MSB's knowledge, MSB's minute books accurately reflect all actions taken by its shareholders, directors, and committees of directors, and such books, accounts and records of MSB have been maintained in a regular manner and in compliance with all applicable laws.

     3.20  Employee Benefit Plans and Other Employee Matters.

          (a) The MSB Disclosure Memorandum includes a list of (1) all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]), and (2) all other bonus, deferred compensation, pension, retirement, profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans or programs, all employment or severance contracts, and any

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     applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement, maintained by, or to which any MSB or any ERISA Affiliate has made payments or contributions, with respect to its employees (the "MSB Employee Benefit Plans"), together with a list of any such plans terminated since January 1, 1993, or merged into or consolidated with any of the current MSB Employee Benefit Plans. The MSB Disclosure Memorandum includes true and complete copies of all MSB Employee Benefit Plans, and such contracts or arrangements, including but not limited to, any trust instruments and/or insurance and investment contracts, if any, forming a part of any such MSB Employee Benefit Plan, and all amendments thereto, including but not limited to (i) the actuarial report for each MSB Employee Benefit Plan, if applicable, and the annual report (Form 5500 series), for each of the last three plan years, (ii) the current summary plan description (if applicable) for each MSB Employee Benefit Plan, and
     (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for each MSB Employee Benefit Plan. No reportable event as defined by Section 4043 of ERISA or the regulations thereunder for which the 30 day reporting requirement has not been waived has occurred with respect to any MSB Employee Benefit Plan subject to ERISA. Except as set forth in the MSB Disclosure Memorandum, no MSB Employee Benefit Plan has been terminated since January 1, 1993. MSB has not sought or obtained from the Internal Revenue Service any waiver of standard funding requirements under any MSB Employee Benefit Plan during the past five years. MSB's policies concerning hours worked by, and payments made to, employees of MSB have not been in violation of the Fair Labor Standards Act or any other applicable laws dealing with such matters. All payments due from MSB on account of each MSB Employee Benefit Plan have been paid or accrued as a liability on the books of MSB, and all severance payments which are or were due under the terms of any agreement, oral or written, have been paid or accrued as a liability on the books of MSB, except as set forth in Section 3.20 of the MSB Disclosure Memorandum.

          (b) Each MSB Employee Benefit Plan has been administered in substantial compliance with its terms and with all applicable provisions of ERISA, the Code and all other applicable laws and regulations. Each MSB Employee Benefit Plan, that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS, and MSB is not aware of any circumstances likely to result in the revocation of any such favorable determination letter. MSB's Employee Stock Ownership Plan satisfies the requirements for an employee stock ownership plan under Section 4975(e)(7) of the Code.

          (c) There is no material pending or threatened litigation or government investigation relating to any of the MSB Employee Benefit Plans. Neither MSB or any of its ERISA Affiliates has engaged in a transaction with respect to any MSB Employee Benefit Plan that could subject MSB or any of its ERISA Affiliates or any other party to a tax or penalty imposed by
     Section 4975 of the Code, or Sections 502(i) or 502(l) of ERISA in an amount that would be material.

          (d) No liability under Title IV of ERISA has been, or is expected to be, incurred by MSB or any of its ERISA Affiliates, with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of
     Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or a single-employer plan of any entity which is considered one employer with MSB or any of its ERISA Affiliates.

          (e) Neither MSB nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability with respect to a Multiemployer Plan (as defined in Sections 3(37) and 40001(a)(3) of ERISA) under Subtitle E of Title IV of ERISA. No MSB Employee Benefit Plan has an accumulated funding deficiency (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Except as set forth in the MSB Disclosure Memorandum, neither MSB nor any of its ERISA Affiliates has provided or is required to provide security to any MSB Employee Benefit Plan pursuant to Section 401(a)(29) of the Code. Neither MSB nor any of its ERISA Affiliates presently contributes to, or is currently a party to, any Multi-Employer Plan or any plan that is or was subject to Title IV of ERISA.

                                      A-17
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          (f) Except as set forth in the MSB Disclosure Memorandum, or as required pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA, neither MSB nor any of its ERISA Affiliates has any obligations for retiree health and life benefits under any MSB Employee Benefit Plan.

          (g) Except as set forth in the MSB Disclosure Memorandum or as provided for in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of MSB or an ERISA Affiliate to severance pay, unemployment compensation or other payment except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee, officer or director. No MSB Employee Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other MSB Employee Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (h) For purposes of this Section, the term ERISA Affiliate includes each entity that is (i) a member of a controlled group of corporations with MSB, (ii) under common control with MSB, or (iii) a member of an affiliated service group with MSB, within the meaning of Sections 414(b), (c), (m) and
     (o) of the Code.

     3.21 Environmental Liability. There are no material actions, suits, investigations, liabilities, inquiries or other proceedings, rules, orders or citations involving any MSB Company, or any of its material assets, pending or threatened as a result of any failure of any MSB Company, or any predecessor thereof, to comply with any requirement of federal, state, local or foreign law, civil or common, or regulation relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment, nor is there, to the knowledge of MSB, any factual basis for any of the foregoing. None of the property owned or leased by any MSB Company is, to the knowledge of MSB, contaminated with any waste or hazardous substances except as disclosed in a baseline environmental assessment, dated December 12, 1997, pertaining to the Landmark Plaza Building in Bay City, Michigan. To the knowledge of MSB after reasonable investigation, no MSB Company is or may be deemed to be an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a "hazardous substance," as those terms are defined in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. ss. 9601 et. seq.

     3.22 Community Reinvestment Act Compliance. No MSB Company has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and MSB has received a CRA rating of satisfactory or better from the OTS. MSB knows of no fact or circumstance or set of facts or circumstances which would cause any MSB Company to fail to comply with such provisions or to cause the CRA rating of any MSB Company to fall below satisfactory.

     3.23 Statements True and Correct. None of the information supplied or to be supplied by any MSB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by IBC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any MSB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to MSB's shareholders in connection with the MSB Shareholders' Meeting or the Proxy Statement/Prospectus to be mailed to IBC's shareholders in connection with the IBC Shareholder's Meeting, and any other documents to be filed by MSB or any Affiliate thereof with the SEC, the OTS or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statement/ Prospectus, when first mailed to the respective shareholders of MSB and IBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the MSB or IBC Shareholders' Meeting, as applicable, be false or misleading with respect to any material fact, or omit to state any material facts necessary to correct any statement in any earlier communication with respect to the

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

solicitation of any proxy for the MSB or IBC Shareholders' Meeting. All documents that any MSB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable law. Neither this Agreement nor any schedule, statement, list, certificate or other written information furnished or to be furnished by MSB in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a mate rial fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     3.24 Tax, Regulatory, and Pooling Matters. No MSB Company nor, to the knowledge of MSB, any Affiliate thereof, has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated by the Merger Documents, including the Consolidation, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) impede or materially delay receipt of any consents of Regulatory Authorities referred to in Section 5.1(b) of this Agreement, or (iii) prevent IBC from accounting for the Consolidation as a pooling of interests in accordance with GAAP and applicable SEC regulations.

     3.25 Year 2000. Each MSB Company's computers, data processing systems and other equipment are Year 2000 compliant in all material respects, or are reasonably expected to be Year 2000 compliant prior to December 31, 1999. The MSB Companies have implemented Year 2000 compliance procedures appropriate for the banking industry with respect to their loan customers and vendors.

     3.26 "Material" Defined. Except where the context otherwise indicates, the term "material" as applied to MSB and its Subsidiaries refers to MSB and its Subsidiaries on a consolidated basis, considering MSB and its Subsidiaries and their assets and businesses as a whole.

     3.27 Stock Transactions. Except for the transactions described in MSB Disclosure Memorandum, to the knowledge of MSB after reasonable investigation, no executive officer or director of MSB, and no Person related to any such officer or director by blood or marriage and residing in the same household, has since December 31, 1998, purchased or sold or caused to be purchased or sold any shares of MSB of which such officer, director or related Person is a record or beneficial owner as determined under Regulation 13d-3 under the Securities Exchange Act of 1934, as amended.

     3.28 Disclosure of Deeds, Leases, Agreements, Etc. MSB has furnished to IBC and specifically identified in Section 3.28 of the MSB Disclosure Memorandum, true copies of the following documents:

          (a) Deeds and Titles. Deeds or other relevant title documents relating to all real estate actively utilized by any MSB Company in the conduct of its business and a complete and correct list of all items of personal property which had a net after depreciation book value in excess of $20,000 as of December 31, 1998, reflected in the books and records of MSB as being owned (including those reflected in the balance sheet of MSB as of December 31, 1998, except as since disposed of in the ordinary course of business).

          (b) Lease Agreements. All leases pursuant to which any MSB Company as lessee leases real or personal property, excepting leases as to personal property under which the aggregate lease payments do not exceed $10,000 for the current term of the lease.

          (c) Agreements. (i) All contracts and agreements with respect to any real property used or proposed to be used in the operations of any MSB Company which obligate any MSB Company to make aggregate annual payments in excess of $10,000 or are not terminable at least annually without penalty;
     (ii) all material data processing agreements, service agreements, consulting agreements, or any similar arrangements not terminable by the MSB Company upon 30 days or less notice without penalties; (iii) all contracts or agreements for the purchase or disposition of material, equipment, supplies, or other personal property or the purchase of services which obligate any MSB Company to make aggregate payments in excess of $10,000 or are not terminable at least annually without penalty.

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

          (d) Insurance Policies. All material policies of insurance maintained by any MSB Company with respect to assets, properties, premises, operations and personnel, and copies of the most recent insurance audit, review or report, if any.

          (e) Charter Documents and Bylaws. The Charter of MSB and the Articles or Certificate of Incorporation of its Subsidiaries, together with the Bylaws of MSB and its Subsidiaries, including all amendments to date.

     3.29 Takeover Laws. Each MSB Company has taken all necessary steps to exempt the transactions contemplated by this Agreement and the Consolidation Agreement from any applicable state or federal takeover law.

     3.30 Charter Provisions. MSB has taken all action so that the entering into of the Merger Documents and the consummation of the Consolidation and the other transactions contemplated by the Merger Documents do not and will not result in the grant of any rights to any Person under the governing documents of any MSB Company or restrict or impair the ability of IBC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of MSB that may be directly or indirectly acquired or controlled by IBC or any of its Subsidiaries.

     3.31 Indemnification. Except as provided in the Charter and in the Bylaws of MSB and its Subsidiaries, neither MSB nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of MSB or a Subsidiary of MSB (a "Covered Person"), and except for existing indemnification obligations to certain current and former officers and directors of MSB relating to the Pending Litigation, to the best knowledge of MSB, there are no claims for which any Covered Person would be entitled to indemnification under Section 4.16 if such provisions were deemed to be in effect.

                                   ARTICLE IV
                               CERTAIN COVENANTS

     4.1 Material Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of any change or any condition, event or circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects relating to it or any of its Subsidiaries, taken as a whole, or which would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to cure the same.

     4.2 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed pursuant to the Securities Exchange Act of 1934 (the "1934 Act") with the SEC (in the case of IBC) or the OTS (in the case of MSB), such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end and audit adjustments that are not material). As of their respective dates, such reports filed pursuant to the 1934 Act with the SEC (in the case of IBC) or the OTS (in the case of MSB) will comply in all material respects with the applicable securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another regulatory authority shall be prepared in accordance with the laws, rules and regulations applicable to such reports.

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

     4.3 Registration Statement; Proxy Statement/Prospectus; Shareholder Approvals.

          (a) As soon as practicable after execution of this Agreement, IBC shall file a Registration Statement with the SEC on an appropriate form under the Securities Act of 1933, as amended (the "1933 Act"), and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act, and thereafter, until the Effective Time or termination of this Agreement, to keep same effective and, if necessary, amend and supplement same and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of IBC Common Stock upon consummation of the Consolidation. Such Registration Statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a Proxy Statement/Prospectus thereto reasonably acceptable to IBC and MSB, prepared by IBC and MSB for use in connection with the meetings of their respective shareholders, all in accordance with the rules and regulations of the SEC. MSB shall furnish all information concerning it and the holders of its capital stock as IBC may reasonably request in connection with such action.

          (b) Promptly following filing of the Registration Statement with the SEC, MSB shall file the Proxy Statement/Prospectus with the OTS and shall use its reasonable efforts to cause the Proxy Statement/ Prospectus to be cleared by the OTS for mailing to MSB's shareholders. In advance of filing the Registration Statement, IBC shall provide MSB and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise MSB and its counsel of any material communication received by IBC or its counsel from the SEC with respect to the Registration Statement. None of the information furnished by IBC or MSB for inclusion in the Registration Statement, Proxy Statement/Prospectus or any other document filed with the SEC, the OTS, or any state securities commission in connection with the transactions contemplated by this Agreement, at the respective times at which such documents are filed with the SEC or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/Prospectus, when mailed or at the time of the IBC and MSB meetings of shareholders, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (c) MSB and IBC shall each call shareholders' meetings, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC and the Proxy Statement/ Prospectus is cleared for mailing by the OTS, for the purpose of voting upon approval of this Agreement, the Consolidation Agreement, the Consolidation, and such other related matters as each deems appropriate. In connection with the shareholders' meetings, (i) MSB and IBC shall mail the Proxy Statement/Prospectus to their respective shareholders after the SEC declares the Registration Statement effective and the OTS clears the Proxy Statement/Prospectus and related proxy materials for mailing, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with the Proxy Statement/Prospectus, (iii) the respective Boards of Directors of MSB and IBC shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to MSB's shareholders and IBC's shareholders respectively, the approval of this Agreement, the Consolidation Agreement, and the Consolidation, and (iv) the respective Boards of Directors and officers of MSB and IBC shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

     4.4 Applications. IBC shall promptly prepare and file, and MSB shall cooperate in the preparation and, where appropriate, the filing of, applications with any Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement and the Consolidation Agreement, seeking the requisite approvals and consents necessary to consummate the transactions contemplated by this Agreement and the Consolidation Agreement (such approvals and consents are hereinafter referred to as "Requisite Regulatory Approval"). Notwithstanding the preceding sentence, IBC shall proceed immediately with the filing of the following regulatory applications necessary to organize New Bank:
IBC shall file or cause to be filed (i) with the Michigan Financial Institutions Bureau an application to form New Bank pursuant to Section 130
                                      A-21
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of the Banking Code, (ii) the appropriate application with the Board of
Governors of the Federal Reserve System for permission for IBC to acquire New Bank, if necessary, and (iii) the appropriate application with the FDIC, which applications shall be filed no later than 30 days after the date of this Agreement. In advance of filing the regulatory applications, IBC shall provide MSB and its counsel with a copy of the applications and provide an opportunity to comment thereon, and thereafter shall promptly advise MSB and its counsel of any material communication received by IBC or its counsel from the Regulatory Authorities with respect to the applications. IBC shall use its reasonable efforts to obtain the Requisite Regulatory Approval referred to in this Section 4.4.

     4.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Consolidation Agreement, and to cause to be satisfied the conditions precedent to consummation of the Consolidation; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Consolidation Agreement. The Parties shall deliver to each other, copies of all filings, correspondence, and orders to and from all Regulatory Authorities in connection with the transactions contemplated by this Agreement and the Consolidation Agreement.

     4.6  Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Consolidation and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be made after reasonable prior notice and during regular business hours, shall be reasonably related to the transactions contemplated by this Agreement and the Consolidation Agreement, and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) furnished to it by or on behalf of the other Party pursuant to Section 4.6(a) concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement and the Consolidation Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing information (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     4.7 Press Releases. Prior to the Effective Time, MSB and IBC shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement and the Consolidation Agreement or any transaction contemplated thereby; provided, that nothing in this Section 4.7 shall be deemed to prohibit any Party from making any disclosure it believes is required by law.

     4.8 Tax and Accounting Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Consolidation, and to take no action which would cause the Consolidation not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for

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

federal income tax purposes and to be accounted for as a "pooling of interests" for financial statement reporting purposes.

     4.9 Survival of Representations and Warranties. None of the representations and warranties of the parties in this Agreement or the Consolidation Agreement shall survive the Effective Time.

     4.10 Affirmative Covenants Regarding Conduct of MSB's Business Pending Effective Time. From the date hereof until the Effective Time, MSB agrees that, except as consented to by IBC in writing, MSB shall:

          (a) Use its best efforts to maintain its real and personal properties in their present state of repair, order and condition, reasonable wear and tear excepted;

          (b) Maintain its books, accounts and records in a manner consistent with past practice and, where applicable, in accordance with generally accepted accounting principles or regulatory standards, as applicable;

          (c) Comply with all laws applicable to the conduct of its business;

          (d) Conduct its business only in the usual, regular and ordinary course consistent with past practice;

          (e) Make no change in its Charter or Bylaws;

          (f) Use its best efforts to maintain and keep in full force and effect all fire and other insurance on property and assets, all of the liability and other casualty insurance, and all bonds on personnel, presently carried by it; and

          (g) Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

     4.11 Negative Covenants Regarding Conduct of MSB's Business Pending Effective Time. From the date hereof until the Effective Time, MSB agrees that, except as consented to by IBC in writing, MSB shall not:

          (a) (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquires or proposals relating to or which may be reasonably expected to lead to an Acquisition Transaction (as hereinafter defined), except pursuant to a written direction from a Regulatory Authority, or (ii) negotiate with or entertain any proposals from any other person for any such Acquisition Transaction, except pursuant to a written direction from any Regulatory Authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of MSB reasonably believes, upon the written opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. Furthermore, except to the extent necessary to comply with the fiduciary duties of MSB's Board of Directors, as advised by counsel, neither MSB nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish in connection with, or enter into any contract with respect to, any Acquisition Transaction, but MSB may communicate and disclose information about such a proposal to engage in an Acquisition Transaction to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. MSB will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties previously conducted with respect to any of the foregoing and agrees to enforce its rights under any confidentiality agreements to which it or any of its Subsidiaries is a party. MSB shall promptly notify IBC of all of the relevant details relating to all inquiries and proposals that it may receive relating to any Acquisition Transaction and shall keep IBC informed of the status and details of any such inquiry or proposal, and shall give IBC five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal. Nothing contained in this Section 4.11(a) shall prohibit MSB from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for MSB's Common Stock.

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

          (b) Sell, mortgage, pledge, encumber or otherwise dispose of any of its material property and assets otherwise than in the ordinary course of business except as to dispositions that MSB is compelled to make or over which it has no control, which it will use its best efforts to prevent;

          (c) Repurchase, redeem, or otherwise acquire or exchange (other than purchases or exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or securities convertible into any shares, of the capital stock of MSB;

          (d) Declare or pay any dividends, or make any other distribution in respect of its capital stock, in liquidation or otherwise;

          (e) Except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, or commercial paper, agreements to repurchase or federal funds, which in all cases shall have maturities of ninety (90) days or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than a wholly owned MSB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement;

          (f) (i) grant any increase in compensation or benefits to the employees or officers of any MSB Company, except as made in the ordinary course of business and not inconsistent with past practices or as required by law; (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement, except as disclosed in Section 4.11(f) of the MSB Disclosure Memorandum; (iii) enter into or amend any severance agreements with officers of MSB; (iv) grant any increase in fees or other increases in compensation or other benefits to the directors of MSB; (v) voluntarily accelerate the vesting of any employee benefits, other than pursuant to written policies or written contracts in effect on the date of this Agreement; (vi) grant any stock appreciation rights, cash awards, or any rights to acquire MSB securities under any MSB stock option plan; or (vii) enter into or amend any employment contract between MSB and any Person (unless such amendment is required by law) that is not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days or less);

          (g) Adopt or agree to adopt any pension, profit-sharing or employee benefit plan, fringe benefit program or other plan or program of any kind for the benefit of its employees or directors, or make any material change in or to, any existing MSB Employee Benefit Plan, except as may be necessary to comply with applicable laws or regulations, or as permitted by this Agreement, or make any distributions from or contribution payment to such MSB Employee Benefit Plan except as required by law or the terms of such plans and consistent with MSB's past practice or as permitted by this Agreement;

          (h) Pay, agree to pay, or incur aggregate liabilities in excess of $30,000 in any single transaction for the purchase or lease of real property, fixtures, equipment or other capital assets except normal replacements, or except as provided in the MSB Disclosure Memorandum;

          (i) Enter into or commit to enter into any agreement to purchase trust, consulting, professional, data processing or other material non-employee services which is not terminable by MSB without cost or penalty upon thirty days' notice;

          (j) Terminate (excluding failure to exercise a renewal option) or amend any material lease or other material agreement except for the expiration of contracts at the end of their term and termination of contracts which are terminable by the other party without any fault or omission on the part of MSB;

          (k) Except as disclosed in the MSB Disclosure Memorandum, open or materially enlarge or remodel any of MSB's facilities;

          (l) Lease, purchase, or otherwise acquire any real property for use as a branch bank;

          (m) Apply for regulatory approval of any new branch banking facility;

          (n) Make any change in the number of its capital shares issued and outstanding, except pursuant to the exercise of the MSB Stock Options or under the terms of the Warrant Purchase Agreement and Warrant;

          (o) Do or fail to do anything that would cause a breach of, or a default under, any contract, commitment, obligation, plan, trust or other arrangement as to which MSB or any MSB Company is a party, or by which MSB or any MSB Company is bound;

          (p) Make any borrowings except in the ordinary course of business;

          (q) Make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP or as provided by this Agreement; or

          (r) Commence any Litigation other than in the ordinary course of business in accordance with past practice, or settle any Litigation involving any liability of MSB for material money damages or restrictions upon the operations of MSB or any of its Subsidiaries.

     4.12 Affiliate Agreements. MSB shall deliver to IBC not later than 30 days prior to the Effective Time, a written agreement, in a form attached hereto as Exhibit C, from each director and executive officer of MSB and from those Persons whom MSB reasonably believes to be an "affiliate" of MSB for purposes of Rule 145 under the 1933 Act or the comparable OTS regulation or within the meaning of SEC Staff Accounting Bulletin No. 65 (interpreting certain requirements for treating a business combination as a pooling of interests).

     4.13 Certain Policies of MSB. At the request of IBC, MSB shall use its best efforts to modify and change its loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to or at the Effective Time so as to be consistent on a mutually satisfactory basis with those of IBC and GAAP. MSB's representations, warranties, covenants and agreements provided in this Agreement and the Consolidation Agreement shall not be deemed untrue or breached in any respect as a consequence of any modifications or changes undertaken solely on account of this Section 4.13. Furthermore, MSB shall not be required to take any action required by this Section 4.13 more than five (5) days prior to the Effective Time, unless IBC agrees in writing that all conditions to closing set forth in
Article V have been satisfied or waived, or, in any event, before the shareholders of MSB approve the Consolidation.

     4.14  Employee Benefits and Contracts.

          (a) ESOP. The following provisions will apply with respect to the Mutual Savings Bank Employee Stock Ownership Plan and Trust ("MSB ESOP"):

             (i) All cash currently held in the MSB ESOP Suspense Account and attributable to certain securities litigation settlement proceeds received by the MSB ESOP (the "Litigation Proceeds"), shall be allocated to accounts of participants in the MSB ESOP as of the Effective Time ("MSB ESOP Participants") and former MSB ESOP Participants. Such allocation shall be made (a) pursuant to the terms of the MSB ESOP in effect as of the Effective Time, and (b) as soon as practicable after the receipt of a Private Letter Ruling requested from the Internal Revenue Service ("IRS") with respect to the treatment of the Litigation Proceeds pursuant to Section 415 of the Code.

             (ii) All cash allocated to the accounts of MSB ESOP Participants and former MSB ESOP Participants as applicable, as set forth in Section 4.14(a)(i) above, and all remaining cash to be allocated to the MSB ESOP Participant Accounts and attributable to the Litigation Proceeds, will be distributed to, or rolled over by, MSB ESOP Participants and former MSB ESOP Participants as applicable, at their election, pursuant to the terms of the MSB ESOP in effect at the Effective Time. Such distributions or rollovers shall be made as soon as practicable after the later to occur of the Effective Time or the date of receipt of the aforementioned IRS Private Letter Ruling.

             (iii) From and after the date of this Agreement and in anticipation of the aforementioned allocations, distributions and rollovers from the MSB ESOP, IBC, MSB and their respective representatives prior to the Effective Time, and IBC and its representatives after the Effective Time, shall use their best efforts to obtain such Private Letter Ruling from the IRS. In the event that IBC, MSB and their respective representatives prior to the Effective Time, and IBC and its representatives after the Effective Time, reasonably determine that the MSB ESOP cannot obtain the Private Letter Ruling, or that amounts attributable to the Litigation Proceeds cannot be so applied, allocated, distributed or rolled over without causing the MSB ESOP to lose its tax-qualified status or to exceed the limitations set forth in Section 415 of the Code, MSB prior to the Effective Time and IBC after the Effective Time, and their respective representatives, shall take such action as they may reasonably determine with respect to the allocation, distribution and rollover of the Litigation Proceeds to MSB ESOP Participants and former MSB ESOP Participants pursuant to the terms of the MSB ESOP in effect as of the Effective Time, provided that the Litigation Proceeds shall be held or paid only for the benefit of MSB ESOP Participants and former MSB ESOP Participants, and provided further that in no event shall any portion of such amounts held in the MSB ESOP revert directly or indirectly to MSB or any Affiliate thereof, or to IBC or any Affiliate thereof.

             (iv) The MSB ESOP shall be merged with and into the Independent Bank Corporation Employee Stock Ownership Plan and Trust ("IBC ESOP") as soon as practicable after the later to occur of (a) the completion of the cash allocations, distributions, and rollovers described in Sections 4.14(a)(i) through (iii) above, or (b) the Effective Time.

             (v) As of the effective date of the merger of the MSB ESOP and the IBC ESOP, remaining account balances of MSB ESOP Participants who are not then employed by IBC or an Affiliate thereof shall be distributed to, or rolled over by, such MSB ESOP Participants based upon the vesting schedule set forth in the MSB ESOP as of the Effective Time.

             (vi) Remaining account balances of MSB ESOP Participants who are employed by IBC or an Affiliate thereof on the effective date of the merger of the MSB ESOP and the IBC ESOP, will be maintained for their benefit in separate accounts established under the IBC ESOP and will vest in such MSB ESOP Participants' accounts according to the MSB ESOP vesting schedule in effect as of the Effective Time.

             (vii) Each MSB employee who becomes an employee of IBC or an Affiliate thereof as of the Effective Time will participate in the IBC ESOP as of the later to occur of (a) the Effective Time, or (b) the date such MSB ESOP Participant satisfies the eligibility requirements of the IBC ESOP. Former MSB employees shall receive credit for eligibility and vesting purposes under the IBC ESOP for all services rendered to MSB or an Affiliate thereof prior to the Effective Time.

             (viii) Employees hired by the Consolidated Bank from and after the Effective Time will become eligible to participate in the IBC ESOP in the same manner as newly- hired IBC employees.

             (ix) IBC shall maintain and operate the MSB ESOP and IBC ESOP in accordance with their respective terms and the applicable provisions of ERISA and the Code, and to the extent that there exist, as of the date of this Agreement, material differences between the rights of MSB ESOP Participants with respect to the balances of their MSB ESOP accounts and the rights of IBC ESOP Participants with respect to the balances of their IBC ESOP accounts, respectively, and any such differences are adverse to the MSB ESOP Participants (other than the prevailing differences in the vesting of account balances, which provisions of the MSB ESOP shall in no event be modified as it applies to MSB ESOP account balances at the time of merger of the MSB ESOP with the IBC ESOP), IBC shall not amend the MSB ESOP or the IBC ESOP in a way that would adversely affect the rights of MSB ESOP Participants with respect to the balances of their MSB ESOP accounts that are transferred to accounts for their benefit under the IBC ESOP in connection with the merger of the MSB ESOP with the IBC ESOP, except to the extent required to maintain the IBC ESOP's tax qualified status under applicable provisions of the Code.

             (x) IBC, MSB and their respective Affiliates shall take all actions necessary to accomplish the program described above with respect to the MSB ESOP, including, without limitation, such amendments to the MSB ESOP and the IBC ESOP as are appropriate or necessary to complete such program.

          (b) 401(k) Plan. IBC and MSB acknowledge and agree that all participants ("MSB 401(k) Plan Participants") in the MSB 401(k) Profit Sharing Plan ("MSB 401(k) Plan") shall be fully vested as of the Effective Time in their accounts under the MSB 401(k) Plan. If IBC maintains a defined contribution plan subject to a favorable IRS determination letter as to its tax-qualified status under Sections 401(a) and 401(k) of the Code (the "IBC 401(k) Plan"), on or after the Effective Time, the MSB 401(k) Plan may be merged with and into the IBC 401(k) Plan. If such merger occurs, or if MSB 401(k) Plan Participants otherwise become eligible to participate in the IBC 401(k) Plan: (i) all such MSB 401(k) Plan Participants shall become participants in the IBC 401(k) Plan; and (ii) each MSB 401(k) Plan Participant's period of employment with MSB or an Affiliate thereof shall be counted for all purposes under the IBC 401(k) Plan, including without limitation, for purposes of eligibility and vesting. In the event of a merger of the MSB 401(k) Plan with the IBC 401(k) Plan, the compensation of each MSB 401(k) Plan Participant attributable to employment with MSB prior to the Effective Time shall be counted for all purposes under the IBC 401(k) Plan, including without limitation, for purposes of contribution allocations. If the MSB 401(k) Plan is not merged with the IBC 401(k) Plan within 18 months after the Effective Time, the MSB 401(k) Plan shall be maintained as a separate 401(k) Plan solely for the benefit of MSB 401(k) Plan Participants.

          (c) MSB Pension Plan. All amounts contributed by MSB to the MSB Pension Plan prior to the Effective Time, and all earnings thereon, shall be applied only to provide benefits to MSB employees who participate in the MSB Pension Plan. As of the Effective Time, MSB's participation in the MSB Pension Plan shall terminate. From and after the date of this Agreement, in anticipation of such termination, MSB and its representatives shall take such action and shall make such decisions, as they shall deem appropriate with respect to the termination of MSB's participation in the MSB Pension Plan and to the application of all amounts contributed by MSB to the MSB Pension Plan and all earnings thereon only to provide benefits to MSB Pension Plan participants.

          (d) Benefit Plans. At the Effective Time, each employee of MSB shall become immediately entitled to participate in each of the IBC Employee Benefit Plans described in Section 2.20, including without limitation, group hospitalization, medical, life and disability insurance plans, severance plans, tax-qualified retirement, ESOP, savings and profit sharing plans, and stock option and management recognition plans, in which similarly situated employees of IBC and its Affiliates participate and to the same extent as such employees of IBC and its Affiliates. The period of employment and compensation of each employee of MSB and its Affiliates with MSB and its Affiliates prior to the Effective Time shall be counted for all purposes of the IBC Employee Benefit Plans (except for purposes of benefit accrual), including without limitation for purposes of vesting and eligibility. Any expenses incurred by an employee of MSB or its Affiliates under any MSB Welfare Plans (as defined in Section 3(1) of ERISA), such as deductibles or co-payments, shall be counted for all purposes under the applicable IBC Employee Benefit Plans. IBC and the IBC Employee Benefit Plans shall waive any pre-existing condition exclusions for conditions existing at the Effective Time, and actively at work requirements for periods ending at the Effective Time contained in the IBC Employee Benefit Plans, as they apply to employees and former employees of MSB and its Affiliates and their dependents, provided that such waiver of pre-existing conditions shall not extend to any condition that has prevented coverage of an MSB employee or former employee or a dependent thereof under comparable MSB Welfare Plans. Notwithstanding anything to the contrary in this paragraph, IBC after the Effective Time shall have sole discretion with respect to the determination whether to terminate, merge or continue any MSB Employee Benefit Plan, other than the ESOP, or the MSB Pension Plan provided that IBC shall continue to maintain MSB Employee Benefit Plans until MSB employees are permitted to participate in similar IBC Employee Benefit Plans. At the Effective Time, IBC or an Affiliate thereof shall be substituted for MSB as the sponsoring employer under those MSB Employee Benefit Plans with respect to which MSB or an Affiliate is the sponsoring employer immediately prior to the Effective Time, and which Plan is assumed by IBC pursuant to the terms of this Agreement, and IBC or an Affiliate thereof shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in MSB or an Affiliate thereof with respect to each such Plan.

          (e) Stock Options. Each unexercised MSB Stock Option that is outstanding immediately prior to the Effective Time shall become fully exercisable at the Effective Time and shall be converted automatically at the Effective Time into an option to purchase shares of IBC Common Stock under the IBC Employee Stock Option Plan ("IBC Stock Option"), with the number of shares of IBC Common Stock to be subject to a particular IBC Stock Option to equal the Conversion Ratio multiplied by the number of shares of MSB Common Stock subject to a particular MSB Stock Option, provided that any fractional share shall be rounded down to the nearest whole share; and with the exercise price for each share of IBC Common Stock subject to a particular IBC Stock Option to be equal to the exercise price of an MSB Common Share under the MSB Stock Option divided by the Conversion Ratio. Notwithstanding the preceding sentence, in the case of any MSB Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended ("the "Code") applies by reason of its qualification under Section 422 of the Code, the terms of the IBC Stock Option into which such MSB Stock Option is to be converted, including the exercise price, the number of shares of IBC Common Stock purchasable pursuant to such Option, and the terms and conditions of exercise of such Option, shall be determined so as to comply with Sections 422 and 424(a) of the Code. A cash payment shall be made for any fractional share of MSB Common Stock that is not represented by the IBC Stock Option, based upon the average closing sale price of shares of IBC Common Stock on the five trading days immediately preceding the Effective Time, as reported on the Nasdaq Stock Market. Upon such conversion, all rights under each such MSB Stock Option and under the related stock option plan previously adopted by MSB ("MSB Stock Option Plan") shall terminate; provided, however, that the terms, benefits, rights and features of such MSB Stock Option and the agreement evidencing the grant of such MSB Stock Option, as in existence immediately prior to the Effective Time shall, to the extent inconsistent with the terms of the IBC Stock Option Plan or any similar IBC Plan, and favorable to the interests of the holder of the IBC Stock Option, continue to apply to such IBC Stock Option from and after the Effective Time.

     As soon as practicable after the Effective Time, IBC shall deliver to the holder of each IBC Stock Option appropriate notices setting forth such holder's rights pursuant to the IBC Stock Option Plan, the agreement evidencing such IBC Stock Option and the original grant of such converted MSB Stock Option shall continue in effect on the same terms and conditions (after giving effect to the Consolidation pursuant to the Agreement and the conversion as set forth above). As of the Effective Time, IBC shall amend the IBC Stock Option Plan to the extent necessary to conform to, and implement, the provisions of this Section 4.14(e), including, without limitation, amendments necessary to preserve those provisions of the converted MSB Stock Options that are more favorable to the holders of IBC Stock Options than would otherwise be the case pursuant to the terms of the IBC Stock Option Plan.

          (f) Retiree Medical Coverage. From and after the Effective Time, former and current officers and employees of MSB and its Affiliates and their dependents who satisfy conditions for coverage under IBC's program of post retirement medical and health insurance coverage (the "IBC Program") shall be entitled to participate in the IBC Program, under the terms and conditions of the IBC Program and all at the expense of the IBC Program participants.

          (g) Severance Agreements and Arrangements.

             (i) IBC agrees to honor the provisions of the present Severance Pay Plan, adopted by the MSB Compensation Committee of the Board of Directors on September 24, 1996, in effect for certain of MSB officers, as described in the MSB Disclosure Memorandum, including without limitation, those provisions that relate to a termination of employment following a change in control of MSB.

             (ii) IBC will provide severance payments to employees of MSB and its Affiliates (other than those employees whose severance benefits are provided for in written severance agreements as described in subparagraph (i) above). Such severance benefits shall be provided to the following categories of employees:

                (A) Employees of MSB and its Affiliates immediately prior to the Effective Time who are not offered comparable employment by IBC or an Affiliate thereof immediately following the Effective Time; and

                (B) Employees of MSB or its Affiliates immediately prior to the Effective Time who are offered and accept comparable employment with IBC or an Affiliate immediately following the Effective Time and who are subsequently terminated by IBC or an Affiliate within 12 months after the Effective Time for any reason other than cause (as shall be reasonably determined by IBC or its Affiliate).

     The severance payments to be provided pursuant to the subparagraph (ii) shall be computed as follows:

          (i) Non-officer -- one week of current base salary for each full year of service with MSB, IBC and their respective Affiliates, subject to a maximum of twenty-six weeks and a minimum of three weeks current base salary; and

          (ii) Officer (as defined in the MSB Disclosure Memorandum) -two weeks of current base salary for each full year of service with MSB, IBC and their respective Affiliates, subject to a maximum of twenty-six weeks and a minimum of six weeks current base salary.

     In computing such severance payments for each regular part-time employee, such employee's per week base salary shall be based on 1/52 of the actual number of hours worked by such employee for MSB or an Affiliate in the year ended December 31, 1998.

          (h) COBRA. Until the Effective Time, MSB shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") with respect to each qualified beneficiary (as defined in COBRA) of MSB who incurs a qualifying event (as defined in COBRA) prior to the Effective Time. IBC shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each MSB qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (2) for continued health coverage under COBRA from and after the Effective Time for each MSB qualified beneficiary who incurs a qualifying event before the Effective Time.

     4.15  Indemnification; Directors' and Officers' Insurance.

          (a) For a period of six years after the Effective Time (or the period of the applicable statute of limitations, if longer), in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, or employee of MSB or the MSB Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of MSB or the MSB Subsidiaries or any of their respective predecessors, or (ii) this Agreement or the Consolidation Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, IBC agrees to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that for a period of six years after the Effective Time (or the period of the applicable statute of limitations, if longer), IBC shall (and shall cause the Consolidated Bank to) defend, indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney's fees and expenses and other costs in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with IBC; provided, further, that
     (A) IBC shall have the right to assume the defense thereof and upon such assumption IBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if IBC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between IBC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with IBC, and IBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that if IBC assumes the defense thereof, IBC shall not settle any claim, action, suit, proceeding or investigation or consent to any legal judgment without first obtaining the consent of the Indemnified Parties, (B) IBC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, IBC shall be obligated to pay such separate counsel, (C) IBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) IBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section
     4.15 upon learning of any such claim, action, suit, proceeding or investigation, shall notify IBC thereof, provided that the failure to so notify shall not affect the obligations of IBC under this Section 4.15 except to the extent such failure to notify materially prejudices IBC.

          (b) IBC shall use its reasonable efforts to cause the Consolidated Bank (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of the Consolidated Bank, and (ii) either (A) to cause the individuals serving as officers and directors of MSB or the MSB Subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Consolidated Bank, or IBC, as the case may be, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the policies previously maintained by MSB and the MSB Subsidiaries, respectively, with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that such policies will specifically exclude liabilities with respect to the Pending Litigation; provided, further, that in no event will IBC and its Subsidiaries be required to expend more than twice the aggregate premiums paid by MSB for directors' and officers' liability insurance for the year ended December 31, 1998, to procure and maintain such insurance, and provided, further, that such officers and directors may be required to make application and provide customary representations and warranties to IBC's insurance carrier for the purpose of obtaining such insurance.

     4.16 Listing of Shares. IBC shall use all reasonable efforts to cause the shares of IBC Common Stock issuable in the Merger to be approved for listing on the Nasdaq Stock Market.

                                   ARTICLE V
                   CONDITIONS PRECEDENT TO THE CONSOLIDATION

     5.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Consolidation are subject to the satisfaction of each of the following conditions precedent, unless waived by both Parties:

          (a) Shareholder Approval. This Agreement and the Consolidation Agreement shall have been adopted by the affirmative vote of the shareholders of MSB, IBC, and New Bank owning (i) at least two thirds (2/3) of the capital shares outstanding of each of MSB and New Bank, and (ii) shares representing at least a majority of the votes cast at the IBC shareholders' meeting to approve the Consolidation.

          (b) Governmental Approvals. The parties to this Agreement shall have received the Requisite Regulatory Approvals and such approvals shall have become final and shall not be the subject of any formal administrative review proceeding or appeal, and the Consolidation may be consummated pursuant to the terms of such approvals.

          (c) Challenge in Legal Proceedings. No proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the Consolidation.

          (d) Securities Laws. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or the 1934 Act, as amended, relating to the issuance or trading of the shares of IBC Common Stock issuable pursuant to the Consolidation shall have been received.

          (e) Tax Matters. Each party shall have received a written opinion of counsel or its independent public accounting firm, in form reasonably satisfactory to such parties (the "Tax Opinion"), to the effect that (i) the Consolidation will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Consolidation of shares of MSB Common Stock for shares of IBC Common Stock will not give rise to gain or loss to the shareholders of MSB with respect to such exchange (except to the extent of any cash received), and (iii) neither MSB nor IBC will recognize gain or loss as a consequence of the Consolidation. In rendering such Tax Opinion, such counsel or accounting firm shall be entitled to rely upon representations of MSB's officers, directors, and shareholders holding in excess of five percent (5%) of the outstanding shares of MSB Common Stock and representations of officers of IBC in each case reasonably satisfactory in form and substance to such counsel or accounting firm.

          (f) MESC Form 1027. MSB shall have furnished to IBC a complete, accurate and executed copy of MESC Form 1027, Business Transferor's Notice of Unemployment Tax Liability and Rate.

     5.2 Conditions Precedent to Obligations of IBC. The obligations of IBC to perform this Agreement and to consummate the Consolidation are subject to the satisfaction of each of the following conditions, unless waived by IBC:

          (a) Compliance with Representations and Warranties. There shall have been no material breach by MSB of any of the representations or warranties of MSB pursuant to this Agreement as of the date of this Agreement or as of the Effective Time.

          (b) Opinion of Legal Counsel. MSB shall have delivered to IBC an opinion of counsel, dated the Effective Time, in form and substance reasonably satisfactory to IBC and its counsel, to the effect that: (i) MSB is a validly existing savings association under the laws of the United States of America; (ii) the authorized capitalization of MSB consists of 20,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share; (iii) except as set forth in such opinion, to the best of counsel's knowledge, such party is not a party to or affected by any material
                                      A-31
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     adverse pending litigation, proceeding or investigation before any court or by or before any federal, state, municipal or other governmental department, commission, board or agency nor has any such litigation, proceeding or investigation been expressly threatened against MSB; and (iv) this Agreement and the Consolidation Agreement have been duly and validly authorized, executed and delivered by such party and are binding and enforceable according to their terms. In rendering such opinions, counsel may rely as to certain factual matters on certificates of one or more officers of MSB and of public officials.

          (c) Officer Certifications. The Chief Executive Officer and Secretary of MSB shall have given to IBC their respective certificates, dated as of the Effective Time, that the representations and warranties of MSB contained in this Agreement and the Consolidation Agreement, subject to disclosures contained in MSB's Disclosure Memorandum and the MSB Updated Memorandum, have not, to the best of their knowledge and belief, been breached, all representations and warranties, subject to the MSB Disclosure Memorandum and the MSB Updated Memorandum are, to the best of their knowledge and belief, true as of the Effective Time and all conditions to the obligations of IBC as set forth in this Agreement and required to be fulfilled by MSB have been fulfilled on or before the Closing Date.

          (d) Accountant's Letter. IBC shall have received from KPMG LLP an opinion letter to the effect that the Consolidation will be accounted for as a pooling of interests if consummated in accordance with this Agreement and the Consolidation Agreement.

          (e) Fairness Opinion. IBC shall have received from Stifel, Nicolaus & Company Incorporated, an update to its previously delivered fairness opinion, not more than five days prior to the date of the Proxy Statement/Prospectus, as to the fairness of the Consolidation to the shareholders of IBC from a financial point of view.

          (f) No Material Adverse Changes. Between the date of this Agreement and the Effective Time, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of MSB or its Subsidiaries, taken as a whole.

          (g) Updated Disclosure Memorandum. MSB shall have provided to IBC any information necessary to make the representations and warranties set forth in Article III of this Agreement true and correct as of the Closing Date (the "MSB Updated Memorandum") and such MSB Updated Memorandum shall not reflect a material adverse change from the MSB representations and warranties made as of the date of this Agreement.

          (h) Due Diligence. Prior to the Effective Time, MSB shall not have been required in accordance with GAAP, to record an accrual in excess of $1,800,000 relating to the Pending Litigation because a loss from such Pending Litigation has become reasonably probable and such loss can be reasonably estimated.

     5.3. Conditions Precedent to Obligations of MSB. The obligations of MSB to perform this Agreement and to consummate the Consolidation are subject to the satisfaction of each of the following conditions, unless waived by MSB:

          (a) Compliance with Representations and Warranties. There shall have been no material breach by IBC of any of the representations and warranties of IBC pursuant to this Agreement or as of the date of this Agreement or as of the Effective Time.

          (b) Opinion of Legal Counsel. IBC shall deliver to MSB an opinion of counsel, dated the Effective Time, in form and substance reasonably satisfactory to MSB and its counsel, to the effect that: (i) IBC and New Bank are duly organized or incorporated, are validly existing and in good standing according to the laws under which they were created; (ii) the number of authorized and issued and outstanding capital shares of IBC is as represented in, or permitted by, this Agreement and the Consolidation Agreement; (iii) the shares of IBC Common Stock deliverable pursuant to this Agreement will be duly authorized and, upon issuance and delivery in accordance with the terms hereof and thereof, will be validly issued, fully paid and nonassessable; (iv) the IBC Common Stock to be issued in the

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     Consolidation shall have been qualified or exempted under all applicable state securities or blue sky laws, and shall have been approved for listing on the Nasdaq Stock Market, subject to official notice thereof; (v) except as set forth in such opinion, to the best of counsel's knowledge, IBC is not a party to or affected by any material adverse pending litigation, proceeding or investigation before any court or by or before any federal, state, municipal or other governmental department, commission, board or agency nor has any such litigation, proceeding or investigation been expressly threatened against IBC; (vi) this Agreement and the Consolidation Agreement have been duly and validly authorized, executed and delivered by such party and are binding and enforceable according to their terms; and
     (vii) no consents or approvals of, or filings or registrations with, any governmental entity are necessary in connection with the execution and delivery by IBC or New Bank of this Agreement and the Consolidation Agreement and the consummation by IBC and New Bank of the transactions contemplated thereby that have not been received or obtained as of the date hereof, except where the failure to obtain such consent or approval or to make such filing or registration will not have or be reasonably likely to have a Material Adverse Effect on IBC. In rendering such opinions, counsel may rely as to certain factual matters on certificates of one or more officers of IBC and of public officials.

          (c) Officer Certifications. The President and Secretary of IBC shall have given to MSB their respective certificates, dated as of the Effective Time, that the representations and warranties of IBC contained in this Agreement and the Consolidation Agreement, subject to disclosure contained in IBC's Disclosure Memorandum and the IBC Updated Memorandum, have not, to the best of their knowledge and belief, been breached, all representations and warranties, subject to the IBC Disclosure Memorandum and the IBC Updated Memorandum are, to the best of their knowledge and belief, true as of the Effective Time and all conditions to the obligations of MSB as set forth in this Agreement and required to be fulfilled by IBC have been fulfilled on or before the Closing Date.

          (d) Accountant's Letter. IBC shall have received from KPMG LLP an opinion letter to the effect that the Consolidation will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement and the Consolidation Agreement.

          (e) Fairness Opinion. MSB shall have received from McConnell, Budd & Downes, Inc., or such other investment banking firm retained by MSB, an opinion letter dated not more than five business days prior to the date of the Proxy Statement/Prospectus to the effect that the consideration to be received by shareholders of MSB pursuant to this Agreement is fair from a financial point of view.

          (f) No Material Adverse Changes. Between the date of this Agreement and the Effective Time, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of IBC or its Subsidiaries, taken as a whole.

          (g) Updated Disclosure Memorandum. IBC shall have provided to MSB any information necessary to make the representations and warranties set forth in Article II of this Agreement true and correct as of the Closing Date (the "IBC Updated Memorandum") and such IBC Updated Memorandum shall not reflect a material adverse change from the IBC representations and warranties made as of the date of this Agreement.

          (h) Management Continuity Agreement. Effective as of the Effective Time, IBC shall have entered into a Management Continuity Agreement with the Chief Executive Officer of MSB in the form of attached Exhibit D.

                                   ARTICLE VI
                  ABANDONMENT AND TERMINATION OF CONSOLIDATION

     6.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after any shareholder action, in accordance with the following:

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

          (a) Mutual Consent. By mutual written consent of MSB and IBC if the Boards of Directors of each so determines.

          (b) Effective Time. By either IBC or MSB if the terminating party has used its best reasonable efforts to consummate the Consolidation and if the Effective Time shall not have occurred on or before November 30, 1999.

          (c) Material Adverse Changes. By either IBC or MSB if there has occurred any change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, financial condition, loan portfolio, operations or prospects of the other party, considered as a whole.

          (d) Litigation. By either MSB or IBC if any Litigation, other than the Pending Litigation, shall be pending or overtly threatened (i) against or affecting the other party or any of its respective assets, loan portfolio, operation or prospects that would reasonably be expected to have a Material Adverse Effect on the other party, or (ii) before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the Consolidation.

          (e) Misrepresentations. By either MSB or IBC if the other party breaches any warranty or representation in this Agreement or in the Consolidation Agreement which breaches individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on the breaching party and such breaches shall not have been cured within thirty (30) days after receipt by the breaching party of notice in writing from the nonbreaching party specifying the nature of such breaches and requesting that they be cured.

          (f) Breach of Covenants. By either MSB or IBC if the other party breaches, in any material respect, any covenant of this Agreement or the Consolidation Agreement and such breaches shall not have been cured within thirty (30) days after receipt by the breaching party of notice in writing from the nonbreaching party specifying the nature of such breaches and requesting that they be cured.

          (g) Regulatory Approvals. By either MSB or IBC if any Regulatory Authority that must grant a Requisite Regulatory Approval (A) has denied approval of the Consolidation and such denial has become final and nonappealable or (B) any Regulatory Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

          (h) Shareholder Approvals. By either MSB or IBC if the approval of shareholders required for the consummation of the Consolidation shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

          (i) Third-Party Business Combination Proposal. By MSB, upon two (2) days' prior notice to IBC, if, as a result of a Tender Offer by a party other than IBC or its Affiliates or any written offer or proposal with respect to an Acquisition Transaction, the Board of Directors of MSB determines in good faith that its fiduciary obligations under applicable law require that such Tender Offer or other written offer or proposal be accepted; provided, however, that

             (I) the Board of Directors of MSB shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered by IBC in negotiations entered into pursuant to clause (II) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such Tender Offer or other written offer or proposal, and

             (II) prior to any such termination, MSB shall, and shall cause its financial and legal advisers to, negotiate with IBC to make such adjustments in the terms and conditions of this Agreement as would enable MSB to proceed with the transactions contemplated herein on such adjusted terms.

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

     By IBC if MSB shall approve or recommend to its shareholders any Acquisition Transaction involving MSB other than the Consolidation.

          (j) Withdrawal by MSB of Shareholder Recommendation. By IBC, if the Board of Directors of MSB or any committee thereof (i) shall withdraw or modify in any manner adverse to IBC its approval or recommendation of this Agreement or the Consolidation Agreement, (ii) shall fail to reaffirm such approval or recommendation upon IBC's request, (iii) shall not include its recommendation of this Agreement, the Consolidation Agreement or the Consolidation in the Proxy Statement/Prospectus (as defined in Section 4.3 hereof) or (iv) shall resolve to take any of the actions specified in clauses (i), (ii) or (iii) of this subparagraph (j).

          (k) IBC Stock Price. By MSB under and subject to the terms and conditions of Section 1.6(f) of this Agreement.

Termination pursuant to Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g),
6.1(h), 6.1(i), or 6.1(j), may be effected at any time prior to the Effective Time, by written notice by either party to the other, as the case may be, authorized and approved by a resolution adopted by the Board of Directors of the party giving such notice. Termination pursuant to Section 6.1(k) shall be subject to the terms and conditions contained in Section 1.6(f). In the event of the termination and abandonment of this Agreement and the Consolidation Agreement pursuant to this Section 6.1, this Agreement and the Consolidation Agreement shall become null and void and of no effect, without liability on the part of MSB, New Bank, IBC or their respective shareholders, directors or officers in any respect hereof, except to the extent provided in Sections 4.6 and 7.3 of this Agreement.

                                  ARTICLE VII
                                    EXPENSES

     The costs and expenses (out-of-pocket and otherwise) incurred by the parties in connection with the transactions contemplated by this Agreement shall be borne as follows:

     7.1 IBC Expenses. IBC shall bear all fees and expenses of its counsel and accountants, and all other costs and expenses incurred by it in the preparation of this Agreement and the Consolidation Agreement, its examination of MSB, the preparation, filing and prosecution of all applications for regulatory approval, and any appeals therefrom. IBC shall bear and pay all of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and Proxy Statement/Prospectus.

     7.2 MSB Expenses. MSB shall bear all fees and expenses of its counsel and accountants and all other costs and expenses incurred by it in the preparation of this Agreement and the Consolidation Agreement, its examination of IBC, and the calling and holding of a meeting of its shareholders to consider and act upon the Consolidation, and the furnishing of information or other cooperation to IBC in connection with the preparation of information and regulatory applications, and any appeals therefrom.

     7.3  Termination; Expenses.

          (a) If any of the following events (a "Triggering Event") occurs:

             (i) any material, willful, and intentional breach of the Merger Documents by MSB that would permit IBC to terminate the Merger Documents
        (A) occurring after the receipt by MSB of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or
        (c) in anticipation and for the purpose of engaging in an Acquisition Transaction;

             (ii) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of MSB at any time prior to December 31, 2000, unless this Agreement is earlier terminated by MSB, pursuant to its right to terminate this Agreement, under the conditions of Section 6.1 of this Agreement, or (B) a Tender Offer is commenced and the transactions

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

        contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquired beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of MSB, and the Consolidation is not consummated prior to December 31, 2000; or

             (iii) (A) a proposal to engage in an Acquisition Transaction is received by MSB or a Tender Offer is made directly to the shareholders of MSB or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the MSB Shareholders' Meeting; and (B) the Board of Directors of MSB (1) fails to recommend to the shareholders of MSB that they vote their shares of MSB Common Stock in favor of the approval of the Consolidation, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of MSB to approve the Consolidation, or (4) fails to hold the MSB Shareholders' Meeting.

     MSB shall pay to IBC an amount in cash equal to the direct costs and expenses or portion thereof referred to in Section 7.1, incurred by or on behalf of IBC in connection with the transactions contemplated by the Merger Documents, but in no event to exceed $250,000 in the aggregate. The amount shall be an obligation of MSB and shall be paid by MSB promptly upon notice to MSB by IBC.

          (b) Notwithstanding the foregoing, no amount shall be due IBC pursuant to Section 7.3(a) in the event of the failure to consummate the Consolidation as a result of any of the following: (i) the failure of the shareholders of IBC to approve the Consolidation; or (ii) the failure of any Regulatory Authority to provide any required consent to the Consolidation, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by MSB of any of its obligations under any of the Merger Documents.

          (c) Nothing contained in this Section 7.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     7.4 Obligations Upon Breach. Except as otherwise provided in Section 7.3, in the event that this Agreement shall terminate prior to the Effective Time pursuant to Sections 6.1(e) or 6.1(f), then the breaching party shall promptly (but in no event later than five (5) business days after receipt of notice from the non-breaching party) pay the non-breaching party in cash an amount equal to all out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the Consolidation Agreement, but in no event to exceed $250,000 in the aggregate; provided, however, that if this Agreement is terminated by a Party as a result of a willful breach by the other Party, the non-breaching Party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $250,000), be entitled to recover such additional amounts as such non-breaching Party may be entitled to receive at law or in equity.

                                  ARTICLE VIII
                              AMENDMENT AND WAIVER

     8.1 Amendment. MSB and IBC, by mutual consent of a majority of their respective Boards of Directors, may amend, modify or supplement this Agreement and, with New Bank's written consent, the Consolidation Agreement, in whole or in part, and in such manner as may be agreed upon by them in writing, provided that any such amendment, modification, or supplement subsequent to the adoption of this Agreement and the Consolidation Agreement by MSB's or IBC's shareholders may be effected only if the Board of Directors of MSB and IBC determine that such amendment, modification, or supplement does not and will not have a Material Adverse Effect on the shareholders of the Party whose shareholders have previously approved this Agreement and the Consolidation Agreement.

     8.2 Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term, covenant, representation or warranty contained in this

Agreement or the Consolidation Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement or the Consolidation Agreement.

                                   ARTICLE IX
                              CERTAIN DEFINITIONS

     9.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          "Acquisition Transaction" shall mean a transaction between MSB and any Person other than IBC or any Affiliate of IBC involving (A) the sale or other disposition of more than 20% of the shares of the capital stock or any other class of voting securities of MSB, including, but not limited to, a Tender Offer, (B) the sale or other disposition of 15% or more of the consolidated assets or deposits of MSB, or (c) a merger or consolidation involving MSB other than a transaction pursuant to which MSB will be the surviving corporation and the current shareholders of MSB will be the owners of a majority of the stock of the surviving corporation following the transaction.

          "Affiliate" of a person shall mean (i) any other person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person, or (iii) any other person for which a person described in clause (ii) acts in any such capacity.

          "GAAP" shall mean generally accepted accounting principles.

          "IBC Companies" shall mean, collectively, IBC and all IBC
     Subsidiaries.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, by any Person alleging potential liability, but shall not include regular, periodic examinations of depository institutions by Regulatory Authorities.

          "Material Adverse Effect" shall mean, with respect to IBC or MSB, as the case may be, a material adverse effect (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries, taken as a whole, or (ii) on the consummation of the Consolidation.

          "MSB Companies" shall mean, collectively, MSB and all MSB
     Subsidiaries.

          "MSB Stock Options" shall mean all outstanding stock options granted by MSB to its employees, directors or other Persons.

          "Pending Litigation" shall mean that lawsuit filed on behalf of 14 plaintiffs, in 1995, against MSB and four of its present and former officers relating to shares of MSB Common Stock allegedly acquired by plaintiffs in 1992, 1993, and 1994.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement/Prospectus" shall mean the proxy statement used by MSB or IBC respectively to solicit the approval of its shareholders of the transactions contemplated by this Agreement and the Consolidation Agreement which, in the case of MSB, shall include the prospectus of IBC relating to the issuance of shares of IBC Common Stock to holders of shares of MSB Common Stock.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by IBC under the 1933 Act with respect to the shares of IBC Common Stock to be issued to the shareholders of MSB in the Consolidation.

          "Regulatory Authorities" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the Office of Thrift Supervision, and the Michigan Financial Institutions Bureau.

          "Rights" shall mean all arrangements, calls, commitments, contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Subsidiaries" of a Party shall mean all those corporations, banks, associations, or other entities of which the Party owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

          "Tender Offer" shall mean a tender or exchange offer made by any person other than IBC or an Affiliate of IBC to acquire equity securities of MSB if, upon completion of the transactions proposed in such offer, such person would own or have the right to acquire beneficial ownership of more than 20 percent of the capital stock or other class of voting securities of MSB.

                                   ARTICLE X
                                    GENERAL

     10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, to the persons at the addresses set forth below and shall be deemed to have been delivered as of the date so delivered:

     (a) If to MSB:

         Robert N. Shuster
         Chief Executive Officer
         Mutual Savings Bank, f.s.b.
         623 Washington Avenue
         Bay City, Michigan 48708l Telephone: (517) 892-0731
         Fax: (517) 892-8892

         with a copy to:

         Christopher J. Zinski, Esq.
         Schiff Hardin & Waite
         6600 Sears Tower
         Chicago, Illinois 60606
         Telephone: (312) 258-5548
         Fax: (312) 258-5600
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

     (b) If to IBC:

         William R. Kohls
        Chief Financial Officer
        Independent Bank Corporation
        230 West Main Street
        Ionia, Michigan 48846
        Telephone: (616) 527-2400 Ext. 1257
         Fax: (616) 527-5834

        with a copy to:

        Michael G. Wooldridge, Esquire
        Varnum, Riddering, Schmidt & Howlett LLP
        Bridgewater Place
        P.O. Box 352
        Grand Rapids, Michigan 49501-0352
        Telephone: (616) 336-6000
         Fax: (616) 336-7000

or to such other address as the parties hereto may designate in writing as aforesaid.

     10.2 Governing Law. This Agreement shall be construed and interpreted according to the laws of Michigan, without regard to any applicable conflict of laws, except to the extent that the laws, rules and regulations of the United States govern certain aspects of the Consolidation as it relates to MSB.

     10.3 Benefit and Binding Effect. This Agreement, the Consolidation Agreement, the Warrant Purchase Agreement and the Warrant shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns, provided that neither this Agreement, the Consolidation Agreement nor any of the parties' rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other party hereto.

     10.4 Entire Agreement. This Agreement, the Consolidation Agreement and the Warrant Purchase Agreement to be entered into pursuant to this Agreement, and the documents described herein or attached or delivered pursuant hereto, set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements, and understandings related to the subject matter hereof.

     10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.6 Reliance on Headings, Etc. The cover page, table of contents, article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement and Plan of Reorganization to be duly executed as of the 24th day of March, 1999.

                                                   MUTUAL SAVINGS BANK, F.S.B.
                                                   ("MSB")

ATTEST: /s/ GARY W. WILDS                          By /s/ ROBERT N. SHUSTER
        ---------------------------                   ----------------------------------------
                                                       Robert N. Shuster,
                                                       Chief Executive Officer



                                                   INDEPENDENT BANK CORPORATION
                                                   ("IBC")

ATTEST: /s/ CHARLES E. MCCUISTION                  By /s/ CHARLES C. VAN LOAN
        ---------------------------                   ----------------------------------------
                                                       Charles C. Van Loan,
                                                       President and Chief Executive Officer

                            CONSOLIDATION AGREEMENT

     This Consolidation Agreement, dated as of April 20, 1999, is entered into by and between MUTUAL SAVINGS BANK, F.S.B., a federally chartered stock savings bank ("MSB") and New MSB BANK, a Michigan banking corporation ("New Bank"), and is joined in by INDEPENDENT BANK CORPORATION, a Michigan corporation ("IBC").

                                    RECITALS

     MSB is a federally chartered stock savings bank with its principal office in Bay City, Michigan, with authorized capital of 20,000,000 shares of common stock, par value $0.01 per share, of which 4,290,414 shares are issued and outstanding as of March 5, 1999. An additional 308,366 shares of MSB Common Stock are subject to outstanding stock options previously granted (collectively, the "MSB Stock Options").

     New Bank is a Michigan banking corporation, organized under the provisions of Section 130 of the Michigan Banking Code of 1969, as amended (the "Banking Code"), for the sole purpose of effecting the Consolidation, with authorized capital of $100, consisting of one (1) share of common stock, par value $100.00 per share, which share is, or will at the time of the Consolidation be, issued and outstanding and owned beneficially by IBC.

     This Consolidation Agreement has been executed and delivered pursuant to an Agreement and Plan of Reorganization, dated March 24, 1999, between MSB and IBC (the "Agreement") and fulfills all the requirements of Section 1.2 of the Agreement.

     A majority of the entire Board of Directors of MSB and New Bank have, respectively, approved, made and executed this Consolidation Agreement and authorized its execution by MSB and New Bank, and a majority of the entire Board of Directors of IBC has approved this Consolidation Agreement and the undertakings of IBC herein set forth, and has authorized IBC, by execution hereof, to join in and be bound hereby.

     At the time the Consolidation becomes effective, and as and when required by the provisions of this Consolidation Agreement, IBC will issue its IBC Common Stock as defined in the Agreement, and tender cash payments in lieu of fractional shares, to the shareholders of MSB in accordance with the terms of this Consolidation Agreement.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE 1
                               THE CONSOLIDATION

     Subject to the terms and conditions hereof, and the terms contained in the Agreement, at the "Effective Time" (as such term is defined in Article 2 hereof), MSB and New Bank shall be consolidated into a single bank under the charter of New Bank, in accordance with Chapter 130 of the Banking Code and
Section 5(d) of the Home Owners' Loan Act and 12 C.F.R. ss. 552.13 and ss.
563.22. The consolidated organization is hereinafter referred to as the "Consolidated Bank."

                                   ARTICLE 2
                                 EFFECTIVE TIME

     The Consolidation shall be effective at 11:59 p.m., local Michigan time (the "Effective Time") on the date which shall be the latest of (i) the day on which a Certificate of Consolidation with respect to the Consolidation has been filed with the Financial Institutions Bureau, in accordance with the requirements of the laws of the State of Michigan, (ii) the day on which a Certificate of Consolidation with respect to the Consolidation has been filed with the Office of Thrift Supervision, in accordance with the laws of the United States, or (iii) such later date as may be specified in such Certificate of Consolidation. Unless the parties shall hereafter agree otherwise in writing, the Effective Time shall be on the Closing Date, as such term is defined in the Agreement.

                                   ARTICLE 3
                          EFFECT OF THE CONSOLIDATION

     3.1 Name. The name of the Consolidated Bank shall be "New MSB Bank" or such other name as the Board of Directors and shareholder of the Consolidated Bank shall determine.

     3.2 Charter. The charter of the Consolidated Bank shall be the charter of New Bank, with such changes and amendments as may be made by this Consolidation Agreement or as may be required in order to conform such charter with the provisions of the Agreement or this Consolidation Agreement.

     3.3 Bylaws. The Bylaws of the Consolidated Bank shall be the Bylaws of New Bank in effect immediately prior to the Effective Time.

     3.4. Effect of Consolidation. At the Effective Time, the corporate existence of MSB and New Bank shall be merged into and continue in the Consolidated Bank, which shall be deemed to be the same corporation as each of the consolidating banks, possessing all the rights, interests, privileges, powers and franchises and being subject to all the restrictions, disabilities, obligations, liabilities and duties of each of the consolidating banks. All rights, interests, privileges and franchises of each of the consolidating banks and all property, real, personal and mixed, and all debts and obligations owing by or due to either of the consolidating banks on whatever account, shall be transferred to, become the obligation of and be vested in the Consolidated Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise. All property, rights, privileges, powers, franchises and interests and each and every other interest shall be thereafter as effectually the property of the Consolidated Bank as they were of each of the consolidating banks. The title to any real estate, whether by deed or otherwise, vested in either MSB or New Bank, shall not revert or be in any way impaired by reason of the Consolidation. The Consolidated Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each consolidating bank at the Effective Time.

     3.5 Principal Office and Branches. The principal office of the Consolidated Bank shall be the principal banking office occupied by MSB in Bay City, Michigan, as of the date of this Consolidation Agreement, and the branches of the Consolidated Bank shall be all of the branches of MSB in operation at the Effective Time and such other branches as may be duly authorized and established from time to time.

     3.6 Capital. The authorized capital of the Consolidated Bank shall be $100, consisting of one (1) share of common stock, par value $100.00 per share.

     3.7 Directors and Officers. The Board of Directors and the officers of the Consolidated Bank shall be the same persons, holding the same offices, as the directors and officers of MSB immediately prior to the Effective Time, provided that the following persons shall be additional directors of the Consolidated Bank: .

                                   ARTICLE 4
                              CONVERSION OF SHARES

     4.1 Conversion of Shares. The manner of converting the shares of MSB and New Bank shall be as follows:

          (a) Shares of New Bank. At the Effective Time, each share of New Bank, par value $100.00 per share, issued and outstanding shall remain outstanding as a share of the Consolidated Bank, and the capital of New Bank shall become capital of the Consolidated Bank.

          (b) Conversion of MSB Common Stock.  At the Effective Time, subject to
     Article 5 hereof, by virtue of the Consolidation and without any action on the part of MSB, or the holder of any security of MSB, each share of common stock of MSB, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 4.1(e) hereof, shall be converted into the right to receive 0.8 fully paid and nonassessable shares (the "Conversion

     Ratio"), of IBC common stock, $1.00 par value per share (the "IBC Common Stock"), subject to adjustment as provided in this Section 4.1. If the sum of the number of shares of MSB Common Stock outstanding at the Effective Time plus the number of shares of MSB Common Stock that are subject to outstanding MSB Stock Options as of the Effective Time differs from 4,598,780 shares, the Conversion Ratio shall be automatically adjusted by multiplying the original Conversion Ratio by the quotient obtained by dividing 4,598,780 by the sum of the number of shares of MSB Common Stock issued and outstanding at the Effective Time plus the number of shares subject to the outstanding MSB Stock Options at the Effective Time; provided, however, that, in performing any such adjustment, the Conversion Ratio shall be rounded to the nearest hundredth of a share of IBC Common Stock.

          (c) No Fractional Shares. No fractional shares of IBC Common Stock shall be issued. Each holder of MSB Common Stock who would otherwise be entitled to receive a fractional part of a share of IBC Common Stock pursuant to Section 4.1(b) shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the average closing sale price of IBC Common Stock as reported on the Nasdaq Stock Market on the five trading days immediately preceding the Effective Time.

          (d) Recapitalization. In the event that either IBC or MSB changes (or establishes a record date for changing) the number of shares of IBC Common Stock or shares of MSB Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction with respect to the outstanding shares of IBC Common Stock or MSB Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the Conversion Ratio shall be appropriately and proportionately adjusted.

          (e) Certain Owned Shares of MSB Common Stock. Any and all shares of MSB Common Stock owned by MSB, IBC, or any direct or indirect majority-owned Subsidiary of either of them, in each case other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (f) MSB Termination Right; IBC Adjustment Right. The Board of Directors of MSB may terminate this Consolidation Agreement upon written notice to IBC (the "Termination Notice"), at any time during the Determination Period (as defined below), if both of the following conditions are satisfied:

             (i)   the Average Closing Price shall be less than the product of
        0.85 and the Starting Price; and

             (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "IBC Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio");

subject, however, to the following provisions. During the five (5) day period commencing with IBC's receipt of MSB's Termination Notice, IBC shall have the option to elect to increase the Conversion Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.85, the Starting Price and the Conversion Ratio by (B) the Average Closing Price, or (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Conversion Ratio by (B) the IBC Ratio. If IBC makes such an election within such five (5) day period, it shall give prompt written notice to MSB of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 4.1(f) and this Consolidation Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Consolidation Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 4.1(f).

     For purposes of this Section 4.1(f), the following terms shall have the meanings indicated:

          "Average Closing Price" means the average of the daily last sale prices of IBC Common Stock as reported on the Nasdaq Stock Market ("Nasdaq") (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen (15) consecutive full trading days in which such shares are traded on the Nasdaq ending at the close of trading on the first day of the Determination Period.

          "Average Index Price" means the average of the Index Prices for the fifteen (15) consecutive full Nasdaq trading days ending at the close of trading on the first day of the Determination Period.

          "Determination Period" means the fifteen (15) day period commencing two (2) days after the date on which the last Requisite Regulatory Approval required for consummation of the Consolidation shall be received.

          "Index Group" means the Nasdaq Bank Stock Index.

          "Index Price" on a given date means the average of the closing prices on such date of the companies comprising the Index Group.

          "Starting Date" means the last full day on which the Nasdaq was open for trading prior to the execution of this Agreement.

          "Starting Price" shall mean the last sale price per share of IBC Common Stock on the Starting Date, as reported by the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

     4.2 IBC Common Stock. All shares of IBC Common Stock that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of IBC Common Stock at and after the Effective Time.

                                   ARTICLE 5
                         EXCHANGE OF STOCK CERTIFICATES

          (a) At or prior to the Effective Time, IBC shall deposit, or shall cause to be deposited, with State Street Bank & Trust (the "Exchange Agent"), for the benefit of the holders of MSB Common Stock Certificates, for exchange in accordance with this Article 5, IBC Common Stock Certificates and cash in lieu of fractional shares of IBC Common Stock (such cash and IBC Common Stock Certificates, together with any dividends and distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to
     Section 4.1(b) and (c) and paid pursuant to Article 5, Subsection (b), in exchange for outstanding shares of MSB Common Stock.

          (b) As promptly as practicable after the Effective Time but not later than five (5) business days after the Effective Time, IBC shall cause the Exchange Agent to mail to each holder of record on the Effective Time of any shares of MSB Common Stock a letter of transmittal (in a form approved by IBC) containing instructions for the surrender of all certificates for shares of IBC Common Stock and any cash in lieu of fractional shares into which the shares of MSB represented by such MSB Common Stock Certificates shall have been converted pursuant to this Consolidation Agreement. Upon the proper surrender by such holder of a certificate or certificates for shares of MSB Common Stock standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of IBC Common Stock into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of IBC Common Stock which such holder would otherwise have been entitled to receive, in accordance with subsection 4.1(c) hereof, and the MSB Common Stock Certificate so surrendered shall forthwith be canceled. No interest shall be payable with respect to either the whole shares of IBC Common Stock or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Time, the Exchange Agent shall deliver to IBC any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of IBC, free and clear of any claims whatsoever.

          (c) Neither IBC nor the Exchange Agent shall be obligated to deliver a certificate for IBC Common Stock or a check for cash in lieu of fractional shares to a former shareholder of MSB until such former shareholder surrenders the certificate or certificates representing shares of MSB Common Stock standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by IBC. Until so surrendered, each outstanding certificate for shares of MSB Common Stock shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of IBC Common Stock into which the shares of MSB Common Stock represented thereby shall have been converted.

          (d) After the Effective Time, no dividends or distributions payable to holders of record of IBC Common Stock shall be paid to any holder of an outstanding certificate or certificates formerly representing shares of MSB Common Stock until such certificate(s) are surrendered by such holder in accordance with the terms of this Consolidation Agreement. Promptly upon surrender of such outstanding certificate(s), there shall be paid to such holder of the certificate or certificates for IBC Common Stock issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of IBC Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of three years from the Effective Time shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to IBC, and thereafter the holders of such outstanding certificates for MSB Common Stock shall look, subject to applicable escheat, unclaimed funds, and other laws, only to IBC as general creditors for payment thereof.

          (e) The stock transfer books of MSB shall be closed as of the close of business on the business day immediately preceding the date of the Effective Time. After such date, there shall be no further registration on the records of MSB of transfers of outstanding certificates formerly representing shares of MSB Common Stock.

                                   ARTICLE 6
                              SHAREHOLDER APPROVAL

     This Consolidation Agreement shall be submitted to the shareholders of each of MSB, New Bank and IBC at separate meetings of such shareholders, each duly called and held in accordance with the provisions of the Banking Code, the Michigan Business Corporation Act, the laws of the United States, and other applicable statutes, as the case may be. In order for the Consolidation to be effective, this Consolidation Agreement and the Agreement must be adopted by the affirmative vote of the holders of not less than two thirds (2/3) of the issued and outstanding common shares of MSB, not less than two thirds (2/3) of the issued and outstanding common shares of New Bank, and not less than a majority of the votes cast at the IBC shareholders' meeting to approve the Consolidation.

                                   ARTICLE 7
                            MISCELLANEOUS PROVISIONS

     7.1 No Dissenters' Rights. Pursuant to 12 CFR ss. 552.14, holders of MSB Common Stock shall not have dissenters' appraisal rights in the Consolidation due to the fact that the shares of IBC Common Stock will be quoted on the Nasdaq Stock Market.

     7.2 Defined Terms. All capitalized terms not otherwise defined in this Consolidation Agreement shall have the meanings ascribed to them in the Agreement.

     7.3 Termination. Notwithstanding anything herein to the contrary, in the event the Agreement shall have been terminated pursuant to Article VI thereof, this Consolidation Agreement shall automatically terminate.

     7.4 Governing Law. This Consolidation Agreement shall be construed and interpreted according to the laws of Michigan, without regard to any applicable conflict of laws, except to the extent that the laws, rules and regulations of the United States govern certain aspects of the Consolidation as it relates to MSB.

     7.5 Counterparts. This Consolidation Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.6 Amendment. MSB and IBC, by mutual consent of a majority of their respective Boards of Directors, may amend, modify or supplement this Consolidation Agreement in whole or in part, and in such manner as may be agreed upon by them in writing, provided that any such amendment, modification, or supplement subsequent to the adoption of this Consolidation Agreement by MSB's or IBC's shareholders may be effected only if the Board of Directors of MSB and IBC determine that such amendment, modification, or supplement does not and will not have a material adverse effect on the shareholders of the Party whose shareholders have previously approved this Consolidation Agreement.

     IN WITNESS WHEREOF, MSB and New Bank have caused this Consolidation Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first written above, and directors constituting a majority of the Board of Directors of each such bank have hereunto subscribed their names.

                                                   MUTUAL SAVINGS BANK, F.S.B.

ATTEST: /s/ GARY W. WILDS                          By: /s/ ROBERT N. SHUSTER
------------------------------------------         --------------------------------------------
                                                   Robert N. Shuster
                                                   Chief Executive Officer
A MAJORITY OF THE DIRECTORS OF
  MUTUAL SAVINGS BANK, F.S.B.

/s/ ROBERT N. SHUSTER                              /s/ CHARLES E. MCCUISTION
--------------------------------------------       --------------------------------------------
                                                   /s/ WILLIAM P. BRENNAN
/s/ E. JAMES BARRETT                               --------------------------------------------
--------------------------------------------
/s/ THOMAS T. PRICING                              --------------------------------------------
--------------------------------------------
                                                   NEW MSB BANK

ATTEST: /s/ MICHAEL G. WOOLDRIDGE                  By: /s/ WILLIAM R. KOHLS
           ---------------------------------       ----------------------------------------
                                                       William R. Kohls, President
                                  A MAJORITY OF DIRECTORS OF
                                         NEW MSB BANK

/s/ WILLIAM R. KOHLS                               /s/ JAMES J. TWAROZYNSKI
--------------------------------------------       --------------------------------------------
/s/ RICHARD E. BUTLER                              /s/ PETER R. GRAVES
--------------------------------------------       --------------------------------------------
--------------------------------------------       --------------------------------------------
--------------------------------------------       --------------------------------------------

     INDEPENDENT BANK CORPORATION hereby joins in the foregoing Consolidation Agreement and undertakes that it will be bound thereby and that it will do and perform all acts and things therein referred to or provided to be done by it.

     IN WITNESS WHEREOF, Independent Bank Corporation has caused this undertaking to be executed by its duly authorized officer as of the date first above written.

                                                   INDEPENDENT BANK CORPORATION

ATTEST: /s/ MICHAEL G. WOOLDRIDGE                  By: /s/ CHARLES C. VAN LOAN
           ---------------------------------       ----------------------------------------
                                                       Charles C. Van Loan,
                                                       President and Chief Executive Officer

                                                                      APPENDIX B

                           WARRANT PURCHASE AGREEMENT

     THIS WARRANT PURCHASE AGREEMENT (this "Warrant Purchase Agreement") is made as of March 24, 1999, between INDEPENDENT BANK CORPORATION, a Michigan corporation ("IBC"), and MUTUAL SAVINGS BANK, f.s.b., a federally chartered stock savings bank ("MSB").

                                   RECITALS:

     A. Concurrently herewith, IBC and MSB have entered into a certain Agreement and Plan of Reorganization, dated as of the date hereof (the "Agreement"), which provides for the consolidation of MSB into a wholly owned subsidiary of IBC (the "Consolidation") pursuant to a Consolidation Agreement containing certain additional terms and conditions relating to the Consolidation (the "Consolidation Agreement"). (The Agreement and the Consolidation Agreement are sometimes hereinafter collectively referred to as the "Merger Documents.") All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents.

     B. As a condition to IBC's entering into the Agreement, and in consideration therefor, MSB has agreed to issue to IBC a warrant or warrants entitling IBC to purchase up to a total of 853,792 shares of MSB Common Stock, on the terms and conditions set forth herein.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     SECTION 1. ISSUANCE, DELIVERY, AND EXERCISE OF THE WARRANT. Concurrently with the execution of the Agreement and this Warrant Purchase Agreement, MSB shall execute a warrant in favor of IBC in the form attached as Attachment A hereto (the "Warrant") to purchase up to a total of 853,792 shares of MSB Common Stock at a purchase price equal to $9.8125 per share (the "Exercise Price"), subject to adjustments as provided in the Warrant. (The holder of the Warrant from time to time is hereinafter referred to as the "Holder.") The Warrant shall be exercisable in accordance with the terms and conditions set forth therein.

     SECTION 2. REGISTRATION RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, MSB shall receive a written request therefor from the Holder, MSB shall prepare and file a registration statement under the Securities Act of 1933, as amended, or under the applicable federal laws and Office of Thrift Supervision regulations (the "Applicable Securities Laws") covering such number of shares of MSB Common Stock as the Holder shall specify in the request and shall use its best efforts to cause such registration statement to become effective; provided, however, that the Holder shall only have the right to request one such registration. Without the written consent of the Holder, neither MSB nor any other holder of securities of MSB may include any other securities in such registration.

     SECTION 3. "PIGGYBACK" RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, MSB shall determine to proceed with the preparation and filing of a registration statement under the Applicable Securities Laws in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option, or similar plan or a registration statement on Form S-4) by it or any of its security holders, MSB shall give written notice thereof to the Holder. Upon the written request of the Holder given within ten days after receipt of any such notice from MSB, MSB shall, except as herein provided, cause all shares of MSB Common Stock which the Holder shall request be included in such registration statement to be so included; provided, however, that nothing herein shall prevent MSB from abandoning or delaying any registration at any time; and provided, further, that if MSB decides not to proceed with a registration after the registration statement has been filed with the United States Securities and Exchange Commission or the Office of Thrift

Supervision, as required by applicable law (the "Securities Regulator") and MSB's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by MSB, MSB shall promptly complete the registration for the benefit of the Holder if the Holder agrees to bear all additional and incremental expenses incurred by MSB as the result of such registration after MSB has decided not to proceed. If any registration pursuant to this Section shall be underwritten in whole or in part, the Holder may require that any shares of MSB Common Stock requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that the shares of MSB Common Stock requested for inclusion pursuant to this Section would constitute more than 25 percent of the total number of shares to be included in a proposed underwritten public offering, and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such shares would interfere with the successful marketing of the shares being offered by MSB, the number of shares otherwise to be included in the underwritten public offering hereunder may be reduced; provided, however, that after any such required reduction, the shares of MSB Common Stock to be included in such offering for the account of the Holder shall constitute at least 25 percent of the total number of shares to be included in such offering.

     SECTION 4. OBLIGATIONS OF MSB IN CONNECTION WITH A REGISTRATION. If and whenever MSB is required by the provisions of Sections 2 or 3 hereof to effect the registration of any shares of MSB Common Stock under the Applicable Securities Laws, MSB shall:

          (a) prepare and file with the Securities Regulator a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

          (b) prepare and file with the Securities Regulator such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

          (c) furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, amendments thereto, preliminary prospectus, final prospectus, and such other documents as the Holder or such underwriters may reasonably request in order to facilitate the public offering of such securities;

          (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holder or such underwriters may reasonably request; provided that MSB shall not be required by virtue hereof to submit to the general jurisdiction of any state;

          (e) notify the Holder, promptly after MSB shall receive notice thereof, of the time when such registration statement or any post-effective amendment thereof has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

          (f) notify the Holder promptly of any request by the Securities Regulator for the amending or supplementing of such registration statement or prospectus or for additional information;

          (g) prepare and file with the Securities Regulator, promptly upon the request of the Holder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holder (and concurred in by counsel for MSB), is required under the Applicable Securities Laws or the rules and regulations promulgated thereunder in connection with the distribution of the shares of MSB Common Stock by the Holder;

          (h) prepare and promptly file with the Securities Regulator such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus is required to be delivered under the Applicable Securities Laws, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

          (i) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Securities Regulator suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

          (j) at the request of the Holder, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of the counsel representing MSB for the purposes of such registration, addressed to the underwriters and to the Holder, covering such matters as such underwriters and the Holder may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants of MSB, addressed to the underwriters and to the Holder, covering such matters as such underwriters or the Holder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Applicable Securities Laws and that, in the opinion of such accountants, the financial statements and other financial data of MSB included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Applicable Securities Laws.

     SECTION 5. EXPENSES OF REGISTRATION. With respect to a registration requested pursuant to Section 2 hereof and with respect to each inclusion of shares of MSB Common Stock in a registration statement pursuant to Section 3 hereof, MSB shall bear the following fees, costs, and expenses: all registration, stock exchange listing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for MSB, fees and disbursements of counsel for the underwriter or underwriters of such securities (if MSB and/or the Holder are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holder, underwriting discounts and commissions and transfer taxes relating to the MSB Common Stock being sold for the Holder, and any other expenses incurred by the Holder not expressly included above shall be borne by the Holder.

     SECTION 6.  INDEMNIFICATION.

          (a) MSB shall indemnify and hold harmless the Holder, any underwriter (as defined in the Applicable Securities Laws) for the Holder, and each person, if any, who controls the Holder or such underwriter within the meaning of the Applicable Securities Laws, from and against any and all loss, damage, liability, cost, and expense to which the Holder or any such underwriter or controlling person may become subject under the Applicable Securities Laws or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed pursuant to Section 4 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that MSB will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder, such underwriter, or such controlling persons in writing specifically for use in the preparation thereof.

          (b) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) of this Section 6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against MSB pursuant to the provision of such paragraph (a), promptly notify MSB of the commencement thereof; but the omission to so notify MSB will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and such indemnified party notifies MSB of the commencement thereof, MSB shall have the right to participate in and, to the extent that it may wish to do so, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and MSB and there is a conflict of interest which would prevent counsel for MSB from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from MSB to such indemnified party of its election so to assume the defense of any such action, the indemnified party shall have the right to participate in such action and to retain its own counsel, but MSB shall not be required to indemnify and hold harmless the indemnified party pursuant to the provisions of such paragraph (a) for any legal fees or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) the indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence of this paragraph (b), (ii) MSB shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) MSB has authorized the employment of counsel for the indemnified party at the expense of MSB.

          (c) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act of 1933, as amended. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

     SECTION 7.  REPURCHASE RIGHTS.

          (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, MSB (or any successor thereto) shall repurchase the Warrant from the Holder at a price (the "Warrant Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of shares for which the Warrant may then be exercised, and (ii) at the request of the owner of shares of MSB Common Stock purchased pursuant to an exercise of the Warrant ("Warrant Stock") from time to time (the "Owner"), delivered within 90 days of such occurrence , MSB shall repurchase such number of shares of the Warrant Stock from the Owner as the Owner shall designate at a price (the "Warrant Stock Repurchase Price") equal to the Market/Offer Price multiplied by the number of shares of Warrant Stock so designated.

          (b) For purposes of paragraph (a) of this Section 7, the "Market/Offer Price" shall mean the highest of (i) the price per share at which a tender offer or exchange offer for shares of MSB Common Stock has been made, (ii) the price per share of MSB Common Stock to be paid by any third party pursuant to an agreement with MSB, and (iii) the highest closing price for shares of MSB Common Stock within the 4-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the Owner gives notice of the required repurchase of Warrant Stock, as appropriate. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for MSB Common Stock shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

          (c) The Holder and the Owner may exercise their respective rights to require MSB to repurchase the Warrant or the Warrant Stock pursuant to this
     Section 7 by surrendering for such purpose to MSB, at its principal office, the Warrant or certificates for shares of Warrant Stock, as the case may be, free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, requests MSB to repurchase such Warrant or Warrant Stock in accordance with the provisions of this Section 7. Subject to the last proviso of Subsection 7(d) below, as promptly as practicable, and in any event within five business days after the surrender of the Warrant or certificates representing shares of Warrant Stock and the receipt of such notice or notices relating thereto, MSB shall deliver or cause to be delivered to the Holder or Owner the Warrant Repurchase Price or the Warrant Stock Repurchase Price therefor, as applicable, or the portion thereof which MSB is not then prohibited under applicable law and regulation from so delivering.

          (d) To the extent that MSB is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or the Warrant Stock in full at any time that it may be required to do so hereunder, MSB shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Warrant Repurchase Price and the Warrant Stock Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which MSB is no longer so prohibited. Upon receipt of such notice from MSB and for a period of 15 days thereafter, the Holder and/or Owner may revoke its notice of repurchase of the Warrant and/or Warrant Stock by written notice to MSB at its principal office stating that the Holder and/or the Owner elects to revoke its election to exercise its right to require MSB to repurchase the Warrant and/or Warrant Stock, whereupon MSB will promptly deliver to the Holder and/or Owner the Warrant and/or certificates representing shares of Warrant Stock surrendered to MSB for purposes of such repurchase. Whether or not such election is revoked, MSB hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit MSB to repurchase the Warrant and/or the Warrant Stock to the full extent and as promptly as practicable.

          (e) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon (i) the consummation of any merger, consolidation or similar transaction involving MSB or any purchase, lease or other acquisition of all or a substantial portion of the assets of MSB, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisions of Section 1(c) of the Warrant, or
     (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of MSB Common Stock.

     SECTION 8. ASSUMPTION OF OBLIGATIONS UNDER THIS AGREEMENT. MSB will not enter into any transaction described in paragraph 5(a) of the Warrant unless the "Acquiring Corporation" (as that term is defined in the Warrant) assumes in writing all the obligations of MSB hereunder. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Warrant created hereunder to any other person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred prior to an Exercise Termination Event, the Holder, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Triggering Event; provided, however, that until the date 15 days following the date on which the Office of Thrift Supervision approves an application by the Holder pursuant to applicable laws and regulations to acquire the shares of MSB Common Stock subject to the Warrant, IBC may not assign its rights under the Warrant except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of MSB,
(iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the Holder's behalf, or (iv) any other manner approved by the Office of Thrift Supervision.

     SECTION 9. REMEDIES. Without limiting the foregoing or any remedies available to the Holder, MSB specifically acknowledges that neither IBC nor any successor holder of the Warrant would have an adequate remedy at law for any breach of this Warrant Purchase Agreement and MSB hereby agrees that IBC and any successor holder of the Warrant shall be entitled to specific performance of the obligations of MSB hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

     SECTION 10. TERMINATION. This Warrant Purchase Agreement will terminate upon a termination of the Warrant in accordance with Section 9 thereof.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Warrant Purchase Agreement as of the day and year first above written.

                                          INDEPENDENT BANK CORPORATION

                                          By:   /s/ Charles Van Loan

                                            ------------------------------------
                                            Charles Van Loan
                                            Its: Chief Executive Officer

                                          MUTUAL SAVINGS BANK, F.S.B.

                                          By:   /s/ Robert N. Shuster

                                            ------------------------------------
                                            Robert N. Shuster
                                            Its: Chief Executive Officer

     THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.

                                    WARRANT
                       TO PURCHASE 853,792 COMMON SHARES
                                       OF
                          MUTUAL SAVINGS BANK, F.S.B.

     This is to certify that, for value received, INDEPENDENT BANK CORPORATION, a Michigan corporation ("IBC"), is entitled to purchase from MUTUAL SAVINGS BANK, f.s.b., a federally chartered stock savings bank ("MSB"), at any time within ninety days after the first occurrence of a Triggering Event and prior to the occurrence of an Exercise Termination Event, an aggregate of up to 853,792 common shares, $0.01 par value per share, of MSB ("MSB Common Stock"), at a price of $9.8125 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between IBC and MSB (the "Warrant Purchase Agreement"). The number of shares of MSB Common Stock which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Reorganization, dated as of the date hereof, between IBC and MSB (the "Merger Agreement"), which provides for the consolidation of MSB into a wholly owned subsidiary of IBC (the "Consolidation"), and a certain Consolidation Agreement among IBC, its subsidiary and MSB, which provides certain additional terms and conditions relating to the Merger (the "Consolidation Agreement"). The Merger Agreement and the Consolidation Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents. The term "Holder" shall mean and refer to IBC or any successor holder of this Warrant.

     SECTION 1.  EXERCISE OF THE WARRANT.

          (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Office of Thrift Supervision, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of MSB except within ninety days after the occurrence of any of the following events (a "Triggering Event") and prior to the occurrence of an Exercise Termination Event:

             (i) any material, willful, and intentional breach of the Merger Documents by MSB that would permit IBC to terminate the Merger Documents
        (A) occurring after the receipt by MSB of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or
        (c) in anticipation and for the purpose of engaging in an Acquisition Transaction;

             (ii) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of MSB at any time prior to December 31, 2000, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of MSB, and the Consolidation is not consummated prior to December 31, 2000;

             (iii) (A) a proposal to engage in an Acquisition Transaction is received by MSB or a Tender Offer is made directly to the shareholders of MSB or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the MSB Shareholders' Meeting; and (B) the Board of Directors of MSB (1) fails to recommend to the shareholders of MSB that they vote their shares of MSB Common Stock in favor of the approval of the Consolidation, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of MSB to approve the Consolidation, or (4) fails to hold the MSB Shareholders' Meeting;

          (b) Notwithstanding the foregoing, this Warrant shall not be exercisable after the occurrence of an Exercise Termination Event which for purposes hereof means (i) the Effective Time (as defined in the Agreement) of the Consolidation, (ii) the failure of the shareholders of IBC to approve the Consolidation; (iii) the failure of any Regulatory Authority to provide any required Consent to the Consolidation, which failure was not the result of the existence of the Acquisition Proposal or a breach by MSB of any of its obligations under any of the Merger Documents; or (iv) the Merger Documents are terminated pursuant to Section 6.1 of the Merger Agreement, unless the event giving rise to the right to terminate is a breach by MSB and is preceded by a Triggering Event or the receipt by MSB of an Acquisition Transaction proposal, or the announcement by another Person of a proposal involving an Acquisition Transaction.

          (c) An "Acquisition Transaction" shall mean a transaction between MSB and any Person other than IBC or any Affiliate of IBC involving (A) the sale or other disposition of more than 20% of the shares of the capital stock or any other class of voting securities of MSB, including, but not limited to, a Tender Offer, (B) the sale or other disposition of 15% or more of the consolidated assets or deposits of MSB, or (c) a merger or consolidation involving MSB other than a transaction pursuant to which MSB will be the surviving corporation and the current shareholders of MSB will be the owners of a majority of the stock of the surviving corporation following the transaction. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

          (d) This Warrant shall be exercised by presentation and surrender hereof to MSB at its principal office accompanied by (i) a written notice of exercise for a specified number of shares of MSB Common Stock, (ii) payment to MSB, for the account of MSB, of the Exercise Price for the number of shares specified in such notice, and (iii) a certificate of the Holder indicating the Triggering Event that has occurred which entitles the Holder to exercise this Warrant. The Exercise Price for the number of shares of MSB Common Stock specified in the notice shall be payable in immediately available funds.

          (e) Upon such presentation and surrender, MSB shall issue promptly (and within three business days if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph (g) of this Section 1, the shares to which the Holder is entitled hereunder and the Holder shall deliver to MSB a copy of this Warrant and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Warrant.

          (f) Certificates for shares of MSB Common Stock may be endorsed with a restrictive legend that shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. a copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to MSB a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to MSB, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Warrant in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Warrant and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. (g) If this Warrant should be exercised in part only, MSB shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by MSB of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of MSB Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of MSB shall then be closed or that certificates representing such shares of MSB Common shall not then be actually delivered to the Holder. MSB shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (g) of this Section 1.

          (h) Neither of the parties hereto may assign any of its rights or obligations under this Warrant created hereunder to any other person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred prior to an Exercise Termination Event, the Holder, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Triggering Event; provided, however, that until the date 15 days following the date on which the Office of Thrift Supervision approves an application by the Holder pursuant to applicable laws and regulations to acquire the shares of MSB Common Stock subject to this Warrant, IBC may not assign its rights under this Warrant except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of MSB, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the Holder's behalf, or (iv) any other manner approved by the Office of Thrift Supervision.

     SECTION 2.  CERTAIN COVENANTS AND REPRESENTATIONS OF MSB AND IBC.

          (a) MSB shall at all times maintain sufficient authorized but unissued shares of MSB Common Stock so that this Warrant may be exercised without additional authorization of the holders of MSB Common Stock, after giving effect to all other outstanding options, warrants, convertible securities, and other rights to purchase MSB Common Stock.

          (b) MSB represents and warrants to the Holder that the shares of MSB Common Stock issued upon an exercise of this Warrant will be duly authorized, fully paid, nonassessable, and subject to no preemptive rights.

          (c) MSB agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by MSB; (ii) promptly to take all action as may from time to time be required, (including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Office of Thrift Supervision or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require) in order to permit the Holder to exercise or transfer this Warrant and MSB duly and effectively to issue shares pursuant to the exercise hereof; and
     (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          (d) IBC represents and warrants to MSB that the Warrant is not being, and any shares of MSB Common Stock or other securities acquired by IBC upon exercise of the Warrant will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

     SECTION 3. FRACTIONAL SHARES. MSB shall not be required to issue fractional shares of MSB Common Stock upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

     SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of MSB for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of MSB Common Stock purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by MSB of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, MSB will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of MSB, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

     SECTION 5.  CERTAIN TRANSACTIONS.

          (a) In the event that prior to an Exercise Termination Event, MSB shall (i) consolidate with or merge into any Person, other than IBC or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) permit any Person, other than IBC or one of its Affiliates, to merge into MSB, and MSB shall be the continuing or surviving corporation, but, in connection with such merger, (x) the shareholders of MSB immediately prior to such merger own less than a majority of the surviving corporation's outstanding voting securities, or
     (y) the then outstanding voting shares of MSB Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) sell or otherwise transfer all or substantially all of its assets to any Person, other than IBC or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (c) in the case of a merger described in clause (a)(ii) above, MSB, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

          (b) For purposes of this Section 5, the following terms have the meanings indicated:

             (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with MSB (if other than MSB), (B) the corporation merging into MSB in a merger in which MSB is the continuing or surviving person and in connection with which the then outstanding shares of MSB Common Stock are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (c) the transferee of all or substantially all of MSB's assets;

             (ii) "Substitute Common" shall mean the common stock issued by the issuer of the Substitute Warrant;

             (iii) "Assigned Value" shall mean the Market/Offer Price as determined pursuant to Subsection 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of MSB's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of MSB as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of MSB Common Stock outstanding at the time of such sale;

             (iv) "Average Price" shall mean the average closing price of a share of Substitute Common for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common on the day preceding such consolidation, merger, or sale; provided that if MSB is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into MSB or by any company which controls such Person, as the Holder may elect;

             (v) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

             (vi) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (c) The Substitute Warrant shall have the same terms as this Warrant, provided that, if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

          (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common as is equal to the Assigned Value multiplied by the number of shares of MSB Common Stock for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of MSB Common Stock for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common for which the Substitute Warrant is exercisable.

     SECTION 6.  RIGHTS OF THE HOLDER; REMEDIES.

          (a) The Holder shall not, by virtue hereof and prior to the exercise hereof, be entitled to any rights of a holder of MSB Common Stock.

          (b) Without limiting the foregoing or any remedies available to the Holder, MSB specifically acknowledges that neither IBC nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and MSB hereby agrees that IBC and any successor Holder shall be entitled to specific performance of the obligations of MSB hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

     SECTION 7.  ANTIDILUTION PROVISIONS.

     The number of shares of MSB Common Stock purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this
Section 7.

          (a) In the event that MSB issues any additional shares of MSB Common Stock at any time after the date hereof (including pursuant to stock option plans), the number of shares of MSB Common Stock which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued.

          (b) (i) In the event that, after the date hereof, MSB pays or makes a dividend or other distribution of any class of capital stock of MSB in MSB Common Stock, the number of shares of MSB Common Stock purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of MSB Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

             (ii) In the event that, after the date hereof, outstanding shares of MSB Common Stock are subdivided into a greater number of shares of MSB Common Stock, the number of shares of MSB Common Stock purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of MSB Common Stock are combined into a smaller number of shares of MSB Common Stock, the number of shares of MSB Common Stock purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

             (iii) The reclassification (including any reclassification upon a merger in which MSB is the continuing corporation) of MSB Common Stock into securities including other than MSB Common Stock shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of MSB Common Stock outstanding immediately prior to such reclassification into the number of shares of MSB Common Stock outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

          (c) Whenever the number of shares of MSB Common Stock purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of MSB Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of MSB Common Stock purchasable after the adjustment.

          (d) For the purpose of this Section 7, the term "MSB Common Stock" shall include any shares of MSB of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of MSB and which is not subject to redemption by MSB.

     SECTION 8.  NOTICE.

          (a) Whenever the number of shares of MSB Common Stock for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, MSB shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of MSB, setting forth the number of shares of MSB Common Stock for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

          (b) Upon the occurrence of a Triggering Event MSB shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of MSB setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

          (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, MSB and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

     SECTION 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (i) six months after the occurrence of a Triggering Event; (ii) the Effective Time of the Merger, (iii) the date of termination of the Merger Documents unless (a) the event giving rise to the right to terminate is preceded by a Triggering Event, or (b) the receipt by MSB, or the announcement by another person, of a proposal involving an Acquisition Transaction or Tender Offer, unless the Agreement is earlier terminated by MSB, pursuant to its right to terminate the Agreement, under the conditions of
Section 6.1 of the Agreement; or (iv) December 31, 2000.

     IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 24th day of March, 1999.

ATTEST:                                            MUTUAL SAVINGS BANK, F.S.B.

By:   /s/ Gary W. Wilds                            By: /s/ Robert N. Shuster
    --------------------------------------         --------------------------------------
Title: Secretary                                   Robert N. Shuster
                                                   Its: Chief Executive Officer

                          STIFEL, NICOLAUS LETTERHEAD

                                                                      APPENDIX C

                                                                   July 12, 1999

Board of Directors
Independent Bank Corporation
230 West Main Street
Ionia, Michigan

Members of the Board:

     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Independent Bank Corporation ("IBC") of the exchange ratio (the "Exchange Ratio") of 0.800 shares of common stock, par value $1.00 per share, of IBC (the "IBC Common Stock") to be exchanged for each share of common stock, par value $0.01 per share of Mutual Savings Bank, f.s.b. ("MSB") pursuant to the terms of the Agreement and Plan of Reorganization, dated as of March 24, 1999, between IBC and MSB (the "Agreement"). For the purposes of our opinion, we have assumed that the merger of MSB with IBC pursuant to the Agreement(the "Merger") will constitute a tax-free reorganization as contemplated by the Agreement and the Merger will qualify as a pooling of interests for accounting purposes. We have also assumed that no securities will be issued under the option agreement between IBC and MSB.

     Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Stifel actively trades equity securities of IBC and MSB for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     In rendering our opinion, we have reviewed, among other things: the Agreement; the financial statements of IBC and MSB included in their respective Annual Reports on Form 10-K for the four years ended December 31, 1997 in the case of IBC and for the five years ended December 31, 1998 in the case of MSB as well as IBC's Quarterly Report on From 10-Q for the quarter ended September 30, 1998; certain internal financial analyses and forecasts for IBC and MSB prepared by their respective managements; and certain internal financial forecasts for IBC and MSB on a combined basis, giving effect to the Merger, prepared by the management of IBC. We have conducted conversations with IBC's senior management and MSB's senior management regarding recent developments and managements' financial forecasts for IBC and MSB. In addition, we have spoken to members of IBC's senior management and MSB's senior management regarding factors which affect each entity's business. We have also compared certain financial and securities data of IBC and MSB with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of IBC and MSB, reviewed the financial terms of certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the commercial banking and thrift industries generally.

     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us (including without limitation, projected cost savings and operating synergies resulting from the Merger), we have assumed with your consent that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of IBC and MSB as to the future operating and financial performance of IBC and MSB, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either IBC or MSB since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of IBC and MSB are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of IBC's or MSB's assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of IBC or MSB. We relied on advice of counsel to IBC as to all legal matters with respect to IBC, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of IBC for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of IBC or MSB might trade in the future. Except as required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the Exchange Ratio pursuant to the Agreement is fair to the holders of IBC Common Stock from a financial point of view.

Very truly yours,
/s/ Stifel, Nicolaus & Company, Incorporated
STIFEL, NICOLAUS & COMPANY, INCORPORATED

                                             McCONNELL, BUDD & DOWNES LETTERHEAD

                                                                      APPENDIX D

                                                                   July 12, 1999

The Board of Directors
Mutual Savings Bank, f.s.b.
623 Washington Avenue
Bay City, MI 48708

The Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Mutual Savings Bank, f.s.b. ("MSB") of the conversion ratio governing the exchange of shares of the common stock of MSB for shares of common stock of Independent Bank Corporation ("IBC") in connection with the proposed acquisition of MSB by IBC pursuant to an Agreement and Plan of Reorganization dated March 24, 1999, and related Consolidation Agreement dated April 20, 1999 (the "Agreements") by and between MSB and IBC. Pursuant to the Agreements, MSB will merge with and into IBC, with IBC being the surviving corporation.

     As is more specifically set forth in the Agreements, upon consummation of the merger, each outstanding share of MSB common stock, except for shares held by IBC and its subsidiaries or by MSB and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 0.80 shares of IBC common stock (subject to adjustment under certain defined circumstances). The exchange ratio referenced is a fixed exchange ratio and consequently the market value of the consideration to be received by MSB shareholders will fluctuate with changes in IBC's stock price. The Agreements many be terminated under certain conditions prior to the effective time of the merger by the Board of Directors of either party based on defined criteria.

     McConnell, Budd, & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with MSB includes our participation in the process and negotiations leading up to the proposed merger with IBC. In the course of our role as financial advisor to MSB in connection with the merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.

     In arriving at our opinion, we have reviewed the Agreements. We have also reviewed publicly available business, financial and shareholder information relating to MSB and its subsidiaries and certain publicly available financial and shareholder information relating to IBC.

     In connection with the foregoing, we have (i) reviewed MSB's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1998 and MSB's Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 1999; (ii) reviewed IBC's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three calendar years ended December 31, 1998 and IBC's Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 1999; (iii) reviewed certain internal financial information and financial forecasts, relating to the business earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Downes, Inc. by MSB and IBC, respectively; (iv) held discussions with members of the senior management and board of MSB concerning the past and current results of operations of MSB, its current financial condition and management's opinion of its future prospects; (v) held discussions with members of senior management of IBC concerning the past and current results of operations of IBC, its current financial condition and management's opinion of its future prospects; (vi) reviewed the historical record of reported prices, trading volume and dividend payments for both MSB and IBC common stock; (vii) considered the current state of and future prospects for the economy of Michigan generally and the relevant market areas for MSB and IBC in particular; (viii) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (ix) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (x) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

     In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future earnings per share, the relative capitalization and capital adequacy of each of the parties, the relative asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of MSB and IBC. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by MSB and IBC and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either MSB or IBC, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either MSB or IBC.

     We have also relied on the management of MSB and IBC as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

     In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospectus of IBC following consummation of the merger.

     Based upon the subject to the foregoing, it is our opinion, that as of the date of this letter, the exchange ratio is fair to the shareholders of MSB from a financial point of view.

                  Very truly yours,
                  /s/ McConnell, Budd & Downes, Inc.
                  McConnell, Budd, & Downes, Inc.

                                                                INPCO-SPEC/PS-99